UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SAUCONY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Class A Common Stock, par value $0.33 1/3 per share, of Saucony, Inc.

Class B Common Stock, par value $0.33 1/3 per share, of Saucony, Inc.

(2)	Aggregate number of securities to which transaction applies:

2,520,647 shares of Class A Common Stock outstanding as of June 8, 2005, 4,177,850 shares of Class B Common Stock outstanding as of June 8, 2005, and options to purchase 1,314,533 shares of Class B Common Stock outstanding as of June 8, 2005 with an exercise price per share of $23.00 or less.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0001177 by the sum of: (i) the product of 6,698,497 outstanding shares of Class A Common Stock and Class B Common Stock and the merger consideration of $23.00 per share in cash and (ii) the product of 1,314,533 shares of Class B Common Stock issuable upon the exercise of outstanding options to purchase Class B Common Stock with an exercise price of $23.00 per share or less and $11.73 per share in consideration for the cancellation of such options, which is the excess of $23.00 over the weighted-average exercise per share of such options.

(4)	Proposed maximum aggregate value of transaction:

$169,489,504

(5)	Total fee paid:

$19,948.91

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[SCNY Logo]

Saucony, Inc.

13 Centennial Drive

Peabody, Massachusetts 01960

                    , 2005

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Saucony, Inc., which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on                     , 2005, at             , local time.

At the special meeting, we will ask you to consider and vote on a proposal to approve a merger agreement that we entered into with The Stride Rite Corporation and a wholly owned subsidiary of Stride Rite on June 1, 2005. If our shareholders approve the merger agreement and the merger is completed, we will become a wholly owned subsidiary of Stride Rite, and you will be entitled to receive $23.00 in cash, without interest and less any applicable withholding taxes, for each share of our Class A Common Stock and each share of our Class B Common Stock that you own.

After careful consideration, our board of directors has unanimously adopted the merger agreement and determined that the merger and the merger agreement are fair to, advisable and in the best interests of our company and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement.

The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read these materials carefully.

Your vote is very important. We are seeking approval of the merger agreement by the affirmative vote of the holders of (1) two-thirds of the outstanding shares of our Class A Common Stock entitled to vote at the special meeting and (2) two-thirds of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote at the special meeting, voting together as a single class. A failure to vote will have the same effect as a vote against the approval of the merger agreement.

Holders of approximately 49% of our Class A Common Stock and holders of approximately 25% of our Class A Common Stock and Class B Common Stock voting together as a single class have already agreed with Stride Rite, pursuant to a voting agreement, to vote in favor of the proposal to approve the merger agreement. As a result, holders of approximately 18% of our Class A Common Stock who are not a party to the voting agreement and holders of approximately 42% of our Class A Common Stock and Class B Common Stock, voting together as a single class, who are not a party to the voting agreement must vote “FOR” approval of the merger agreement in order to approve the transaction.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person at the special meeting.

Thank you for your cooperation and your continued support of Saucony, Inc.

Sincerely,

John H. Fisher

Chairman of the Board, President

and Chief Executive Officer

This proxy statement is dated                     , 2005 and is first being mailed to shareholders on or about                     , 2005.

Saucony, Inc.

13 Centennial Drive

Peabody, Massachusetts 01960

(978) 532-9000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                     , 2005

To the Shareholders of Saucony, Inc.:

We will hold a special meeting of the shareholders of Saucony, Inc. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on                     , 2005, at             , local time, to consider and act upon the following matters:

1.	To approve the Agreement and Plan of Merger dated as of June 1, 2005, among Saucony, Inc., The Stride Rite Corporation and OC, Inc., a wholly owned subsidiary of Stride Rite, pursuant to which OC will be merged with and into Saucony and each holder of shares of Saucony common stock will be entitled to receive $23.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by such holder immediately prior to the merger upon surrender of such holder’s stock certificates;

2.	To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

Only holders of record of our Class A Common Stock and our Class B Common Stock as of the close of business on                     , 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. We are seeking approval of the merger agreement by the affirmative vote of the holders of (1) two-thirds of the outstanding shares of our Class A Common Stock entitled to vote at the special meeting and (2) two-thirds of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote at the special meeting, voting together as a single class.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement.

The Saucony board of directors recommends that shareholders vote “FOR” approval of the merger agreement.

The Massachusetts Business Corporation Act does not entitle the holders of our Class A Common Stock and Class B Common Stock to seek appraisal of the fair value of their shares in connection with the merger.

By Order of the Board of Directors,

David E. Redlick, Clerk

Peabody, Massachusetts

                    , 2005

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

SUMMARY TERM SHEET

The following summary briefly describes the principal terms of the acquisition of Saucony, Inc. by The Stride Rite Corporation through the merger of OC, Inc., a wholly-owned subsidiary of Stride Rite, with and into Saucony. While this summary describes the principal terms of the merger, the proxy statement contains a more detailed description of these terms. We encourage you to read this summary together with the enclosed proxy statement before voting. We have included in this summary section references to the proxy statement to direct you to a more complete description of the topics described in this summary.

•	Stride Rite is a designer and marketer of high quality children’s footwear and athletic and casual footwear for children and adults. OC, Inc. is a wholly-owned subsidiary of Stride Rite formed for the purpose of participating in the merger. Please read “Summary—The Companies” beginning on page 1.

•	If the merger is completed:

•	Saucony will be wholly-owned by Stride Rite;

•	you will receive a cash payment of $23.00 for each share of Saucony Class A Common Stock and/or Class B Common Stock you hold, and you will not be entitled to appraisal rights under Massachusetts law;

•	you will no longer participate in our growth or in any synergies resulting from the merger; and

•	Saucony will no longer be a public company, and neither its Class A Common Stock nor its Class B Common Stock will be quoted on The Nasdaq National Market.

Please read “Questions and Answers about the Special Meeting and the Merger” beginning on page i, “The Merger—Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 23, “The Merger—Delisting and Deregistration of Saucony Common Stock” beginning on page 40, and “Appraisal Rights” beginning on page 65.

•	Saucony’s board of directors received an opinion from its financial advisor, Chestnut Securities, Inc., that the consideration of $23.00 per share is fair, from a financial point of view, to the shareholders of Saucony. Please read “The Merger—Opinion of Financial Advisor” beginning on page 26.

•	For the merger to occur, holders of at least (1) two-thirds of the outstanding shares of Saucony Class A Common Stock and (2) two-thirds of the outstanding shares of Saucony Class A Common Stock and Class B Common Stock, voting together as a single class, must approve the merger agreement. Messrs. Fisher and Gottesman, two senior executives of Saucony and members of the board of directors of Saucony, and their families and entities controlled by them collectively own approximately 49% of the outstanding shares of Saucony Class A Common Stock on the record date for the special meeting and approximately 25% of the outstanding shares of Saucony Class A Common Stock and Class B Common Stock, taken together as a single class, on such date and have agreed to vote, pursuant to a voting agreement with Stride Rite, these shares to approve the merger agreement. As a result, holders of approximately 18% of our Class A Common Stock who are not a party to the voting agreement and holders of approximately 42% of our Class A Common Stock and Class B Common Stock, voting together as a single class, who are not a party to the voting agreement must vote “FOR” approval of the merger agreement in order to approve the transaction. Please read “Special Meeting of Shareholders—Vote Required” beginning on page 13 and “The Voting Agreement” beginning on page 13.

•	If the merger agreement is terminated, Saucony will, under certain circumstances, be required to pay a termination fee to Stride Rite in an amount of $6,700,000. Please read “The Merger Agreement—Termination Fee” beginning on page 61.

S-1

•	For United States federal income tax purposes, you will generally be treated as if you sold your common stock for the cash received in the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the Saucony common stock exchanged. Please read “Material U.S. Federal Income Tax Consequences” beginning on page 45.

S-2

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting of shareholders and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should still carefully read this entire proxy statement, including each of the annexes.

In this proxy statement, the terms “we,” “us,” “our,” “our company” and “Saucony” refer to Saucony, Inc. and the term “Stride Rite” refers to The Stride Rite Corporation.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What will I be asked to vote upon at the special meeting?

A.	You will be asked to vote on the approval of the merger agreement that we have entered into with Stride Rite, pursuant to which a wholly owned subsidiary of Stride Rite will be merged with and into us and we will become a wholly owned subsidiary of Stride Rite. We will also be asking you to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of approval of the merger agreement.

Q.	What vote is required for Saucony’s shareholders to approve the merger agreement?

A.	Pursuant to the requirements of Section 156D of the Massachusetts Business Corporation Act, which we refer to as the MBCA, and the merger agreement, holders of (1) two-thirds of the outstanding shares of our Class A Common Stock entitled to vote at the special meeting and (2) two-thirds of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote at the special meeting, voting together as a single class, must vote “FOR” approval of the merger agreement. As a result of the voting agreement described below among Stride Rite and certain of our directors and executive officers, holders of approximately 18% of our Class A Common Stock who are not a party to the voting agreement and holders of approximately 42% of our Class A Common Stock and Class B Common Stock, voting together as a single class, who are not a party to the voting agreement must vote “FOR” approval of the merger agreement in order to approve the transaction. We refer to our Class A Common Stock and our Class B Common Stock collectively as our common stock.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on , 2005 are entitled to vote at the special meeting.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.

i

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	What if I do not vote?

A.	If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” approval of the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote “AGAINST” the approval of the merger agreement. With respect to the proposal to approve one or more adjournments to the special meeting, an abstention will have no effect, and the proposal will be decided by the shareholders who cast votes “FOR” and “AGAINST” that proposal.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our corporate Clerk stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of shareholders and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q.	What is the proposed transaction?

A.	Stride Rite will acquire us by merging a subsidiary of Stride Rite into us. We will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Stride Rite.

ii

Q.	If the merger is completed, what will I be entitled to receive for my shares of Class A Common Stock and Class B Common Stock and when will I receive it?

A.	You will be entitled to receive $23.00 in cash, without interest and less any applicable withholding taxes, for each share of our Class A Common Stock and each share of our Class B Common Stock that you own.

After the merger closes, Stride Rite will arrange for a letter of transmittal to be sent to each shareholder. The merger consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal, his, her or its stock certificates and any other required documentation.

Q.	Am I entitled to dissenters’ or appraisal rights?

A.	No. The Massachusetts Business Corporation Act does not entitle the holders of shares of our common stock to seek appraisal of the fair value of their shares in connection with the merger.

Q.	Why is the board of directors recommending the merger?

A.	Our board of directors believes that the merger and the merger agreement are advisable and in the best interests of Saucony and its shareholders and recommends that you approve the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see “The Merger—Reasons for the Merger and Recommendation of the Board of Directors” on page 23 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” on page 45 of this proxy statement. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?

A.	We expect the merger to be completed in the summer of 2005 following satisfaction of all conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approval of the merger agreement by our shareholders. We and Stride Rite each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on June 16, 2005. The Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act on June 24, 2005. We and Stride Rite do not believe that any foreign antitrust approvals are required to consummate the merger.

Q.	What will happen to my shares of common stock in Saucony after the merger?

A.	Following the effectiveness of the merger, your shares of our common stock will represent solely the right to receive the merger consideration, and trading in our common stock on The Nasdaq National Market will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934.

iii

Q.	Should I send in my stock certificates now?

A.	No. After the merger closes, Stride Rite will arrange for a letter of transmittal containing detailed instructions to be sent to each shareholder. The merger consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal accompanied by that shareholder’s stock certificates and any other required documentation.

PLEASE DO NOT SEND YOUR SAUCONY STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact The Altman Group, Inc., our proxy solicitor, toll-free at 1-800-591-8250.

iv

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

The Companies

SAUCONY, INC.

13 Centennial Drive

Peabody, Massachusetts 01960

(978) 532-9000

www.saucony.com

Saucony, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, designs, develops and markets performance-oriented athletic footwear, athletic apparel and casual leather footwear. Our Class A Common Stock and Class B Common Stock are quoted on The Nasdaq National Market under the symbols “SCNYA” and “SCNYB,” respectively.

THE STRIDE RITE CORPORATION

OC, INC.

191 Spring Street

Lexington, Massachusetts 02421

(617) 824-6000

www.striderite.com

The Stride Rite Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts, is a leading designer and marketer of high quality children’s footwear in the United States and is a major designer and marketer of athletic and casual footwear for children and adults. Stride Rite’s common stock is listed on the New York Stock Exchange under the symbol “SRR.”

OC, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, which we refer to as the Merger Subsidiary, is a newly formed, wholly owned subsidiary of Stride Rite. The Merger Subsidiary has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

The Merger (page 16)

Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us, and each holder of shares of our common stock will be entitled to receive $23.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by such holder immediately prior to the merger upon surrender of his or her stock certificate(s). As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Stride Rite. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 12)

The special meeting will be held on                     , 2005, at             , local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement that we have entered into with Stride Rite. We will also be asking our shareholders to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval of the merger agreement.

Record Date and Voting (pages 12-14)

Our board of directors has fixed the close of business on                     , 2005, as the record date for determining shareholders entitled to notice of and to vote at the special meeting. On the record date, we had                      outstanding shares of Class A Common Stock held by approximately              shareholders of record and                      outstanding shares of Class A Common Stock and Class B Common Stock together held by approximately              shareholders of record. We have no other class of voting securities outstanding.

Shareholders of record on the record date will be entitled to one vote per share of our Class A Common Stock on any matter that may properly come before the special meeting and any adjournment of that meeting and one vote per share of our Class B Common Stock with respect to the proposal to approve the merger agreement.

Vote Required (page 13)

Pursuant to the requirements of Section 156D of the MBCA and the merger agreement, we are seeking approval of the merger agreement by the affirmative vote of the holders of (1) two-thirds of the outstanding shares of our Class A Common Stock entitled to vote at the special meeting and (2) two-thirds of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote at the special meeting, voting together as a single class. As a result of the voting agreement described below among Stride Rite and certain of our directors and executive officers, holders of approximately 18% of our Class A Common Stock who are not a party to the voting agreement and holders of approximately 42% of our Class A Common Stock and Class B Common Stock, voting together as a single class, who are not a party to the voting agreement must vote “FOR” approval of the merger agreement in order to approve the transaction. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” approval of the merger agreement.

The affirmative vote of the holders of a majority of the shares of our Class A Common Stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

Voting Agreement (page 64)

At Stride Rite’s request, John H. Fisher, the chairman of our board of directors and our president and chief executive officer; Charles A. Gottesman, the vice chairman of our board of directors and our executive vice president, business development; and members of their respective families and trusts and other entities through which each of Messrs. Fisher and Gottesman beneficially owns or has sole or shared voting power with respect to shares of our common stock have entered into a voting agreement, a copy of which is attached as Annex B to this proxy statement. Pursuant to the voting agreement, each shareholder has agreed, among other things:

•	to vote his, her or its shares of our common stock to approve the merger agreement,

•	to vote against any other proposal or offer to acquire our company, and

•	to appoint Stride Rite as his, her or its proxy with respect to the voting of his, her or its shares if any such shareholder is unable to perform his, her or its obligations under the voting agreement.

The individuals, trusts and other entities signing the voting agreement own approximately 49% of the outstanding shares of our Class A Common Stock on the record date for the special meeting and approximately 25% of the outstanding shares of our Class A Common Stock and Class B Common Stock, taken together as a single class, on such date.

Our Board’s Recommendation (page 12)

Our board of directors has unanimously approved the merger and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of our company and our shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement at the special meeting.

Reasons for the Merger and Recommendation of our Board (page 23)

In the course of reaching its decision to adopt the merger agreement and approve the merger, our board of directors considered a number of factors, including the following:

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders;

•	the $23.00 per share, without interest, to be paid as the consideration in the merger represents a 19% premium over $19.32, the average of the closing prices of our Class A Common Stock and Class B Common Stock on June 1, 2005, the trading day prior to the announcement of the merger, and a 17% premium over $19.60, the average of the closing prices of our Class A Common Stock and Class B Common Stock for the four weeks prior to announcement of the merger;

•	the process undertaken to solicit third party offers to acquire our company and the fact that we received only one other offer to acquire our company;

•	the financial presentation of Chestnut Securities, including its opinion, which is attached as Annex C to this proxy statement, that, as of June 1, 2005, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to those holders;

•	current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $23.00 per share to be paid as consideration in the merger;

•	historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position, current industry and economic conditions, and our prospects if we were to remain an independent company;

•	the terms and conditions of the merger agreement, including the ability of our board, under certain circumstances, to furnish information to and engage in negotiations with a third party and, upon the payment to Stride Rite of a termination fee of $6.7 million, to terminate the merger agreement to accept a superior proposal; and

•	the likelihood that the merger will be consummated, in light of the limited conditions to Stride Rite’s obligation to complete the merger, Stride Rite’s financial capability, and the absence of any financing condition to Stride Rite’s obligation to complete the merger.

Opinion of Financial Advisor to the Board of Directors (page 26)

Chestnut Securities, Inc., which we refer to as Chestnut Securities, delivered to our board of directors an opinion that, as of the date of the opinion and subject to the various assumptions and limitations set forth in the opinion, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Chestnut Securities, dated June 1, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement.

Conditions to the Merger (page 57)

Neither we nor Stride Rite is required to complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the approval of the merger agreement by our shareholders;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, which we refer to as the HSR Act;

•	the absence of any applicable law or legal ruling that would make the merger illegal or would otherwise prohibit the consummation of the merger; and

•	other customary closing conditions specified in the merger agreement.

No Solicitation (page 54)

We have agreed that neither we, our subsidiaries nor any of our or our subsidiaries’ representatives will, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any of the following (which we refer to as an acquisition proposal):

•	a proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, share exchange or other business combination involving us and our subsidiaries, taken as a whole;

•	a proposal for the issuance by us of over 20% of our equity securities; or

•	a proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of us and our subsidiaries;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any of our common stock; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any non-public information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, an acquisition proposal.

However, under specified circumstances, we may:

•	furnish information to a third party making an acquisition proposal that our board of directors determines in good faith, after consultation with outside counsel and its financial advisors, is reasonably likely to lead to a superior proposal (described below), provided, that we enter into a confidentiality agreement with that third party (which we refer to as a qualified bidder) that is not materially less restrictive of the qualified bidder than the confidentiality agreement between us and Stride Rite (excluding any standstill provision); and

•	engage in discussions or negotiations with a qualified bidder regarding any such acquisition proposal.

We may not take any of the actions described above unless we have notified Stride Rite orally, with written confirmation to follow (within 24 hours of knowledge of the actual receipt of an acquisition proposal), of our receipt of the acquisition proposal from the qualified bidder, the material terms and conditions of the acquisition proposal and the identity of the qualified bidder. In addition, we must promptly notify Stride Rite if we have begun to furnish non-public information to, or to participate in negotiations or substantive discussions with, the qualified bidder making the acquisition proposal, and we must promptly advise Stride Rite orally, with written confirmation to follow (within 24 hours of knowledge of the actual receipt of any material change in the terms of any such acquisition proposal), of any material change in the terms of the acquisition proposal.

In addition, our board of directors, may not:

•	withhold, withdraw or modify, or publicly propose to withdraw or modify, the approval or recommendation by our board to vote in favor of the merger agreement;

•	cause or permit us to enter into a letter of intent, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an acquisition proposal; or

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, an acquisition proposal.

However, at any time before our shareholders approve the merger agreement, our board of directors may, in response to a superior proposal that did not result from a breach by us of these provisions, take any such action if our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. If our board of directors determines to withhold, withdraw or modify its recommendation, it may do so only on or after the third business day after Stride Rite has received written notice from us advising Stride Rite that our board desires to withdraw or modify the recommendation due to a superior proposal.

The merger agreement defines a superior proposal as a third party’s unsolicited, bona fide written proposal to acquire all of our and our subsidiaries’ equity securities or consolidated total assets, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of assets, which proposal our board determines in its good faith judgment (after consultation with its financial advisor and taking into account all the terms and conditions of such proposal and the merger (including any proposal by Stride Rite to amend the terms of the merger agreement), including any closing conditions and the likelihood of such transaction closing), to be more favorable to the holders of our common stock from a financial point of view than the merger, provided, that no acquisition proposal will be deemed to be a superior proposal if any required financing is not then committed unless in the good faith judgment of our board such financing is reasonably likely to be committed.

Termination of the Merger Agreement (page 60)

We, Stride Rite and the Merger Subsidiary may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our shareholders have approved the merger agreement.

Either we or Stride Rite can terminate the merger agreement if:

•	the merger has not been consummated by November 30, 2005, unless the terminating party’s failure to fulfill any obligation under the merger agreement was a principal cause of or resulted in the failure of the merger to occur on or before such date;

•	a governmental entity has issued a nonappealable final order or ruling or taken any other nonappealable final action that has the effect of permanently restraining or otherwise prohibiting the merger; or

•	our shareholders fail to approve the merger agreement at the special meeting, unless the terminating party is in material breach of or has materially failed to fulfill its obligations under the merger agreement and such breach or failure is the principal cause of not obtaining the shareholder approval.

Stride Rite can terminate the merger agreement if:

•	(1) our board of directors withdraws, modifies or changes or publicly announces an intention to withdraw, modify or change its recommendation that our shareholders approve the merger agreement in a manner adverse to Stride Rite, (2) our board of directors fails to reconfirm its recommendation within 10 business days after Stride Rite requests reconfirmation when we have received an acquisition proposal or material amendment to an acquisition proposal, (3) our board of directors approves or recommends or publicly announces an intention to approve or recommend to our shareholders an acquisition proposal (other than the merger), (4) our board of directors recommends that our shareholders tender their shares in a tender offer or exchange offer or within 10 business days after the commencement of a tender offer or exchange offer, fails to recommend against acceptance of such offer or makes no recommendation, or (5) we materially breach our no-solicitation obligation or our obligation to call and hold a shareholders meeting to vote on the merger agreement; or

•	we breach or fail to perform any of our representations or agreements, which breach or failure to perform (1) would cause Stride Rite’s conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach or failure to perform.

We can terminate the merger agreement if:

•	in accordance with the no-solicitation provision of the merger agreement, we enter into a definitive agreement to effect a superior proposal, provided, that before terminating the merger agreement:

•	we have provided Stride Rite with three business days prior written notice of our decision to terminate the merger agreement;

•	Stride Rite has not, before 5:00 p.m. Massachusetts time on the second business day of the three business day period, made an offer that in our board’s judgment after consultation with outside counsel and its financial advisor is at least as favorable to our shareholders as the superior proposal; and

•	we have paid or pay Stride Rite at the time of termination the termination fee described below; or

•	Stride Rite or the Merger Subsidiary breaches or fails to perform any of its representations or agreements, which breach or failure to perform (1) would cause our conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach or failure to perform.

Termination Fee; Expenses (page 61)

We will be required to pay Stride Rite a termination fee of $6.7 million if:

•	Stride Rite terminates the merger agreement because:

•	our board of directors withdraws, modifies or changes or publicly announces an intention to withdraw, modify or change its recommendation that our shareholders approve the merger agreement in a manner adverse to Stride Rite;

•	our board of directors fails to reconfirm its recommendation within 10 business days after Stride Rite requests reconfirmation when we have received an acquisition proposal or material amendment to an acquisition proposal;

•	our board of directors approves or recommends or publicly announces an intention to approve or recommend to our shareholders an acquisition proposal (other than the merger); or

•	our board of directors recommends that our shareholders tender their shares in a tender offer or exchange offer or within 10 business days after the commencement of a tender offer or exchange offer, fails to recommend against acceptance of such offer or makes no recommendation;

•	we terminate the merger agreement to enter into a definitive agreement to effect a superior proposal under the circumstances described above; or

•	within 12 months of the termination of the merger agreement by us or Stride Rite due to the failure of our shareholders to approve the merger agreement at the special meeting, we shall have consummated an acquisition proposal or entered into a definitive agreement providing for an acquisition proposal and prior to our shareholder meeting there shall have been a public announcement of an acquisition proposal that had not been absolutely and unconditionally withdrawn or abandoned, provided that, solely for purposes of this bullet, all references to “20%” in the definition of acquisition proposal mean “50%”.

We are required to reimburse Stride Rite for up to $1 million in expenses it incurs relating the transactions contemplated by the merger agreement if (1) we or Stride Rite terminate the merger agreement because the November 30, 2005 deadline for the closing of the merger is not satisfied due to our failure to satisfy Stride Rite’s conditions to closing with respect to our representations and warranties being true and correct as of the closing date and our performance of our obligations under the merger agreement required to be performed on or before the closing date, or (2) Stride Rite terminates the merger agreement due to our breach of or failure to perform any of our representations, warranties or covenants that causes Stride Rite’s conditions to closing not be satisfied after a 20-day cure period.

Stride Rite is required to reimburse us for up to $1 million in expenses we incur relating the transactions contemplated by the merger agreement if (1) we or Stride Rite terminate the merger agreement because the November 30, 2005 deadline for the closing of the merger is not satisfied due to Stride Rite’s or the Merger Subsidiary’s failure to satisfy our conditions to closing with respect to Stride Rite’s and the Merger Subsidiary’s representations and warranties being true and correct as of the closing date and their performance of their obligations under the merger agreement required to be performed on or before the closing date, or (2) we terminate the merger agreement due to Stride Rite’s or the Merger Subsidiary’s breach of or failure to perform any of their respective representations, warranties or covenants that causes our conditions to closing not to be satisfied after a 20-day cure period.

Regulatory Matters (page 45)

Under the provisions of the HSR Act, we and Stride Rite may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Stride Rite each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on June 16, 2005 and, in accordance with the merger agreement, have requested “early termination” of the waiting period. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on June 24, 2005. We and Stride Rite do not believe that any foreign antitrust approvals are required to consummate the merger.

Appraisal Rights (page 65)

Massachusetts law does not entitle the holders of shares of our common stock to seek appraisal of the fair value of their shares in connection with the merger.

Federal Income Tax Consequences (page 45)

If the merger is completed, the exchange of common stock by our shareholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.

Stock Options and Employee Stock Purchase Plan (page 47)

Each outstanding stock option of our company, whether or not exercisable, will be accelerated and become exercisable in full immediately prior to the completion of the merger. Upon consummation of the merger, each such outstanding stock option will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (1) the excess, if any, of $23.00 over the per share exercise price for the option multiplied by (2) the number of shares of our common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to the completion of the merger.

We have agreed to terminate our 2001 Employee Stock Purchase Plan as of or prior to the effective time of the merger. We also have agreed not to commence any new offering periods under our 2001 Employee Stock Purchase Plan on or after August 15, 2005.

Interests of Our Directors and Executive Officers in the Merger (page 40)

In considering the recommendation of our board of directors with respect to the approval of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our shareholders. Our board of directors was aware of these interests, which include those summarized below, and considered them, among other matters, in adopting the merger agreement:

•	Our directors and executive officers holding stock options, whether vested or unvested, will receive cash payments at the closing of the merger in settlement of the stock options in an aggregate amount of approximately $12,296,067.

•	Upon the closing of the merger, John H. Fisher, our chairman, president and chief executive officer, will receive a cash payment of approximately $2.87 million and Charles A. Gottesman, our vice chairman and executive vice president, business development, will receive a cash payment of approximately $2.40 million pursuant to their executive benefit agreements with us. As described below under the caption “The Merger - Interests of our Directors and Executive Officers in the Merger - Executive Benefit Agreements,” these cash payments were reduced from payments of approximately $4.66 million and $3.46 million, respectively, under the original executive retention agreements. Messrs. Fisher and Gottesman may also be entitled to certain additional payments and benefits pursuant to the terms of their executive retention agreements with us, as amended by their executive benefit agreements.

•	Mr. Fisher will be entitled to receive cash payments of up to approximately $337,500 pursuant to his consulting agreement with Stride Rite.

•	Other executive officers of our company will be entitled to receive retention amounts pursuant to retention agreements with us and severance payments pursuant to an executive severance plan of our company under specified circumstances.

The following table sets forth the compensatory payments that our executive officers and directors are expected to receive as a result of the merger:

Name	Executive Benefit Agreements	Retention Agreements(1)	Consulting Agreement	Approximate Option Settlement Amounts	Total
Executive Officers
John H. Fisher	$2,866,041	$—	$337,500	$1,636,242	$4,839,783
Charles A. Gottesman	2,404,190	—	—	1,636,242	4,040,432
Michael Umana	—	300,000	—	2,946,880	3,246,880
Samuel S. Ward	—	185,000	—	1,568,683	1,753,683
Michael Jeppesen	—	213,637	—	1,565,164	1,778,801
Roger P. Deschenes	—	146,385	—	452,394	598,779
Brian J. Enge	—	176,550	—	1,563,161	1,739,711

Directors
John J. Neuhauser	—	—	—	645,216	645,216
Robert J. LeFort, Jr.	—	—	—	190,435	190,435
Jonathan O. Lee	—	—	—	91,650	91,650

	$5,270,231	$1,021,572	$337,500	$12,296,067	$18,925,370

(1)	The Retention Agreements provide for two equal payments, both of which are subject to conditions. The amounts included in the table under the heading “Retention Agreements” assume that both payments are made to all eligible executives. Please read “The Merger - Interests of our Directors and Executive Officers in the Merger - Retention Agreements” beginning on page 43.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the requirement that our shareholders approve the merger agreement with Stride Rite;

•	failure to satisfy other conditions to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 and our most recent Quarterly Report on Form 10-Q.

See “Where You Can Find More Information” on page 73. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Saucony will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on                     , 2005, at         , local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

•	to consider and vote on the proposal to approve the Agreement and Plan of Merger dated as of June 1, 2005, among Saucony, Stride Rite and a wholly owned subsidiary of Stride Rite, a copy of which is attached as Annex A to this proxy statement;

•	to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Our Board’s Recommendation

Our board of directors has unanimously approved the merger and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of our company and our shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement at the special meeting.

Record Date; Stock Entitled to Vote

The holders of record of shares of our common stock as of the close of business on                     , 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately                      shares of our Class A Common Stock outstanding held by approximately              shareholders of record and approximately              shares of our Class B Common Stock outstanding held by approximately              shareholders of record.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the special meeting is the presence (in person or represented by proxy) of holders representing (1) a majority of the shares of our Class A Common Stock issued and outstanding as of the record date and (2) a majority of the shares of our Class A Common Stock and Class B Common Stock, taken together, issued and outstanding as of the record date. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

Vote Required

Pursuant to the requirements of Section 156D of the MBCA and the merger agreement, we are seeking the approval of the merger agreement by the affirmative vote of holders of (1) two-thirds of the outstanding shares of our Class A Common Stock entitled to vote at the special meeting and (2) two-thirds of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote at the special meeting, voting together as a single class. As a result of the voting agreement described below among Stride Rite and certain of our directors and executive officers, holders of approximately 18% of our Class A Common Stock who are not a party to the voting agreement and holders of approximately 42% of our Class A Common Stock and Class B Common Stock, voting together as a single class, who are not a party to the voting agreement must vote “FOR” approval of the merger agreement in order to approve the transaction.

Each holder of record on the record date will be entitled to one vote per share of our Class A Common Stock on any matter that may properly come before the special meeting and any adjournment of that meeting and one vote per share of our Class B Common Stock with respect to the proposal to approve the merger agreement. Failure to vote your proxy or to vote in person will have the same effect as a vote “AGAINST” approval of the merger agreement.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” approval of the merger agreement.

Voting Agreement

At Stride Rite’s request, John H. Fisher, Charles A. Gottesman and members of their respective families and trusts and entities through which each of Messrs. Fisher and Gottesman beneficially owns or has sole or shared voting power with respect to shares of our common stock, have entered into a voting agreement, a copy of which is attached as Annex B to this proxy statement. Pursuant to the voting agreement, each shareholder has agreed, among other things:

•	to vote his, her or its shares of our common stock to approve the merger agreement;

•	to vote against any other proposal or offer to acquire our company; and

•	to appoint Stride Rite as his, her or its proxy with respect to the voting of his, her or its shares if any such shareholder is unable to perform his, her or its obligations under the voting agreement.

The shareholders signing the voting agreement together represent approximately 49% of the outstanding shares of our Class A Common Stock on the record date for the special meeting and approximately 25% of the outstanding shares of our Class A Common Stock and Class B Common Stock, taken together as a single class, on such date.

If the merger agreement is terminated for any reason, including by us in order to accept an offer from a third party that our board of directors determines to be more favorable to our shareholders than the merger agreement, the voting agreement will also terminate.

Voting

Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of approval of the merger agreement.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact The Altman Group, Inc., our proxy solicitor, toll free at 1-800-591-8250.

Shareholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the corporate Clerk of Saucony at 13 Centennial Drive, Peabody, Massachusetts 01960, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

We have retained The Altman Group to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $8,000 plus expenses relating to the solicitation.

Proposal to Approve Adjournment of the Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the shares of our Class A Common Stock present in person or by proxy and entitled to vote at the special meeting. The failure to vote shares of our Class A Common Stock would have no effect on the approval of the adjournment proposal.

Our board recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. Our board retains full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any of our shareholders.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

THE MERGER

Background of the Merger

We regularly evaluate different strategies for improving our competitive position and enhancing shareholder value. As part of these evaluations, we have, from time to time, considered various strategic alternatives in pursuing our business plan as an independent entity, including acquisitions, divestitures and business combinations. In addition, at various times, our management and board of directors have discussed the status of our company within the footwear and apparel industries. As a result of these discussions, our board had concluded that the athletic footwear industry had become more competitive in recent years and that the risk of remaining independent had increased as fashion trends played a more important role in developing, sourcing and marketing products that would appeal to retail consumers. In addition, recent increases in the costs of operating as a public company led our board to question whether to continue the company as a standalone business.

Our board of directors held a meeting on July 30, 2004 to discuss strategic alternatives for the company, including a possible sale of the company, and the process we would undertake in considering strategic alternatives. Based in part on our financial results in 2003 and for the first two quarters of 2004 and on conditions in the capital markets, our board believed that the second half of 2004 would be a favorable time to initiate such a process. At the July 30, 2004 meeting, our board approved the engagement of Chestnut Securities, Inc. as our financial advisor in connection with pursuing potential strategic alternatives for the company. On August 2, 2004, we entered into an engagement letter with Chestnut Securities.

On August 2, 2004, we issued a press release announcing that we had retained Chestnut Securities to assist us in our analysis and consideration of various strategic alternatives that may be available to us, including a possible sale of the company.

On August 18, 2004, our board of directors participated in a telephonic meeting at which Chestnut Securities provided an update on its preliminary activities on our behalf. These activities focused primarily on identifying potential acquirers of our company. Chestnut Securities’ preliminary analysis suggested that a potential acquisition of our company would be a viable strategic alternative to pursue that would address the issues our board had previously identified with respect to the competitiveness of our industry and our increased costs of being a public company. Based on the update provided by Chestnut Securities and other factors our board considered, our board determined to initiate a process to seek an acquirer of our company.

During September 2004, we instructed our counsel, Wilmer Cutler Pickering Hale and Dorr LLP, whom we refer to as Wilmer Hale, to prepare a form merger agreement and form voting agreement to send to potential bidders for our company. In the fall of 2004, we began to identify weakness in demand for our athletic shoes, particularly in domestic markets. This weakness continued over the course of our process of exploring our strategic alternatives, leading us to adopt more conservative financial projections on several occasions during the process and resulting in lower revenues, backlog and net income in the first quarter of 2005 as compared to the comparable period in 2004.

In October and November 2004, Chestnut Securities contacted 46 potential bidders and instructed them as to the bidding procedures for a possible purchase of our company. Twenty-five potential bidders signed confidentiality agreements with us. Each of these confidentiality agreements imposed a standstill obligation on the potential bidder. As part of this process, during October and early November 2004, seven companies, including Stride Rite, submitted written first round indications of interest in acquiring our company.

On November 4, 2004, our board of directors held a meeting at which Chestnut Securities reviewed the status of the sale process, including the identities of the companies that had submitted indications of interest and the terms of these proposals. Interested companies included both strategic and financial purchasers. Our board of directors discussed with Chestnut Securities the fact that some of the strategic purchasers were public companies with relatively low trading volumes in their shares and market capitalizations that might limit near term liquidity for our shareholders and that a cash transaction with one of these prospective strategic buyers likely would be more beneficial to our shareholders than a stock-for-stock merger transaction. Our board also recognized that financial purchasers would likely only offer cash consideration in any transaction. As a result, our board concluded that a cash merger likely would be the most attractive structure for an acquisition of our company, although the board remained open to considering a stock merger with a buyer that could offer a good quality and liquid security.

Also in November 2004, John H. Fisher, our chairman, president and chief executive officer, and Michael Umana, our executive vice president, chief operating officer and chief financial officer, as well as other officers of our company and representatives of Chestnut Securities, conducted individual management presentations and due diligence meetings with six companies that had submitted indications of interest in October and November 2004. In late December 2004, we instructed Wilmer Hale to send a form merger agreement, form voting agreement and draft disclosure schedules to the merger agreement to six bidders, one of whom was Stride Rite.

In December 2004, we discovered environmental contamination at our facility in East Brookfield, Massachusetts. We acquired this facility as part of an asset purchase in March 1985. We believe the contamination is the result of manufacturing activities that took place in the facility in the early and mid-1900s when this facility was owned and operated by an unrelated party. We have notified state and local environmental and health authorities and are working with environmental consultants, engineers and attorneys to further investigate and address the measures that we must take with respect to our obligations under environmental laws. In the fourth quarter of 2004, we established a reserve of $2.275 million to address the environmental conditions at this facility.

In early January 2005, Chestnut Securities engaged in discussions with those bidders who received the form merger and voting agreements. Based on those discussions, two bidders, one of whom was Stride Rite, indicated that they each would likely submit second round bids for the purchase of our company. In mid-January, Chestnut Securities held discussions with Lane, Berry & Co. International, LLC, the financial advisor to Stride Rite, and with the other remaining bidder. On January 13, 2005, Stride Rite and the other bidder submitted their respective comments to the form merger and voting agreements.

On January 19, 2005, Stride Rite submitted a second round bid to Chestnut Securities and us, proposing to purchase through a cash merger 100% of the outstanding shares of our Class A Common Stock and Class B Common Stock for $25.00 in cash per share and to cause the vesting of any unvested options to be accelerated in full and to pay optionees in cash the excess of $25.00 over the applicable exercise price per share multiplied by the number of shares represented by the option. Also on January 19, 2005, the other bidder informed Chestnut Securities by letter that, while it remained interested in pursuing a potential transaction with us, it had decided not to send us a second round bid at that time.

On January 22, 2005, our board of directors held a telephonic meeting to discuss the bid from Stride Rite and the letter from the other bidder, including, as to the Stride Rite bid, the financial and other material terms and conditions, remaining due diligence requests and likely timing to complete a transaction. The board also discussed with Chestnut Securities any possible continuing interest of other companies with respect to a purchase of our company. Wilmer Hale advised our board on various legal issues relating to the proposals, including the fiduciary duties of the board in the context of a sale of our company for cash.

On January 24, 2005, Stride Rite submitted a revised bid to Chestnut Securities and us, which increased Stride Rite’s proposed cash purchase price per share from $25.00 to $26.00. On January 25, 2005, Wilmer Hale discussed with Stride Rite’s General Counsel and Stride Rite’s outside counsel certain issues raised by Stride Rite’s comments to the merger agreement and voting agreement and the process for revising those agreements. On January 27, 2005, Wilmer Hale distributed a revised merger agreement and voting agreement to Stride Rite. On February 3, 2005, Stride Rite informed Chestnut Securities that Stride Rite had decided not to proceed with the proposed purchase of our company at that time because of concerns about our backlog levels.

After February 3, 2005, Chestnut Securities had several calls with the other bidder who decided not to submit a second round bid on January 19, 2005 to discuss the other bidder’s interest in re-opening discussions with us. As a result of these calls, our management team met with the other bidder’s management team on March 8, 2005. During this period, Chestnut Securities also continued telephone conversations with the financial advisor to Stride Rite.

On March 2, 2005, our board of directors held a telephonic meeting to receive a report from Chestnut Securities about, and to discuss, our strategic options, including the possibility of an extraordinary cash dividend as well as the possible resumption of the sale process based on recent discussions between Chestnut Securities and Stride Rite’s financial advisor and between Chestnut Securities and the other bidder.

On March 3, 2005, Chestnut Securities spoke with the other bidder concerning the potential attendees and agenda for a possible meeting between our management team and the other bidder. On March 8, 2005, we held a meeting with the other bidder and the other bidder’s financial advisor to update them on our financial results and prospects.

On March 10, 2005, Chestnut Securities spoke with the other bidder concerning the other bidder’s interest in our business and the other bidder’s concerns about the environmental issues relating to our Brookfield, Massachusetts facility.

On March 11, 2005, Chestnut Securities held a discussion with representatives of Stride Rite confirming that Stride Rite was interested in reinitiating direct discussions with us. On March 15, 2005, Chestnut Securities communicated with the financial advisor for Stride Rite to discuss potential attendees, location and agenda for a meeting between our management team and representatives of Stride Rite to update Stride Rite on our business. In addition, Chestnut Securities and Stride Rite’s financial advisor discussed the need to have our and Stride Rite’s environmental counsel meet to discuss Brookfield environmental matters.

Also on March 15, 2005, our environmental counsel spoke with a representative of the other bidder. Several additional conversations were held between our environmental counsel, the other bidder and the other bidder’s environmental counsel later that week and on March 22, 2005 concerning Brookfield environmental matters.

On March 21, 2005, members of our management team met with representatives of Stride Rite and its financial advisor to update Stride Rite on our business. On March 29, 2005, Chestnut Securities held a conversation with the financial advisor for Stride Rite concerning Stride Rite’s desire to proceed with making a formal new bid.

Beginning in mid-March 2005, at the direction of our board of directors, Chestnut Securities began to explore a leveraged recapitalization of our company pursuant to which we would execute a bank financing transaction and use the proceeds of the financing, together with other cash of ours, to pay a significant cash dividend to our shareholders. On March 30, 2005, Chestnut Securities sent packages to five financial institutions to determine whether any of such institutions would be interested in providing the financing for such a transaction. We decided not to pursue this alternative when the bidding process with respect to a sale of our company resumed as our board believed that a merger transaction was more attractive than a leveraged recapitalization.

Between March 29, 2005 and April 1, 2005, Chestnut Securities and our environmental counsel spoke with the other bidder concerning the other bidder’s concerns about the Brookfield environmental issues and the other bidder’s desire to submit a new bid at a price that would be subject to adjustment based on environmental remediation issues relating to our Brookfield facility.

On March 30, 2005, our environmental counsel briefed Stride Rite’s environmental counsel on Brookfield environmental matters. On March 31, 2005, Chestnut Securities and our environmental counsel met with a member of Stride Rite’s management team and Stride Rite’s environmental counsel and financial advisor to provide a detailed overview of the Brookfield environmental matter. On April 6, 2005, Chestnut Securities spoke with the financial advisor for Stride Rite concerning Stride Rite’s continuing interest in submitting a new bid.

On April 8, 2005, Stride Rite submitted a new bid to Chestnut Securities. In its new bid, Stride Rite proposed to purchase 100% of the outstanding shares of our Class A Common Stock and Class B Common Stock for $23.00 in cash per share and to cause the vesting of any unvested options to be accelerated in full and to pay optionees in cash the excess of $23.00 over the applicable exercise price per share multiplied by the number of shares represented by the option. On April 12, 2005, our counsel met at the offices of Wilmer Hale with the General Counsel of Stride Rite and Stride Rite’s outside counsel to discuss the merger agreement and voting agreement and due diligence in connection with a possible transaction. Also on April 12, 2005, following conversations between Chestnut Securities and Stride Rite’s financial advisor, Stride Rite’s financial advisor informed us that Stride Rite was prepared to increase its proposed cash purchase price per share from $23.00 to $23.50.

On April 11, 2005 and April 15, 2005, our environmental counsel spoke with Stride Rite’s environmental counsel concerning the status of the environmental assessment at our Brookfield facility. On April 13, 2005, our environmental counsel spoke with the other bidder’s environmental counsel concerning the possibility of obtaining insurance covering the potential environmental exposure relating to our Brookfield facility.

On the evening of April 14, 2005, the other bidder submitted a new bid to Chestnut Securities. In its new bid, the other bidder proposed to purchase 100% of the outstanding shares of our Class A Common Stock and Class B Common Stock for $25.00 in cash per share and to convert unvested employee stock options ratably into the other bidder’s restricted stock or stock option grants. The bid also imposed a requirement that our management rollover and subject to continued vesting a portion of their options and potentially other equity. The bid also contained an exclusivity covenant requiring that we immediately cease any discussions or negotiations with any other party with respect to a takeover proposal involving us and a deadline requiring that the other bidder’s offer be accepted by 5:00 p.m. on April 15, 2005 or the bid would expire. Despite several requests to the other bidder’s financial advisor by Chestnut Securities for the other bidder to extend this deadline, the other bidder declined to do so.

On April 15, 2005, our board of directors held a telephonic meeting to discuss with Chestnut Securities and Wilmer Hale the bids received from Stride Rite and the other bidder. At the meeting, Chestnut Securities and Wilmer Hale provided our board with the details of each bid.

On April 16, 2005, Mr. Fisher and our financial advisor and Stride Rite’s chief executive officer, David Chamberlain, and Stride Rite’s financial advisor met in person to discuss Stride Rite’s continuing interest in acquiring us. At the meeting, our financial advisor encouraged Stride Rite to increase its proposed cash purchase price.

On April 19, 2005, our board of directors held a telephonic meeting to discuss the sale process. Chestnut Securities and Wilmer Hale described the bids received from Stride Rite and the other bidder. Our board of directors discussed the merits of each bid. Our board determined that the Stride Rite bid was more favorable to the company and our shareholders than the other bid because, among other things, the other bidder’s bid imposed a requirement that our management rollover and subject to continued vesting a portion of their options and potentially other equity. In particular, our board of directors was concerned that, because members of our management were not contractually required to agree to the proposed rollover arrangements, such members of management might not agree to enter into these arrangements and that, even if they did agree, it would be time-consuming to negotiate these arrangements. In addition, although the other bidder’s bid did not include conditions relating to the environmental issues at our Brookfield, Massachusetts facility that had previously been raised by the other bidder, based on the course of the discussions, our board believed that it would be easier to negotiate merger agreement provisions relating to these matters with Stride Rite than with the other bidder. Our board’s belief was based on Stride Rite’s agreement that the environmental issues at our Brookfield, Massachusetts facility would not constitute a breach of our representations or warranties in the merger agreement or give rise to a material adverse effect that would otherwise have permitted Stride Rite not to close the merger. As a result, our board concluded that a transaction with the other bidder would be significantly more difficult and less likely to consummate than a transaction with Stride Rite. Accordingly, our board voted to authorize us to enter into a non-binding letter of intent with Stride Rite relating to a possible acquisition of our company.

Following further negotiations between Chestnut Securities and the financial advisor to Stride Rite, on April 21, 2005, Stride Rite increased in writing its proposed cash purchase price per share from $23.00 to $25.00. Also, on April 21, 2005, we and Stride Rite executed a non-binding letter of intent for the purchase by Stride Rite of 100% of the outstanding shares of our Class A Common Stock and Class B Common Stock for $25.00 in cash per share, the full vesting of any unvested options and the payment to each option holder in cash of an amount equal to the excess of $25.00 over the applicable exercise price per share multiplied by the number of shares represented by the option. Under the letter of intent, we granted Stride Rite a 30-day exclusivity period expiring on May 21, 2005.

During May 2005, Wilmer Hale and Stride Rite’s outside counsel spoke by telephone and met in person to resolve the outstanding issues related to the merger agreement, the voting agreement and the disclosure schedules to the merger agreement. In addition, representatives of Stride Rite, including its officers, financial advisor, accountants and counsel, conducted and completed an extensive due diligence investigation of our company, which included attending meetings with our management, reviewing documents and visiting our facilities. On May 20, 2005, we agreed to extend the exclusivity period under the letter of intent with Stride Rite to expire on May 28, 2005.

At a meeting on May 27, 2005 between Mr. Fisher and Mr. Chamberlain, Mr. Chamberlain proposed a revised cash purchase price of $23.00 per share based on Stride Rite’s continuing concerns relating to our lower level of actual and projected revenues in 2005 in comparison with 2004 and our lower backlog in 2005 in comparison with 2004. Also at this meeting, Mr. Chamberlain provided Mr. Fisher with a draft consulting agreement to be entered into with Stride Rite. Mr. Fisher did not comment on the agreement and, later that day, Chestnut Securities and Mr. Fisher advised Mr. Chamberlain and Stride Rite’s financial advisor that Mr. Fisher would not entertain or negotiate a consulting agreement until after a merger agreement was signed. After discussions with our board of directors regarding these matters, we instructed Chestnut Securities to negotiate a counter proposal with Stride Rite for a cash purchase price of $24.00 per share.

After further discussions between our financial advisor and Stride Rite’s financial advisor between May 27 and May 31, 2005, Stride Rite’s management advised us that it would propose to the Stride Rite board a cash purchase price of $24.00 per share, subject to final review and approval of the purchase price by Stride Rite’s board at its meeting scheduled for June 1, 2005.

On May 31, 2005, our board of directors held a special meeting at the offices of Wilmer Hale to review Stride Rite’s revised proposal and the terms of the draft merger agreement and the draft voting agreement. During this meeting, Chestnut Securities gave a financial presentation to our board regarding the proposed transaction. Also during this meeting, Wilmer Hale reviewed the board’s fiduciary duties in connection with the proposed transaction and made detailed presentations to our board regarding the key terms of the draft merger agreement, the draft voting agreement and the draft executive benefit agreements to be entered into by us, Stride Rite and each of Mr. Fisher and Charles A. Gottesman, our vice chairman and executive vice president, business development. Our board considered and discussed extensively with Chestnut Securities and Wilmer Hale the economic and legal considerations of the proposed transaction with Stride Rite. Our board also considered the option of remaining an independent company. However, in light of the increasingly competitive nature of our industry, the softness in demand for our products beginning in the fall of 2004 that resulted in lower revenues, backlog and net income in the first quarter of 2005 as compared to the first quarter of 2004 and the increased compliance and other costs associated with being a public company, our board concluded that it was preferable to proceed with a sale of our company to Stride Rite.

On June 1, 2005, Stride Rite’s board of directors held a special meeting to consider the proposed acquisition of our company. Stride Rite’s board continued to have concerns relating to our revenues and backlog for 2005 in comparison with 2004, as discussed above. Accordingly, the Stride Rite board determined that it was prepared to proceed with the acquisition at $23.00 per share in cash, but not at $24.00 per share. The Stride Rite board then adjourned its meeting until later on June 1, 2005.

The financial advisor for Stride Rite then telephoned our financial advisor to discuss this proposed price reduction. Following this conversation, there was a telephone conversation between Mr. Fisher and our financial advisor and Mr. Chamberlain and Stride Rite’s financial advisor. In the course of this conversation, Mr. Fisher and our financial advisor advised Mr. Chamberlain and Stride Rite’s financial advisor that any price reduction would require a reduction in the proposed termination fee to be paid by us in the event of certain types of terminations of the merger agreement from $9.0 million to $6.7 million and certain changes to the merger agreement that we believed would enhance the certainty of closing occurring. Stride Rite responded that it was prepared to accept these modifications of the merger agreement.

Our board of directors then held a special telephonic meeting. During this meeting, our board discussed the $23.00 cash per share purchase price that the Stride Rite board had proposed. Our board also reviewed the terms of the merger and voting agreements and considered the changes to the merger agreement to be made in response to Stride Rite’s revised purchase price proposal. Chestnut Securities discussed with our board Stride Rite’s revised proposal and provided an oral opinion, later confirmed in writing, to the effect that, as of June 1, 2005, and based upon and subject to the various assumptions and limitations set forth in its opinion, the $23.00 cash per share consideration to be received by our shareholders in the merger was fair, from a financial point of view, to those holders.

After considering the terms of the merger agreement, including the proposed changes, and the voting agreement and the various presentations, our directors unanimously approved the merger at a cash purchase price of $23.00 per share, the merger agreement, with the proposed changes, and the voting agreement, concluded that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were fair to, advisable and in the best interests of our company and our shareholders and voted to recommend approval of the merger agreement to our shareholders.

Also at our board meeting on June 1, 2005, in connection with the merger, our compensation committee of the board of directors held a special meeting. Our compensation committee authorized our company to cause all outstanding options to purchase our common stock, whether or not exercisable, to be accelerated and become exercisable in full effective immediately before the effective time of the merger, to cause the termination of the options upon the effective time of the merger, and to cause the options to represent upon the effective time of the merger the right to receive a cash payment equal to the excess of $23.00 over the applicable exercise price per share multiplied by the number of shares represented by the option.

Our compensation committee also considered the executive benefit agreements to be executed with Messrs. Fisher and Gottesman, who agreed to reduce the amount of payments they would otherwise be entitled to receive under their executive retention agreements entered into in 2000 as a result of and upon the closing of the merger. Our compensation committee voted to authorize us to enter into executive benefit agreements amending the executive retention agreements with Messrs. Fisher and Gottesman to provide that Messrs. Fisher and Gottesman will be deemed to have been terminated “for good reason” immediately after the effective time of the merger, to provide for the payment of $2,866,041 to Mr. Fisher and $2,404,190 to Mr. Gottesman (as compared to payments under their original executive retention agreements estimated to total approximately $4.66 million for Mr. Fisher and $3.46 million for Mr. Gottesman) as a result of and upon the closing of the merger, and to eliminate amounts in excess of those payments that each of them would otherwise be entitled to receive to the extent the excess amounts would constitute “excess parachute payments” under the Internal Revenue Code.

Promptly after our board meeting on June 1, 2005, we informed Stride Rite that our board had approved a transaction for the purchase through a cash merger of 100% of the outstanding shares of our Class A Common Stock and Class B Common Stock for $23.00 per share, the acceleration in full of the vesting of any unvested options and the payment to all optionees in cash of the excess of $23.00 over the applicable exercise price per share multiplied by the number of shares represented by the option. Our board’s approval was subject to certain changes in the merger agreement, including a reduction in the termination fee and other changes designed to enhance the certainty of the closing of the merger.

Stride Rite’s board of directors then reconvened its meeting and approved the purchase through a cash merger of 100% of the outstanding shares of our Class A Common Stock and Class B Common Stock for $23.00 per share, the acceleration in full of the vesting of any unvested options and the payment to all optionees in cash of the excess of $23.00 over the applicable exercise price per share multiplied by the number of shares represented by the option, and the executive benefit agreements. Stride Rite’s board also agreed to the changes we requested in the merger agreement.

On June 1, 2005, we and Stride Rite executed the merger agreement; Stride Rite and each of John Fisher, Charles Gottesman and members of their respective families and trusts and other entities through which each of Messrs. Fisher and Gottesman beneficially owns or has sole or shared voting power with respect to shares of our common stock executed the voting agreement; and we, Stride Rite and Messrs. Fisher and Gottesman executed the executive benefit agreements.

On June 2, 2005, we and Stride Rite each issued a separate press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Board of Directors

In the course of reaching its decision to adopt the merger agreement and approve the merger, our board of directors consulted with our management and our financial and legal advisors and considered a number of factors, including the following:

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders;

•	the $23.00 per share, without interest, to be paid as the consideration in the merger represents a 19% premium over $19.32, the average of the closing prices of our Class A Common Stock and Class B Common Stock on June 1, 2005, the trading day prior to the announcement of the merger, and a 17% premium over $19.60, the average of the closing prices of our Class A Common Stock and Class B Common Stock for the four weeks prior to announcement of the merger;

•	our board’s belief that the market price of our common stock immediately before our announcement of the merger was above the market price that would have applied to our common stock had we not announced that we were considering strategic alternatives, including a possible sale of our company;

•	the process undertaken to solicit third party offers to acquire our company and the fact that we received only one other offer to acquire our company;

•	the financial presentation of Chestnut Securities, including its opinion, which is attached as Annex C to this proxy statement, that was delivered orally on June 1, 2005 and later confirmed in writing, that, as of June 1, 2005 and subject to the various assumptions and limitations set forth in its opinion, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to those holders;

•	current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $23.00 per share to be paid as consideration in the merger;

•	historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position, current industry and economic conditions, and our prospects if we were to remain an independent company;

•	that Stride Rite’s obligation to consummate the merger is not subject to any financing contingencies;

•	our board’s view of Stride Rite’s ability to fund the consideration payable in the merger;

•	the fact that the provisions of the merger agreement were determined through arms’ length negotiations between us and our counsel, on the one hand, and Stride Rite and its counsel, on the other hand;

•	the terms and conditions of the merger agreement, including:

•	the ability of our board, under certain circumstances, to furnish information to and engage in negotiations with a third party and, upon the payment to Stride Rite of a termination fee of $6.7 million, to terminate the merger agreement to accept a superior proposal, and

•	the fact that a material adverse effect on our business, financial condition or results of operations relating to the presence of any hazardous substance on certain of our owned real property has been specifically excluded from the definition of material adverse effect in the merger agreement, meaning that any such effect would not be included in determining whether the conditions to Stride Rite’s obligation to complete the merger are satisfied; and

•	the likelihood that the merger will be consummated, in light of the limited conditions to Stride Rite’s obligation to complete the merger, Stride Rite’s financial capability, and the absence of any financing condition to Stride Rite’s obligation to complete the merger.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•	the risk that the merger is not completed, even if our shareholders approve the merger agreement;

•	if the merger is not completed, the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers and other key relationships, our ability to attract and retain key management personnel and our overall competitive position;

•	the restrictions that the merger agreement imposes on soliciting competing proposals, and the fact that we would be obligated to pay the $6.7 million termination fee to Stride Rite under certain circumstances;

•	the fact that the termination fee required by the terms of the merger agreement to be paid by us in certain circumstances would make it more costly for another potential purchaser to acquire us;

•	that following the merger we will no longer exist as an independent, stand-alone company and our shareholders will no longer participate in our growth or in any synergies resulting from the merger;

•	the possibility that, although the merger provides our shareholders the opportunity to realize a premium over the price at which our common stock traded prior to public announcement of the merger, the price of our common stock might have increased in the future to a price greater than $23.00 per share;

•	that certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive benefits that are different from, and in addition to, those of our other shareholders, as described below under the caption “—Interests of Our Directors and Executive Officers in the Merger”; and

•	that gains from the merger would be taxable to our shareholders for U.S. federal income tax purposes.

Our board of directors found certain of the factors and countervailing factors described above to be of particular importance in making its decision. Specifically, our board analyzed and determined that: (1) the value of the consideration to be received by our shareholders represented an attractive price; (2) a cash merger instead of a stock merger would permit our shareholders to realize a definitive monetary value at the closing of the merger, whereas a stock merger would subject our shareholders to the volatility associated with owning equity of a public company; (3) we had engaged in a thorough sale process that yielded only one other potential acquirer; (4) our financial advisor determined that the consideration our shareholders would receive in the merger was fair from a financial point of view; (5) our prospects as an independent company would remain challenging in light of our recent financial performance and the competitive industry in which we operate; and (6) the proposed transaction with Stride Rite had few conditions to closing, which increased the likelihood that the merger would be consummated. Against the factors favoring the proposed transaction, our board of directors also carefully considered the countervailing factors, in particular, that: (1) the merger agreement imposed restrictions on competing proposals, including a $6.7 million termination fee that we would have to pay Stride Rite in specified circumstances; (2) the termination fee could deter another potential acquirer from submitting a competing proposal; and (3) after the merger, our shareholders would no longer participate in any synergies resulting from the merger because of the cash instead of stock consideration offered by Stride Rite.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board of directors reached the unanimous conclusion to adopt the merger agreement and approve the merger in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and financial advisors, our board of directors determined that the merger agreement was fair to, advisable and in the best interests of our shareholders. Accordingly, our board of directors has unanimously adopted the merger agreement and approved the merger. Our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement.

Opinion of Financial Advisor

We retained Chestnut Securities, Inc. in August 2004 as our financial advisor in connection with pursuing potential strategic alternatives for our company. On June 1, 2005, Chestnut Securities delivered to our board of directors its oral opinion, which was subsequently confirmed in writing, that the consideration to be received in the proposed transaction was fair, from a financial point of view, to our shareholders. The full text of Chestnut Securities’ written opinion, dated June 1, 2005, which states the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Chestnut Securities in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. You should read the text of the opinion in its entirety.

Chestnut Securities’ opinion was provided to our board of directors in connection with its evaluation of the merger. Its opinion was not intended to be a recommendation as to whether or not to proceed with the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger.

In arriving at its opinion, Chestnut Securities reviewed, among other things:

•	certain documents provided to it with respect to the merger, including the financial terms set forth in the merger agreement;

•	publicly available audited and unaudited annual and quarterly reports of our company dating five years prior to June 1, 2005;

•	communications between our company and our shareholders;

•	other publicly available information deemed pertinent to the merger and business of our company;

•	the capitalization of our company, including shares outstanding and options outstanding;

•	internal financial projections prepared by our management, which are summarized below under the caption “Certain Projected Financial Data”;

•	the past and current marketing initiatives, business operations, financial condition and future prospects as perceived by our management;

•	publicly available information pertaining to the financial performance of publicly traded companies that, based on discussions with our management, Chestnut Securities deemed comparable to our company;

•	publicly available information relating to transactions that, based on discussions with our management, Chestnut Securities believed to be similar to the merger;

•	historical trading activity and market prices for our common stock; and

•	other information and additional financial studies and analyses Chestnut Securities deemed appropriate in determining its opinion.

Chestnut Securities relied on the accuracy and completeness of the financial and other information referred to above. Chestnut Securities did not independently verify this information and did not conduct an appraisal of our assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), nor was it furnished with any such appraisals. Chestnut Securities assumed that the merger will be successfully completed on the terms set forth in the merger agreement, without amendment, waiver or delay of any material terms or conditions, and that the representations and warranties of each party contained therein will be true and correct. Chestnut Securities’ opinion is necessarily based on the foregoing financial and other information subject to the market and economic conditions existing as of June 1, 2005. Subsequent changes in the foregoing financial and other information and the market and economic conditions after June 1, 2005 may change Chestnut Securities opinion, but it is not required to update, revise or reaffirm its opinion.

In rendering its fairness opinion in connection with the proposed transaction, Chestnut Securities performed several financial analyses, including historical stock trading, comparable company trading multiples, discounted cash flow, leveraged buyout and selected precedent merger and acquisition transaction analyses.

The following is a summary of these financial analyses, demonstrating how Chestnut Securities arrived at its implied share price range for our common stock. However, this summary is not intended to be a complete account of Chestnut Securities’ examination of our company.

Historical Stock Trading Analysis

Chestnut Securities reviewed the historical trading prices and volumes for shares of our Class A Common Stock from their initial trading on December 20, 1983, and shares of our Class B Common Stock from their initial trading on May 26, 1993. Chestnut Securities focused on the one-year period prior to June 1, 2005, during which the closing prices for our Class A Common Stock ranged from $19.00 to $28.23 with an average daily trading volume of 4,139 shares, and the closing prices for our Class B Common Stock ranged from $18.80 to $28.17 with average daily trading volume of 10,026 shares.

The following table displays the historical trading prices in relation to the proposed merger consideration over selected periods of time prior to June 1, 2005:

Time Period	Class A Common Stock Share Price	$23.00 Offer Price Premium	Class B Common Stock Share Price	$23.00 Offer Price Premium
Closing Price on June 1, 2005	$19.35	18.9%	$19.29	19.2%
Prior Year High Closing Price	28.23	(18.5)	28.17	(18.3)
Prior Year Low Closing Price	19.00	21.1	18.80	22.3
Prior week average closing price	19.80	16.2	19.82	16.0
Prior month average closing price	19.63	17.2	19.56	17.6
Prior 3 months average closing price	21.44	7.3	21.54	6.8
Prior 6 months average closing price	23.94	(3.9)	23.96	(4.0)
Prior year average closing price	23.40	(1.7)	23.28	(1.2)

The proposed merger consideration of $23.00 per share of Class A Common Stock and Class B Common Stock was a premium to the June 1, 2005 closing prices of $19.35 and $19.29 of 18.9% and 19.2%, respectively. The proposed merger consideration was a premium of 21.1% and 22.3% to the prior year low closing prices of the Class A Common Stock and the Class B Common Stock of $19.00 and $18.80, respectively, and a discount of 18.5% and 18.3% to prior year high closing prices of $28.23 and $28.17, respectively.

Comparable Company Trading Values Analysis

Chestnut Securities reviewed certain historical and estimated financial information and trading values of our company and compared them to the same information for three groups of publicly traded comparable companies sorted by market capitalization shown in the list below:

Large Capitalization	Mid Capitalization	Small Capitalization
Adidas-Salomon AG	Columbia Sportswear Co.	Asics Corp.
Nike, Inc.	Jones Apparel Group, Inc.	Deckers Outdoor Corp.
VF Corp.	Puma, AG	K2, Inc.
	Reebok International Ltd.	K-Swiss, Inc.
	The Timberland Company	Russell Corp.
	Wolverine World Wide, Inc.	Sketchers USA, Inc.
Steve Madden, Ltd.
The Stride Rite Corp.

Although none of these companies is identical and directly comparable to our company, after consultation with our management, Chestnut Securities believed that these companies were similar enough to our company, with respect to business operations, to represent a reasonable group of comparables for the purposes of its analysis.

The goal of this analysis was to determine the value that the market places on comparable companies with publicly traded stocks and the resulting multiples based on financial operating measures of the companies’ business performance and outlook. These market multiples were then applied to the historical and projected performance of our company to determine whether or not the price per share offered to our shareholders under the proposed transaction fell within the price range as determined by the market.

Chestnut Securities calculated the enterprise value (market capitalization plus net debt) as a multiple of revenue, earnings before interest, taxes, depreciation and amortization, excluding extraordinary items, or EBITDA, and net income (excluding extraordinary items) for each of the comparables for the time periods calendar 2005 and last twelve months, or LTM, as of April 1, 2005. Chestnut Securities then applied the median multiple to the relevant financial operating measure of our company to yield the implied enterprise value for our company. In order to arrive at the implied price per share value, according to comparable companies’ market multiple data, our projected net cash as of June 30, 2005 of $31.3 million was subtracted from the implied enterprise value for our company and the result was then divided by our fully diluted shares outstanding calculated as actual shares of our Class A Common Stock and Class B Common Stock outstanding as of June 1, 2005, plus the shares representing the net option value of all options outstanding as of June 1, 2005.

Last twelve months revenue, EBITDA and net income numbers were based on publicly available data released in our interim and full year reports. Calendar 2005 revenue, EBITDA and net income estimates for comparable companies were based on Institutional Brokers’ Estimate System (IBES) mean estimates where data was available, adjusted for estimated tax, interest income, interest expense, depreciation and amortization amounts. Calendar 2005 revenue, EBITDA and net income estimates for our company were based on projections prepared by our management. Stock closing prices were taken as of June 1, 2005.

The small capitalization group of comparable companies provided the most reasonable implied equity values per share based on the fact that the median market capitalization of the small capitalization group of $549 million was closest to the market capitalization of our company, which as of June 1, 2005 was $143 million using the fully diluted shares outstanding.

The results of Chestnut Securities’ analysis were as follows:

	Small Capitalization Comparables Multiples				Implied Equity Value per Share
	LTM		2005e		LTM	2005e
Revenue	0.7	x	0.7	x	$19.54	$20.08
EBITDA	7.2		6.9		23.31	22.00
Net Income	14.5		13.6		27.11	24.13

Importantly, shares of our Class A Common Stock and Class B Common Stock have historically traded at a discount to the average net income multiple of the small capitalization comparables. Calendar year-end trading net income multiples of the small capitalization comparables averaged 14.0x since January 2000 compared to 11.2x for our company (excluding January 2002, when our net income multiple was not meaningful), representing an average discount of 19.7%. The starting point for the average net income multiple range was chosen as January 2000 to provide for five years of data in order to take into account any industry, business, product or temporary fluctuations in any one year. Chestnut Securities applied this observed 19.7% historical discount to the implied equity value per share based upon the small capitalization group to obtain the implied equity value per share for our company based upon comparable company trading values as follows:

	Implied Equity Value Per Shares Based Upon Small Capitalization Comparable Trading Values		Observed Company Discount to Comparables	Implied Equity Value per Share
	LTM	2005e		LTM	2005e
Revenue	$19.54	$20.08	(19.7)%	$15.69	$16.12
EBITDA	23.31	22.00	(19.7)	18.71	17.67
Net Income	27.11	24.13	(19.7)	21.77	19.37

The proposed merger consideration of $23.00 per share of Class A Common Stock and Class B Common Stock fell above the range of implied company trading value based upon comparable company trading values of $15.69 to $21.77.

The above analysis was derived from market trading data from share trades executed on public trading exchanges for odd lot, 100 share and larger block trades but, importantly, not for transactions involving the sale of all of the outstanding stock of the comparables. As detailed below under “Selected Precedent Merger and Acquisition Transactions Analysis,” the observed premium over a target’s stock price four weeks prior to announcement of the transaction paid to acquire control of a company ranged from 26.2% for selected U.S. cash transactions since 2001 (864 transactions), 24.5% for selected consumer product related transactions since 2001 (76 transactions) and 38.1% for selected athletic shoe, apparel and sporting goods transactions since 2001 (13 transactions, of which premium data is available for 9 transactions). As detailed below, using a premium range of 25% to 40% resulted in a range of implied equity value per share for 100% of our company of $19.61 to $30.47.

	Implied Company Value Per Share
Control Premium	$15.69 Low Value	$18.19 Median Value	$21.77 High Value
25%	$19.61	$22.74	$27.21
32.5%	20.79	24.10	28.84
40%	21.96	25.47	30.47

The proposed merger consideration of $23.00 fell within this range of $19.61 to $30.47.

Discounted Cash Flow Analysis

We provided three projection scenarios to Chestnut Securities covering the period 2005 to 2010: (1) industry growth, (2) base and (3) aggressive growth. The industry growth case was based upon our achieving total sales growth rates over the projection period equal to our estimated 3.8% athletic shoe industry growth rate with operating margins of between 10.2% and 10.3% during the projection period. Our base case and aggressive growth scenarios were based on our financial projections for fiscal 2005 presented to our board of directors on May 18, 2005. In preparing these fiscal 2005 financial projections, we took into account actual sales data and open order data for the first four months of fiscal 2005 and made assumptions as to anticipated customer order cancellations and at-once shipments for the balance of fiscal 2005. We applied the assumed sales growth rates described below to our financial projections for fiscal 2005 to prepare our base case and aggressive growth scenarios through 2009.

Our base case scenario assumed sales growth rates of between 14.1% to 15.7% over the projection period based on increasing our market share in the key domestic athletic shoe distribution channels noted below:

Domestic Athletic Footwear Distribution Channel	Company 2004 Estimated Market Share	Base Case Projected 2009 Market Share
Athletic Mall	2%	4%
Specialty Run	8	11
Sporting Goods	4	6
Value	4	6

The base case sales growth rates were based on estimated increases in the growth rates in industry channels and in our market share in these channels over the projection period. We developed these growth rates using industry data, feedback from retailers and our own estimates.

Our aggressive growth scenario assumed sales growth rates of between 16.8% to 19.8% over the projection period based on increasing our market share above the base case scenario in the key domestic athletic shoe distribution channels. We developed the aggressive growth scenario based on the same data, estimates, growth drivers and other actions necessary to increase our market share that we utilized in developing the base case scenario, with the following exceptions. For the aggressive growth scenario, we assumed successful new introductions of technical, cross over and original product lines; significant growth in children’s and walking product offerings; greater investment in advertising, promotions and product development; and improved consumer reaction to advertising and promotional programs.

Because there does not exist any publicly available research on our company that includes forecasts by investment banking, research or other firms, Chestnut Securities reviewed our projections and compared them against our historical sales growth rates and operating margins. From 1996 to 2005, our sales increased at a compound growth rate of 6.0%. Our average annual growth rate over this period was 7.3%. In addition, Chestnut Securities reviewed our recent projections experience. As detailed below, from October 4, 2004 to April 29, 2005, we reduced our domestic footwear projections for 2005 on four occasions and provided such revised projections to Stride Rite and the other bidder. The cumulative decrease from the first 2005 domestic footwear projection on October 4, 2004 of $122.3 million to the most recent forecast of $97.3 million on April 29, 2005 was 20.5%. In addition, the October 4, 2004 estimate represented a projected growth rate over 2004 of 17.8%. The April 29, 2005 estimate represented a projected domestic footwear decline in 2005 of 6.5% versus 2004.

2005 Company Domestic Footwear Projection Revisions

Projection Date	2005 Company Domestic Footwear Forecast	Percentage Change from Prior Forecast	Percentage Change from 10/4/2004 Forecast	Percentage Change from 2004 Results
10/4/2004	$122.3	—	—	17.8%
11/9/2004	118.0	(3.5)%	(3.5)%	12.6
1/11/2005	112.2	(5.0)	(8.3)	7.1
3/7/2005	102.1	(8.9)	(16.5)	(1.6)
4/29/2005	97.3	(4.8)	(20.5)	(6.5)

Given our declining domestic sales forecast for 2005, our historical compound and average annual growth rates of 6.0% and 7.3%, respectively, projected 2005 growth rates of the comparable companies (large, mid and small capitalization), which range from a decrease of 5.1% to an increase of 19.1%, and our aggressive projected market share growth by domestic channel, Chestnut Securities viewed our base case and aggressive growth scenarios as overly optimistic.

Consequently, Chestnut Securities developed a Chestnut Securities scenario based upon our projected domestic athletic shoe channel growth rates. In our base case scenario, we estimated the near-term growth rate of our domestic footwear channels of athletic shoe distribution. These channel growth rates ranged from a low of 0% for the department store channel to a high of 15% for the catalog/internet channel. Using our 2004 sales in each of the channels, the weighted average channel growth rate from 2006 to 2010, as estimated by our company, was 6.4%. Chestnut Securities used this growth rate to create the Chestnut Securities scenario covering the projection period years 2006 to 2010. Chestnut Securities made no change to our projections for 2005.

A summary of our historical sales growth rates from 1995 to 2004 and the projected growth rates for the three company projection scenarios and the Chestnut Securities scenario is shown below.

Chestnut Securities also reviewed our historical operating margins since 1995, which ranged from a low of -2.1% in 1997 to a high of 11.8% in 1999. The average margin over this time frame was 5.6%. Consequently, Chestnut Securities also viewed our operating margin assumptions for our base case scenario (improving to 13% by 2010) and aggressive growth scenario (improving to 16% in 2010) as being overly optimistic, particularly given that the average three-year trailing operating margin for the small capitalization comparables was 9.5% and that Nike, Inc., the leading athletic shoe company, had an average operating margin of 10.7% during that period. Given our improved operations over the last several years, an operating margin of 10.2% was selected for the Chestnut Securities scenario, which was the average of the actual margin for 2003 (9.5%) and 2004 (10.9%) and our projected margin of 10.2% for 2005. Chestnut Securities used all other income statement, balance sheet and cash flow assumptions that we used in developing our base case.

A comparison of our historical operating margins since 1995 and the three company projection scenarios and the Chestnut Securities scenario is shown below.

A comparison of the sales growth rates and operating margins of our three projection scenarios and the Chestnut Securities scenario is summarized below.

	Company Projections
	Industry Growth	Base Case	Aggressive Growth	Chestnut Securities Projection
Sales Growth
Rate 2005-2010	3.8%	14.1% to 15.7%	16.9 to 19.7%	6.4%
Operating Margin
2005-2010	10.2 to 10.3%	10.2 to 13.0%	10.2 to 16.0%	10.2%

Chestnut Securities performed a discounted cash flow analysis to determine a per share equity valuation range for our company based on the financial projections we provided to Chestnut Securities and based upon the Chestnut Securities scenario. In order to arrive at this per share equity valuation, Chestnut Securities computed the net present value of a five-year stream of projected free cash flows, added the present value of a terminal value based on an EBITDA multiple, added our projected net cash as of June 30, 2005 of $31.3 million and divided the total by the fully diluted shares outstanding at June 1, 2005.

Chestnut Securities calculated the free cash flow for the years 2005-2010 by starting with estimated earnings before interest but after taxes, adding back depreciation and amortization, accounting for changes in working capital and subtracting capital expenditures. Chestnut Securities calculated the terminal value by multiplying projected 2010 EBITDA by a range of 6.4x to 8.4x (chosen to provide a range of multiples around the average of the average LTM EBITDA and 2005 EBITDA multiples of 8.0x and 6.8x, respectively, of the small capitalization comparables, with such range including the observed median LTM EBITDA and median 2005 EBITDA multiples of 7.2x and 6.9x, respectively, for the small capitalization comparables). Chestnut Securities then discounted the free cash flows and the terminal value using a cost of capital of 17.0% (with a range of 15.0% to 19.0%). The discount range selected was based upon Chestnut Securities’ judgment with reference to our weighted average cost of capital based upon the debt to total capitalization ratios of our small capitalization comparables, current effective tax rates, current debt market rates for debt issues relevant to our company, current risk free rates of return, measures of risk for us and our small capitalization comparables and expected equity market returns. This weighted average cost of capital was calculated assuming a cost of equity of 18.7%, an assumed effective tax rate of 38.1%, a pre-tax cost of debt of 10.0% and a target debt to capitalization ratio of 15.0%. In order to calculate the per share equity valuation, Chestnut Securities added the present value of the free cash flows and the present value of the terminal value, added our projected net cash as of June 30, 2005 of $31.3 million and divided the total by the fully diluted shares outstanding at June 1, 2005.

The following table summarizes the results of the discounted cash flow analysis using a range of terminal value multiples and a range of costs of capital:

	EBITDA Terminal Value	Discount Rates
		15.0%	17.0%	19.0%
Management Cases

• Industry Growth	6.4x	$19.56	$18.45	$17.45
	7.4x	20.97	19.73	18.62
	8.4x	22.37	21.01	19.78

• Base Case	6.4x	$29.96	$27.88	$26.01
	7.4x	32.93	30.58	28.47
	8.4x	35.91	33.29	30.93

• Aggressive Growth	6.4x	$36.25	$34.91	$33.64
	7.4x	40.08	38.57	37.13
	8.4x	43.92	42.22	40.62

Chestnut Securities Case	6.4x	$20.77	$19.52	$18.40
	7.4x	22.43	21.04	19.78
	8.4x	24.09	22.55	21.16

The proposed merger consideration of $23.00 per share of Class A Common Stock and Class B Common Stock was above the range of share values of $17.45 to $22.37 for our company’s industry growth scenario and within the range of share value of $18.40 to $24.09 for the Chestnut Securities scenario. The proposed merger consideration of $23.00 per share of Class A Common Stock and Class B Common Stock was below the ranges of share value of $26.01 to $35.91 for our base case scenario and $33.64 to $43.92 for our aggressive growth scenario, but Chestnut Securities evaluated these two scenarios as being overly optimistic given: (1) our historical sales growth rates and operating margins; (2) our estimated sales channel market share increases underlying these projections; (3) our experience in 2005 of reducing our 2005 sales projections four times; and (4) the projected growth rates of the comparable companies.

Leveraged Buyout Analysis

Chestnut Securities used our base case scenario as well as the Chestnut Securities scenario, as it was Chestnut Securities’ belief that the debt and equity financing for any potential leveraged buyout of our company would be based upon projections using industry growth rates and currently achieved operating margins. Income statement, cash flow and balance sheet projections from 2005 to 2009 were developed using a 5.0x LTM EBITDA leverage structure. An EBITDA multiples range of 6.5x to 7.5x was used for 2009 terminal value along with an estimated required equity return range of 20.0% to 25.0%. The EBITDA multiple range selected was based upon Chestnut Securities’ judgment with reference to EBITDA multiples currently offered by financial sponsors as well as current market and precedent merger and acquisition EBITDA transaction multiples applicable to us. The required equity return range was based upon Chestnut Securities’ judgment of currently required equity return hurdle rates by financial sponsors for the acquisition of companies similar to ours. The resulting range of equity share values was:

Company’s Base Case Scenario

2009 EBITDA Exit Multiples

		6.5x	7.0x	7.5x
Required Equity Return
	20.0%	$23.86	$24.93	$26.00
	22.5	22.80	23.76	24.72
	25.0	21.86	22.73	23.60

Chestnut Securities Scenario

2009 EBITDA Exit Multiples

		6.5x	7.0x	7.5x
Required Equity Return
	20.0%	$18.60	$19.27	$19.95
	22.5	18.05	18.66	19.27
	25.0	17.57	18.12	18.67

The proposed merger consideration of $23.00 per share of Class A Common Stock and Class B Common Stock was within the range of leverage buyout values of $21.86 to $26.00 for our base case scenario and above the range of leveraged buyout values of $17.57 to $19.95 for the Chestnut Securities scenario.

Selected Precedent Merger and Acquisition Transactions Analysis

Chestnut Securities reviewed selected precedent merger and acquisition comparable transactions in the athletic shoe, apparel and sporting goods industry to the proposed transaction in order to determine if the consideration to be received by our shareholders was fair, from a financial point of view, to our shareholders. The following is a list of the transactions that Chestnut Securities analyzed:

Acquirer	Target
American Sporting Goods, Inc.	And 1
Russell Corp.	Brooks Sport, Inc.
Jones Apparel Group, Inc.	Barneys New York, Inc.
Dick’s Sporting Goods, Inc.	Galyan’s Trading Co. Inc.
VF Corp.	Vans, Inc.
Crescent Capital Investments	Loehmanns Holdings, Inc.
Reebok International Ltd.	The Hockey Co. Holdings, Inc.
Jones Apparel Group, Inc.	Maxwell Shoe Co., Inc.
K2, Inc.	Brass Eagle, Inc.
Chico’s FAS, Inc.	The White House, Inc.
Nike, Inc.	Converse, Inc.
VF Corp.	Nautica Enterprises, Inc.
K2, Inc.	Rawlings Sporting Goods Co.

Due to the varying strategic fits of target companies into the operations of acquiring companies, it is difficult to find identical transactions to any proposed transaction, and the comparable transactions analysis often yields a wide range of valuations. Although no transaction is directly comparable to the proposed transaction, after consultation with our management, Chestnut Securities believed that these transactions were similar enough, with respect to size, financial condition and the business operations of the companies involved, to the proposed transaction to represent a reasonable group of comparables for the purposes of this analysis.

Chestnut Securities calculated transaction multiples for each of the above transactions based on the implied enterprise value as a multiple of LTM revenue, EBITDA and net income. Chestnut Securities applied the median of each of the multiples to our LTM revenue, EBITDA and net income yielding the enterprise value, and added our $31.3 million of projected net cash as of June 30, 2005 to arrive at an implied equity value. The implied equity value was then divided by the fully diluted shares outstanding on June 1, 2005 to yield the implied equity values per share shown in the table below:

Implied Equity Values Per Share Based on Median Comparable Transaction Multiples

	Revenue		EBITDA		Net Income
Median Values Implied	0.8	x	8.7	x	16.2	x
Company Equity Value Per Share	$22.13		$27.23		$29.75

The proposed merger consideration of $23.00 per share of Class A Common Stock and Class B Common Stock was in the range of share values of $22.13 to $29.75 indicated by the LTM revenue, EBITDA and net income median multiples in the comparable transactions analysis.

Miscellaneous

A fairness opinion is not conducive to partial analysis or summary description. Chestnut Securities attested to the fairness of the proposed transaction after considering the results of all analyses performed without particular weight on any one analysis. In rendering its opinion, Chestnut Securities utilized its professional experience and judgment, made several assumptions, developed its own projection scenario and relied on certain management projections, which depend on future factors, many of which are beyond the control of our company. Due to the inherent uncertainty of these assumptions and estimates, the results and projections are not indicative of, and may be more or less favorable than, what will actually occur in the future, and neither Chestnut Securities nor our company assumes responsibility if our actual results differ from these assumptions and estimates.

The purpose of a fairness opinion is to determine, from a financial point of view, the fairness of the consideration to be received by our shareholders in the proposed transaction. This opinion was one of several considerations used by our board of directors in determining its approval of the proposed transaction. For the full text of Chestnut Securities’ written opinion, please refer to Annex C to this proxy statement. Our shareholders should read the text of the opinion in its entirety. The summary of the analyses included herein is not a complete description of the examination performed by Chestnut Securities. Chestnut Securities has consented to the inclusion of this summary in this proxy statement. The analyses are not appraisals and do not necessarily reflect the prices at which our company’s securities or our company itself may be sold.

We engaged Chestnut Securities in connection with pursuing potential strategic alternatives for our company on the basis of Chestnut Securities’ financial expertise and extensive knowledge, spanning over a decade, of our company and our industry. Albert A. Holman III, the founder and president of Chestnut Securities, has had a long-standing relationship with our company. Mr. Holman began working with us in 1993 when he was a managing director at Kidder, Peabody & Co., the managing underwriter for our 1993 follow-on offering of Class B Common Stock. While leading Kidder, Peabody’s team for this offering, Mr. Holman gained significant knowledge and expertise regarding our company and the industry in which we compete. We have retained the services of Chestnut Partners, Inc., an affiliate of Chestnut Securities, for general financial, operational and strategic advice since 1995. Mr. Holman is the founder, president and managing partner of Chestnut Partners. We have since that time paid Chestnut Partners a retainer ranging from $18,000 to $50,000 per quarter. We have paid the following compensation to Chestnut Partners for the periods indicated: $175,000 for 2003, $200,000 for 2004 and $100,000 through July 1, 2005. We paid Chestnut Securities $250,000 through July 1, 2005 in connection with the delivery of Chestnut Securities’ fairness opinion. We did not make any payments to Chestnut Securities prior to 2005.

We engaged Chestnut Securities for its services in connection with our review of our strategic alternatives in an agreement dated August 2, 2004, pursuant to which we agreed to pay Chestnut Securities certain fees in connection with the proposed transaction. These fees include $250,000, which was paid upon the delivery of Chestnut Securities’ fairness opinion, a transaction fee of 1.5% of the aggregate financial consideration of the proposed transaction less the $250,000 paid in connection with the fairness opinion and less $200,000. We estimate that the total amount remaining to be paid to Chestnut Securities assuming we complete the merger to be approximately $2,170,000. Prior to the closing of the merger, we may also pay Chestnut Securities a discretionary additional amount of up to $300,000 based on Chestnut Securities’ services in connection with the merger. Additionally, we will reimburse Chestnut Securities for any reasonable out-of-pocket expenses incurred in connection with the transaction, including reasonable attorneys’ fees. We have agreed to indemnify and hold harmless Chestnut Securities and its related parties against any losses, claims, damages or liabilities (or actions or proceeding in respect thereof) related to or arising out of the proposed transaction, and will reimburse Chestnut Securities and its related parties for all reasonable legal and other expense as incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding related to or arising out of the proposed transaction.

Chestnut Securities, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings by other investment banks, private placements and valuations for corporate and other purposes.

Certain Projected Financial Data

We do not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, except for periodic guidance that we provide in connection with the release of our quarterly results of operations. However, in connection with our strategic review process, we provided to Chestnut Securities and certain bidders, including Stride Rite, several sets of internal projections for fiscal years 2005 through 2009.

We have set forth below a summary of what we consider to be the material projections that we provided to Chestnut Securities and certain bidders, including Stride Rite. The October 4, 2004 projections were the most optimistic of the full company projections furnished by us to Chestnut Securities and certain bidders, including Stride Rite; the March 7, 2005 projections were the most conservative full company projections. A summary of what we consider to be the material U.S. domestic footwear projections that we provided to Chestnut Securities and certain bidders, including Stride Rite, is set forth above in the table entitled “2005 Company Domestic Footwear Projection Revisions” under the caption “Opinion of Financial Advisor—Discounted Cash Flow Analysis.” The October 4, 2004 projections in this table were the most optimistic of the U.S. domestic footwear projections furnished by us to Chestnut Securities and certain bidders, including Stride Rite; the April 29, 2005 projections were the most conservative U.S. domestic footwear projections.

The projections set forth below do not reflect any of the effects of the merger or other changes that may in the future be appropriate concerning our assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. In addition, these projections do not reflect Stride Rite’s plans for our assets, business and operations upon consummation of the merger, nor do they reflect any input or comment from Stride Rite or any other bidder. We believe that the assumptions underlying these projections were reasonable at the time we prepared the projections, given the information known by our management. However, as reflected in these projections, we revised the assumptions underlying these projections downwards over the course of the process of reviewing our strategic alternatives and seeking a buyer for our company, in part based on weakening of demand for our athletic shoes, particularly in domestic markets, over this period.

We did not prepare these projections with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in these projections nor have they expressed any opinion or given any form of assurance on this information or its achievability.

In preparing these projections, we necessarily made numerous assumptions, many of which are beyond our control and may prove not to have been, or may no longer be, accurate. Except as otherwise indicated, this information does not reflect revised prospects for our business, changes in general business and economic conditions or any other transaction or event that has occurred or that may occur and that we did not anticipate at the time we prepared this information. Accordingly, this information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and you should not regard our including these projections in this proxy statement as a representation that they will be achieved.

THE PROJECTIONS SET FORTH BELOW ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE FINANCIAL RESULTS AND SHAREHOLDER VALUE OF OUR COMPANY MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN THESE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND OUR ABILITY TO CONTROL OR PREDICT.

Saucony, Inc. Projections

Projections as of October 4, 2004

	2005	2006	2007	2008	2009
	($ in millions, except margin percentages and per share data)
Total Net Sales(1)	$190.02	$219.17	$252.39	$290.70	$334.90
Gross Margins	40.2%	40.2%	40.2%	40.2%	40.1%
Selling General and Administrative, or SGA/Sales	26.6%	25.6%	24.7%	24.8%	24.9%
Net Income	$15.90	$19.73	$24.26	$27.75	$31.76
Earnings Per Share, or EPS	$2.26	$2.80	$3.44	$3.94	$4.50

(1)	Includes domestic footwear sales of $122.30 in 2005, $142.05 in 2006, $164.96 in 2007, $191.56 in 2008 and $222.46 in 2009.

Projections as of November 9, 2004

	2005	2006	2007	2008	2009
	($ in millions, except margin percentages and per share data)
Total Net Sales(1)	$189.25	$217.10	$249.78	$287.90	$332.53
Gross Margins	40.2%	40.2%	40.4%	40.3%	40.2%
SGA / Sales	26.5%	26.0%	25.2%	24.5%	23.9%
Net Income	$15.99	$19.19	$23.47	$28.19	$33.85
EPS	$2.26	$2.71	$3.31	$3.98	$4.78

(1)	Includes domestic footwear sales of $118.04 in 2005, $136.75 in 2006, $158.88 in 2007, $185.09 in 2008 and $216.14 in 2009.

Projections as of March 7, 2005

	2005	2006	2007	2008	2009
	($ in millions, except margin percentages and per share data)
Total Net Sales(1)	$173.64	$199.57	$229.54	$264.38	$305.13
Gross Margins	39.7%	39.9%	40.0%	39.9%	39.8%
SGA / Sales	27.5%	27.4%	26.7%	26.0%	25.4%
Net Income	$13.06	$15.40	$18.94	$22.81	$27.42
EPS	$1.79	$2.11	$2.59	$3.12	$3.76

(1)	Includes domestic footwear sales of $102.12 in 2005, $118.35 in 2006, $137.58 in 2007, $160.34 in 2008 and $187.28 in 2009.

Delisting and Deregistration of Saucony Common Stock

If the merger is completed, our common stock will be removed from quotation on The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the merger and to recommend that our shareholders vote in favor of approving the merger agreement. Our board of directors was satisfied that the potential conflicts of interest were resolved as a result of meetings that the independent directors held among only themselves to consider and discuss the potential conflicts of interest and potential transactions, and our board’s negotiation with the interested directors, Messrs. Fisher and Gottesman, of reductions in the amounts Messrs. Fisher and Gottesman otherwise would have been entitled to receive under the executive retention agreements between us and each of Mr. Fisher and Mr. Gottesman.

Stock Options

The merger agreement provides that, in general, each outstanding stock option of our company, whether or not exercisable, including options held by our directors and executive officers, will be accelerated and become exercisable in full immediately prior to the completion of the merger. Upon consummation of the merger, each such outstanding stock option will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (1) the excess, if any, of $23.00 over the per share exercise price for the option multiplied by (2) the number of shares of our common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to completion of the merger. All options held by our directors and executive officers will be cancelled in consideration for such cash payment.

Our directors and executive officers holding in-the-money options will receive cash payments at the closing of the merger in the approximate amounts (before withholding) indicated in the following table:

Name	Number of Option Shares	Option Exercise Prices	Approximate Option Settlement Amount
Executive Officers
John H. Fisher	119,551	$5.39 - 14.23	$1,636,242
Charles A. Gottesman	119,551	5.39 - 14.23	1,636,242
Michael Umana	223,530	4.59 - 12.94	2,946,880
Samuel S. Ward	144,639	4.90 - 12.94	1,568,683
Michael Jeppesen	145,006	4.79 - 12.94	1,565,164
Roger P. Deschenes	33,662	4.90 - 12.94	452,394
Brian J. Enge	144,058	4.70 - 12.94	1,563,161

Directors
John J. Neuhauser	67,696	5.58 - 20.06	645,216
Robert J. LeFort, Jr.	37,036	8.96 - 20.06	190,435
Jonathan O. Lee	30,000	19.83 - 20.06	91,650

Total	1,064,729		$12,296,067

Executive Retention Agreements

We are a party to executive retention agreements with each of John H. Fisher and Charles A. Gottesman. The executive retention agreements with Messrs. Fisher and Gottesman, which were entered into on August 17, 2000, provide that if a change in control of our company occurs during the term of the executive’s employment at our company, the following provisions apply:

•	Each outstanding option to purchase our common stock held by the executive will become immediately exerciseable in full, and each outstanding restricted stock award, if any, will be deemed fully vested and will no longer be subject to a right of repurchase.

•	If within 36 months following the change in control the executive’s employment is terminated, other than for cause, disability or death, or by the executive for good reason, we will be required to pay to the executive the aggregate of his annual base salary to the date of termination, a pro rata portion of his bonus for the most recently completed fiscal year, any deferred compensation and accrued vacation pay to the date of termination and three times the sum of his highest annual salary and highest annual bonus during the five-year period prior to the change in control. We are required to continue to provide benefits to the executive and his family for 36 months after the date of termination or until he is reemployed with a company that provides comparable benefits. We are also required to provide to the executive any other termination benefits that he is eligible to receive, and for purposes of determining eligibility for retirement benefits, the executive will be deemed to have remained employed by us for 36 months after the date of termination.

•

If the executive resigns within 36 months following a change in control, other than for good reason, or if his employment is terminated by death or disability within 36 months following a change in control, we are required to pay to him his annual base salary to the date of termination, base salary, a pro rata portion of his bonus for the most recently completed fiscal year, any deferred compensation and accrued vacation pay to the date of termination and any other termination benefits which he is eligible to receive.

•	If we terminate the executive’s employment for cause within 36 months following a change in control, we are required to pay to the executive his annual base salary to the date of termination, annual base salary plus any deferred compensation and any other termination benefits which he is entitled to receive.

The executive retention agreements with Mr. Fisher and Mr. Gottesman also provide that we will gross up compensation payments to the executive to pay for any excise taxes that may be payable with respect to compensation payments, and any taxes payable with respect to the gross-up payments, in the event of a change in the ownership or control of the company, within the meaning of Section 280G(b)(2)(A)(i) of the Internal Revenue Code.

Executive Benefit Agreements

In connection with the merger, on June 1, 2005, each of Messrs. Fisher and Gottesman entered into executive benefit agreements with us and Stride Rite, which agreements amend their executive retention agreements:

•	to provide that the employment of Messrs. Fisher and Gottesman shall be deemed to have been terminated “for good reason” immediately after the effective time of the merger;

•	to provide for the payment of $2,866,041 to Mr. Fisher and $2,404,190 to Mr. Gottesman (as compared to payments under their original executive retention agreements estimated to total approximately $4.66 million for Mr. Fisher and $3.46 million for Mr. Gottesman) as a result of and upon the closing of the merger; and

•	to eliminate the amounts in excess of those payments that each of them would otherwise be entitled to receive under their executive retention agreements, to the extent the excess amounts would constitute “excess parachute payments” under Section 280G(b)(2)(A)(i) of the Internal Revenue Code.

Consulting Agreement of John H. Fisher

In connection with the merger, on June 17, 2005, Mr. Fisher entered into a consulting agreement with Stride Rite. Pursuant to the agreement, Mr. Fisher will provide general consulting services, assist in the integration of our company with Stride Rite, introduce Stride Rite to key business partners of our company, and make himself reasonably available to consult on other specific projects as reasonably requested by the chairman and chief executive officer of Stride Rite. The term of the consulting agreement is one year, beginning at the effective time of the merger and ending on the first anniversary of that date. Mr. Fisher will perform his consulting services for the one-year term and will be paid for those services as follows:

•	for the first three months of the one-year term, Mr. Fisher will perform his services on a full-time basis and will receive $45,000 per month;

•	for the second three months of the one-year term, Mr. Fisher will perform his services on a 75% part-time basis and will receive $33,750 per month;

•	for the third three months of the one-year term, Mr. Fisher will perform his services on a 50% part-time basis and will receive $22,500 per month; and

•	for the last three months of the one-year term, Mr. Fisher will perform his services on a 25% part-time basis and will receive $11,250 per month.

Retention Agreements

We are a party to retention agreements with Mr. Umana, Samuel S. Ward, our senior vice president, operations and technology, and Brian J. Enge, our senior vice president and general manager, Saucony Apparel Division. The retention agreements with Messrs. Umana, Ward and Enge, which were entered into on September 9, 2004, provide that (1) if the executive remains continuously employed full-time by us and we complete a change in control on or prior to December 31, 2005, we will pay the executive an initial retention bonus and (2) if the executive remains continuously employed full-time by us during the period ending six months after the change in control, or the executive’s employment with us is terminated during that period without cause or by the executive for good reason, we will pay the officer an additional retention bonus. The amounts of the retention bonuses provided for in the retention agreements are as follows:

Name	Initial Retention Bonus	Additional Retention Bonus
Michael Umana	$150,000	$150,000
Samuel S. Ward	92,500	92,500
Brian J. Enge	88,275	88,275

The retention agreements for Messrs. Umana, Ward and Enge further provide that if the executive remains continuously employed full-time by us and we complete a change in control on or prior to December 31, 2005, all options to purchase our capital stock granted to the officer (which do not by their terms otherwise automatically vest upon the occurrence of the change in control) will automatically vest as to 50% of the unvested shares subject to such options.

Executive Severance Plan

Messrs. Umana, Ward and Enge are participants in our executive severance benefit plan. Under this plan, if the executive is terminated without cause on or after July 30, 2004, we will pay the executive one month of the executive’s annual base salary, as of the termination date, for every complete continuous year of full-time employment service by such executive, up to a maximum of 6 months of severance pay. The executive is not eligible to receive the severance payment if he (1) voluntarily terminates his employment prior to a change in control, (2) voluntarily terminates his employment from and after a change in control without good reason, (3) retires, (4) refuses to accept other suitable employment that is offered by us, (5) is terminated for cause or (6) voluntarily terminates employment by declining an offer of employment with an acquirer of the business or assets of our company.

In a separate agreement with Mr. Umana, the terms of the plan were amended so that if Mr. Umana becomes entitled to severance under the plan, his severance payment will equal $300,000. This severance benefit is in place of, and supercedes, the benefit to which Mr. Umana would otherwise be entitled to under our executive severance plan.

Indemnification of Officers and Directors

The merger agreement provides for director and officer indemnification for specified time periods. We describe these provisions below under the caption “—The Merger Agreement—Indemnification and Insurance.”

Benefit Arrangements with Stride Rite

Stride Rite has agreed to give each continuing employee full credit for prior service with us or any of our subsidiaries for purposes of eligibility and vesting (but not for purposes of benefit accrual) and determination of severance benefits and vacation and paid time off benefits under any Stride Rite employee plan (which does not include any Stride Rite defined benefit pension plan). Stride Rite also has agreed to waive any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Stride Rite and to recognize the deductible and out-of-pocket expenses paid in the calendar year in which the merger occurs.

No Financing Condition

The merger is not conditioned on Stride Rite’s ability to obtain financing.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Stride Rite each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on June 16, 2005 and, in accordance with the merger agreement, have requested “early termination” of the waiting period. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on June 24, 2005. We and Stride Rite do not believe that any foreign antitrust approvals are required to consummate the merger.

It is possible that the Department of Justice or the Federal Trade Commission may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “The Merger Agreement—Conditions to the Merger.”

We are not aware of any state regulatory requirements that remain to be complied with in order to complete the merger, other than the filing of the articles of merger with the Secretary of State of the Commonwealth of Massachusetts.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material United States federal income tax consequences to our shareholders of the receipt of cash in exchange for shares of our common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion generally assumes that the shares of our common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation or another person subject to United States income taxation on its worldwide income). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder of ours in light of the shareholder’s personal investment circumstances, or those shareholders of ours subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), our shareholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or our employee stock purchase plan. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a shareholder of ours. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

The receipt of cash in the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of shares of our common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of our common stock and the amount of cash received. Gain or loss will be calculated separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). If the shares of our common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss subject (in the case of shareholders who are individuals) to tax at a maximum United States federal income tax rate of 15%, and will be short-term capital gain or loss if the shares have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the United States federal income tax backup withholding rules, unless an exemption applies, Stride Rite generally is required to and will withhold 28% of all payments to which a shareholder or other payee is entitled in the merger, unless the shareholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each shareholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each shareholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain shareholders of ours (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

The foregoing discussion of material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement, the Merger Subsidiary, a wholly owned subsidiary of Stride Rite, will merge with and into us, with Saucony continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Stride Rite. The merger will be effective at the time articles of merger are duly filed with the office of the Secretary of State of the Commonwealth of Massachusetts (or at a later time, if agreed upon by the parties and specified in the articles of merger).

Merger Consideration

Upon completion of the merger, each outstanding share of our Class A Common Stock and Class B Common Stock, other than those owned by any of our wholly owned subsidiaries or owned by Stride Rite, the Merger Subsidiary or any other wholly owned subsidiary of Stride Rite, will be converted into the right to receive $23.00 in cash per share, without interest and less any applicable withholding taxes, which we refer to as the merger consideration.

Treatment of Stock Options and Employee Stock Purchase Plan

Each outstanding stock option of our company, whether or not exercisable, will be accelerated and become exercisable in full immediately prior to the completion of the merger. Upon consummation of the merger, each such outstanding stock option will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (1) the excess, if any, of $23.00 over the per share exercise price for the option multiplied by (2) the number of shares of our common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to completion of the merger.

We have agreed to terminate our 2001 Employee Stock Purchase Plan as of or prior to the effective time of the merger. We also have agreed not to commence any new offering periods under our 2001 Employee Stock Purchase Plan on or after August 15, 2005.

Payment for the Shares

At or prior to the completion of the merger, Stride Rite will deposit with American Stock Transfer & Trust Company or another bank or trust company mutually acceptable to Stride Rite and us, for the benefit of our shareholders, cash in an amount sufficient to pay the merger consideration as contemplated by the merger agreement.

At the effective time of the merger, holders of our common stock will cease to be, and will have no rights, as our shareholders, other than the right to receive the merger consideration. After the merger occurs, there will be no transfers on our stock transfer books of any shares of our common stock.

Promptly after the completion of the merger, Stride Rite will cause the exchange agent to mail to holders of record of our certificates that immediately prior to the completion of the merger represented shares of our common stock that were converted into the right to receive the merger consideration, which we refer to as certificates, a letter of transmittal and instructions on how to surrender certificates in exchange for the merger consideration. The exchange agent will promptly pay the merger consideration to the record holders of certificates after they have: (1) surrendered their certificate(s) to the exchange agent and (2) provided to the exchange agent a properly completed letter of transmittal and any other required documents. Interest will not be paid or accrue in respect of payments of merger consideration. The amount of any merger consideration paid to holders of record of certificates will be reduced by any applicable withholding taxes. You should not forward your stock certificates to the exchange agent without a letter of transmittal.

If the exchange agent is to pay some or all of the merger consideration to a person other than the record holder of a certificate, that holder must properly endorse its certificate or the certificate must otherwise be in proper form for transfer and delivered to the exchange agent with all documents required to evidence and effect the transfer and evidence that any applicable stock transfer taxes have been paid.

With respect to lost, stolen or destroyed certificate(s), the person claiming the certificate(s) to be lost, stolen or destroyed will be required to provide an affidavit of that fact and, if reasonably required by Stride Rite, post a bond in a reasonable amount as Stride Rite may direct as indemnity against any claim that may be made against it with respect to those certificate(s) in order to receive the merger consideration in respect of the shares of our common stock formerly represented by those certificate(s).

Beginning 270 days after the closing date of the merger, Stride Rite will act as the exchange agent, and our former shareholders may look solely to Stride Rite for any amounts owed to them. None of Stride Rite, the Merger Subsidiary, us or the exchange agent will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Directors and Officers

The directors and officers of the Merger Subsidiary immediately prior to the completion of the merger will be the initial directors and officers of the surviving corporation, each to hold office in accordance with the articles of organization and by-laws of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Stride Rite and the Merger Subsidiary and representations and warranties made by Stride Rite and the Merger Subsidiary to us. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between Stride Rite and the Merger Subsidiary, on the one hand, and us, on the other hand. Moreover, some of those representations and warranties were made as of a specified date or may have been used for the purpose of allocating risk between the parties to the merger agreement.

Our representations and warranties in the merger agreement include representations and warranties relating to, among other things:

•	our organization, standing, power to carry on our business and other corporate matters;

•	our capitalization;

•	ownership of our subsidiaries and our subsidiaries’ organization, standing, power to carry on their business and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts with, or violations of, organizational documents, contracts, instruments or law as a result of the merger agreement or the merger;

•	required consents and approvals as a result of the execution, delivery and performance by us of the merger agreement;

•	compliance of reports, schedules, forms, statements and other documents filed by us with the SEC with applicable requirements and the accuracy of the information in those documents;

•	preparation of our financial statements in accordance with U.S. generally accepted accounting principles;

•	the maintenance of disclosure controls and procedures under applicable federal securities laws;

•	the accuracy and completeness of the information in this proxy statement;

•	the absence of undisclosed material liabilities;

•	the conduct of our business since April 1, 2005 and the absence of certain changes related thereto;

•	tax matters;

•	owned and leased properties;

•	intellectual property;

•	our material contracts;

•	litigation;

•	environmental matters;

•	employee benefits plans;

•	compliance with laws and court orders;

•	permits;

•	labor matters;

•	insurance;

•	our receipt of a fairness opinion from our financial advisor relating to the merger;

•	inapplicability of state anti-takeover statutes; and

•	the brokers’ and finders’ fees payable by us with respect to the merger.

The merger agreement also contains representations and warranties made by Stride Rite and the Merger Subsidiary to us, including representations and warranties relating to, among other things:

•	their organization, standing, power to carry on its business and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts with, or violations of, Stride Rite’s or the Merger Subsidiary’s organizational documents, contracts, instruments or law as a result of the merger agreement or the merger;

•	required consents and approvals as a result of their execution, delivery and performance of the merger agreement;

•	compliance of reports, schedules, forms, statements and other documents filed by Stride Rite with the SEC with applicable requirements and the accuracy of the information in those documents;

•	preparation of Stride Rite’s financial statements in accordance with U.S. generally accepted accounting principles;

•	the accuracy and completeness of the information provided by Stride Rite to us for use in this proxy statement;

•	the absence of changes since March 4, 2005;

•	the formation and operations of the Merger Subsidiary;

•	Stride Rite’s financial capability to pay the merger consideration and the execution of commitment letters related thereto; and

•	Stride Rite’s solvency.

The representations and warranties contained in the merger agreement will not survive the completion of the merger.

Conduct of Business Pending the Merger

From June 1, 2005 through the time the merger becomes effective or, if earlier, the termination of the merger agreement, we have agreed that, except for specified exceptions, as expressly provided in the merger agreement or as consented to by Stride Rite, we and our subsidiaries will use reasonable best efforts to:

•	carry on our and our subsidiaries’ business in the ordinary course consistent in all material respects with past practice (which we refer to generally as the ordinary course of business);

•	maintain and preserve our and our subsidiaries’ business organization, assets and properties;

•	preserve our and our subsidiaries’ business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with us or our subsidiaries; and

•	continue to perform in all material respects under existing material contracts in effect on the date of the merger agreement.

In addition, we have agreed that during the same period, subject to certain exceptions or as expressly provided in the merger agreement, we and our subsidiaries will not do any of the following without the prior written consent of Stride Rite:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of our capital stock (other than dividends and distributions by one of our direct or indirect wholly owned subsidiaries to its parent and other than regular quarterly cash dividends in amounts consistent with past practice on our Class A Common Stock and Class B Common Stock);

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities;

•	purchase or redeem any shares of our capital stock or securities convertible into or exchangeable for shares of our capital stock or other securities or any rights, warrants or options to acquire any shares of our capital stock or other securities (except for the acquisition of shares of our common stock from stock option holders as payment of all or a portion of the option exercise price, or from former employees, directors and consultants pursuant to agreements that provide for the repurchase of shares in connection with termination of services to us or any of our subsidiaries);

•	authorize, issue, sell, agree to issue or sell, pledge or otherwise dispose of or encumber any shares of our capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or other securities (except the issuance of shares of our common stock upon the exercise of stock options outstanding on the date of the merger agreement or pursuant to our employee stock purchase plan);

•	amend our or our subsidiaries’ articles of organization, by-laws or other comparable organizational documents;

•	merge or consolidate with any entity, acquire all or a substantial portion of the assets or stock of any entity or acquire assets outside the ordinary course of business;

•	sell, lease, license, pledge or otherwise dispose of or encumber any material properties or material assets (other than in the ordinary course of business);

•	adopt or implement any shareholder rights plan;

•	incur any debt or guarantee the debt of another person (other than (1) in connection with the financing of trade receivables in the ordinary course of business, (2) letters of credit or similar arrangements issued to or for the benefit of our suppliers and manufacturers in the ordinary course of business and (3) pursuant to existing credit facilities in the ordinary course of business);

•	issue, sell or amend any debt securities or warrants or other rights to acquire debt securities of us or any of our subsidiaries, guarantee any debt securities of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	make loans, advances (other than routine advances to employees in the ordinary course of business) or capital contributions to or investments in any other person (other than in us or one of our direct or indirect wholly owned subsidiaries); however, we may in the ordinary course of business continue to invest in debt securities maturing not more than 365 days after the investment date;

•	encumber any material assets or create or suffer any material lien on any material assets (except in the ordinary course of business pursuant to existing credit facilities (or any extensions or renewals));

•	enter into hedging or other arrangements designed to protect us or our subsidiaries against fluctuations in commodities prices or exchange rates (other than in the ordinary course of business);

•	pay any obligations for borrowed money (except for mandatory payments under existing credit facilities (or any extensions or renewals));

•	make capital expenditures or other expenditures with respect to property, plan or equipment in excess of $250,000 in the aggregate for us and our subsidiaries, taken as a whole (except as set forth in our capital expenditure budget made available to Stride Rite and except for specific previously disclosed capital expenditures);

•	make any change in accounting method, principle or practice (except as required by U.S. generally accepted accounting principles, which we refer to as GAAP);

•	make or change any material tax election, adopt or change any material method of accounting for tax purposes, amend any material tax return, settle any material tax claim, enter into a material closing agreement, surrender any material right to claim a tax refund or credit or consent to a waiver or extension of the statute of limitations for assessment of any tax;

•	enter into or materially modify or terminate any material agreement or knowingly waive, release or assign any material rights or material claims (except to the extent subject to reserves reflected on our April 1, 2005 balance sheet in accordance with GAAP and except for agreements for the purchase or sale of inventory in the ordinary course of business);

•	enter into any material contract relating to the distribution, sale or marketing by third parties of products of us or any of our subsidiaries;

•

except (1) as required by law, (2) as required by agreements, plans or arrangements existing on the date of the merger agreement and (3) for the payment of annual bonuses for the 2004 fiscal year, adopt, enter into, terminate or amend any employment, severance or similar agreement, benefit plan or collective bargaining agreement (except in the ordinary course of business and only if such arrangement is terminable on 60 days’ or less notice without penalty or termination payment and except with respect to immaterial benefit plans); increase the compensation, fringe benefits or bonus payments to a director, officer or employee (except for annual increases of salaries in the ordinary course of business not to exceed a specified amount in the aggregate); accelerate the payment, right to payment or vesting of any material compensation or benefits, other than as contemplated in the merger agreement; grant any stock options or similar stock based awards; or take any action to fund or secure payment of compensation or benefits under any of our employee plans;

•	open or close any facility or office greater than 5,000 square feet;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (except as permitted in the merger agreement and other than the merger or plans of liquidation or dissolution of any of our inactive subsidiaries);

•	settle or compromise any litigation or other disputes where the amount paid in settlement or compromise exceeds $200,000 individually or $500,000 in the aggregate;

•	settle any litigation arising out of or in connection with any of the transactions contemplated by the merger agreement;

•	amend any term of any outstanding security of ours or any of our subsidiaries; and

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Shareholder Meeting; Proxy Statement

We have agreed to cause a meeting of our shareholders to be duly called and held as promptly as practicable after resolution of all SEC comments to our proxy statement. Subject to the no-solicitation provision of the merger agreement, our board will recommend approval of the merger agreement by our shareholders and will not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Stride Rite, our board’s recommendation. Subject to the no-solicitation provision of the merger agreement, we have agreed to take all action that is reasonable and lawful to solicit from our shareholders proxies in favor of the approval of the merger agreement and to take all other action reasonably necessary or advisable to secure the vote or consent of our shareholders in favor of the approval of the merger agreement. We also have agreed to mail to our shareholders the proxy statement at the earliest practicable time after resolution of all SEC comments to the proxy statement.

We have also agreed that after consultation with Stride Rite we may adjourn or postpone the special meeting of our shareholders if as of the time of the meeting there are insufficient shares of our common stock represented to constitute a quorum necessary to conduct the business of the meeting.

No Solicitation of Other Offers; Adverse Recommendation Change

We have agreed that we and our subsidiaries will not, nor will we permit or authorize any of our directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any of our common stock; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any acquisition proposal.

However, until such time as our shareholders approve the merger agreement, we may respond to a bona fide acquisition proposal that did not result from a breach of this no-solicitation provision if our failure to respond would be inconsistent with the fiduciary obligations our board of directors, as determined in good faith after consultation with outside counsel. Permissible responses include:

•	furnishing information with respect to us to any person making an acquisition proposal that our board of directors determines in good faith, after consultation with outside counsel and its financial advisors, is reasonably likely to lead to a superior proposal (we refer to such person as a qualified bidder); and

•	engaging in discussions or negotiations with a qualified bidder and its representatives regarding any such acquisition proposal (including solicitation of revised acquisition proposals).

We may not, however, furnish information to a qualified bidder unless we have entered into a confidentiality agreement not materially less restrictive of the qualified bidder than the confidentiality agreement entered into between us and Stride Rite (excluding any standstill provision).

We also may not furnish information to a qualified bidder or engage in discussions or negotiations with a qualified bidder unless we have, as promptly as practicable, notified Stride Rite orally, with written confirmation to follow (within 24 hours of knowledge of the actual receipt of an acquisition proposal by any of Messrs. Fisher, Gottesman, Umana or Holman), of our receipt of the acquisition proposal from the qualified bidder, the material terms and conditions of the acquisition proposal and the identity of the qualified bidder making the acquisition proposal. In addition, we must promptly notify Stride Rite if we have begun to furnish non-public information to, or to participate in negotiations or substantive discussions with, a qualified bidder making such acquisition proposal, and we must promptly advise Stride Rite orally, with written confirmation to follow promptly (within 24 hours of knowledge of the actual receipt of any material change in the terms of any such acquisition proposal by any of the same four individuals), of any material change in the terms of the acquisition proposal.

We have agreed in the merger agreement that our board of directors will recommend that our shareholders vote in favor of the approval of the merger agreement. We have also agreed that, until the effective time of the merger or the earlier termination of the merger agreement, our board of directors will not:

•	withhold, withdraw or modify, or publicly propose to withdraw or modify in a manner adverse to Stride Rite or the Merger Subsidiary, our board’s approval or recommendation that the shareholders vote in favor of the approval of the merger agreement;

•	cause or permit us to enter into any letter of intent, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an acquisition proposal; or

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal.

However, until such time as our shareholders approve the merger agreement, our board may, in response to a superior proposal that did not result from a breach of the no-solicitation provision described above, (1) withhold, withdraw or modify its recommendation or (2) approve or recommend an acquisition proposal, if in each case our board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. If our board determines to take either of these actions, it may do so only on or after the third business day after Stride Rite has received written notice from us advising Stride Rite that our board desires to withdraw or modify the recommendation due to a superior proposal and specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal.

We have agreed, as promptly as practicable, to notify Stride Rite orally, with confirmation to follow (but in any event within 24 hours of knowledge of the actual receipt of an acquisition proposal by any of the four individuals listed above) of our receipt of any acquisition proposal, the material terms and conditions of any such acquisition proposal and the identity of the person making any such acquisition proposal. We also are required:

•	to promptly notify Stride Rite if we have begun to furnish non-public information to, or to participate in negotiations or substantive discussions with, a person making any acquisition proposal and to promptly advise Stride Rite orally, with written confirmation to follow (but in any event within 24 hours of knowledge of actual receipt of any material change in the terms of any such acquisition proposal by any of the four individuals listed above) of any material change in the terms of any such acquisition proposal; and

•	if Stride Rite makes a counterproposal, to consider and cause our financial and legal advisors to consider the terms of such counterproposal.

Nothing in the merger agreement prohibits us or our representatives from taking and disclosing a position to our shareholders with respect to a tender offer contemplated by Rules 14d-9 and 14e-2 of the Exchange Act or from making any disclosure to our shareholders, if, in our board’s good faith judgment, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

We have agreed that we and our representatives will cease all discussions and negotiations that commenced before the date of the merger agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal.

The merger agreement defines an “acquisition proposal” to mean, other than the transactions contemplated by the merger agreement:

•	any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, share exchange or other business combination involving us and our subsidiaries, taken as a whole;

•	any proposal for the issuance by us of over 20% of our equity securities; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of us and our subsidiaries.

The merger agreement defines a “superior proposal” to mean any unsolicited, bona fide written proposal made by a third party to acquire all of the equity securities or consolidated total assets of us and our subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of assets, which proposal our board determines in its good faith judgment (after consultation with its financial advisor and taking into account all the terms and conditions of such proposal and the merger (including any proposal by Stride Rite to amend the terms of the merger agreement), including any conditions to consummation and the likelihood of such transaction being consummated), to be more favorable to the holders of our common stock from a financial point of view than the merger; provided, however, that no acquisition proposal will be deemed to be a superior proposal if any financing required to consummate the acquisition proposal is not then committed unless in the good faith judgment of our board such financing is reasonably likely to be committed.

Efforts to Complete the Merger

Subject to the terms of the merger agreement, we and Stride Rite have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, including (1) obtaining from any governmental entity or other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement, (2) making all necessary filings and other required submissions with respect to the merger agreement and the merger required under the Exchange Act and any other applicable federal or state securities laws, the HSR Act, and any other applicable law and (3) executing or delivering any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

Subject to the terms of the merger agreement, we and Stride Rite agree to cooperate and use commercially reasonable efforts to obtain any government clearances or approvals required for the closing of the merger under the HSR Act and any other antitrust laws, to respond to any government requests for information under any antitrust law and to contest and resist any action that restricts, prevents or prohibits the consummation of the merger or any of the other transactions contemplated by the merger agreement.

We and Stride Rite will give any notices to third parties and use reasonable best efforts to obtain any third party consents required in connection with the merger that are necessary to consummate the transactions contemplated by the merger agreement, disclosed in the schedules to the merger agreement or required to prevent the occurrence of an event that is reasonably likely to have a material adverse effect with respect to us or Stride Rite prior to or after the effective time of the merger. Neither we nor Stride Rite is required to make any payments in connection with our respective obligations to complete the merger.

Additional Agreements

The merger agreement contains additional agreements between us and Stride Rite relating to, among other things:

•	our agreement to use our commercially reasonable efforts to continue the quotation of our common stock on The Nasdaq National Market;

•	Stride Rite’s access to information regarding us and our subsidiaries, and the confidentiality of such information;

•	delivery by us to Stride Rite of (1) reports and other documents filed or received by us pursuant to the requirements of federal or state securities law, (2) financial and other statements with respect to us and our subsidiaries and (3) other information about us, our business, properties, assets and personnel;

•	our agreement with Stride Rite to use our respective commercially reasonable efforts to furnish to each other all information required for any application or filing in connection with the transactions contemplated by the merger agreement;

•	public announcements with respect to the merger and the merger agreement;

•	notice of (1) the occurrence, or failure to occur, of any event, which is reasonably likely to cause any representation or warranty of either party contained in the merger agreement to be untrue or inaccurate in any material respect or (2) any material failure by us, Stride Rite or the Merger Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with by it under the merger agreement; and

•	the agreement of the surviving corporation to assume certain of our agreements.

Conditions to the Merger

The consummation of the merger is subject to specified customary closing conditions, as described further below.

Conditions to Each Party’s Obligations

Each party’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	the merger agreement shall have been approved by our shareholders;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act shall have expired or been terminated;

•	all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect with respect to Stride Rite or us, shall have been filed, obtained and occurred on terms and conditions that would not reasonably be likely to have a material adverse effect with respect to Stride Rite or us;

•	no order suspending the use of this proxy statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff; and

•	no governmental entity shall have enacted, issued, enforced or entered any order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and has the effect of making the merger illegal or otherwise prohibiting the closing of the merger.

Conditions to Stride Rite’s and the Merger Subsidiary’s Obligations

The obligations of Stride Rite and the Merger Subsidiary to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties in the merger agreement shall be true and correct on and as of the closing date of the merger, except (1) if a representation or warranty is specifically made as of a particular date, it must be true and correct as of that date, (2) for changes contemplated by the merger agreement, and (3) where the failure to be true and correct (ignoring materiality or material adverse effect qualifications) individually or in the aggregate has not had a material adverse effect with respect to us;

•	we shall have performed in all material respects all of our obligations under the merger agreement required to be performed by us on or before the completion of the merger;

•	Stride Rite shall have received a certificate signed by our chief executive officer or chief financial officer to the effect of the preceding two bullets;

•	there shall not be instituted or pending any action or proceeding in which a governmental entity is challenging or seeking to restrain or prohibit the consummation of the merger or seeking to prohibit or limit in any material respect Stride Rite’s ability to vote, transfer, receive dividends or otherwise exercise ownership rights with respect to the stock of the surviving corporation; and

•	since the date of the merger agreement, there shall not have been individually or in the aggregate a material adverse effect with respect to us, or an effect, event or change that individually or in the aggregate would reasonably be likely to have a material adverse effect with respect to us.

A material adverse effect with respect to us means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition or results of operations of us and our subsidiaries, taken as a whole; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a material adverse effect with respect to us:

•	changes that are the result of factors generally affecting the industries or markets in which we operate (other than those that have had a materially disproportionate adverse effect relative to other industry participants on us and our subsidiaries taken as a whole);

•	any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with the merger agreement or the pendency or announcement of the transactions contemplated by the merger agreement, including actions of competitors or any delays or cancellations of orders for products or services or losses of employees (other than any such change, effect or circumstance resulting from a material breach by us of specified pre-closing covenants);

•	changes in laws, rules or regulations or generally accepted accounting principles or the interpretation thereof (other than those that have had a materially disproportionate adverse effect relative to other industry participants on us and our subsidiaries taken as a whole);

•	any action taken at the written request of Stride Rite;

•	any legal, investment banking or proxy solicitation fees or expenses, or severance, retention, bonus, benefit or other change in control payments under specified executive benefits, employment or retention agreements identified to Stride Rite, incurred or made in connection with the transactions contemplated by the merger agreement;

•	any failure by us to meet any of our published securities analyst estimates of revenues or earnings for any period ending on or after the date of the merger agreement and prior to the closing; provided, however, that this clause shall not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to our failure to meet such published securities analyst estimates of revenue or earnings for any such period;

•	any loss of customers resulting from the announcement of the merger (other than any such loss resulting from a material breach by us of specified pre-closing covenants);

•	any shareholder litigation arising from or relating to merger agreement or the transactions contemplated by the merger agreement;

•	a decline in the price of our common stock after June 1, 2005 (provided, that this clause shall not exclude any underlying change, event, circumstance or development or effect that may have resulted in, or contributed to, the decline in the price of our common stock);

•	any matter relating to the presence of any hazardous substance on our East Brookfield, Massachusetts property, including any condition of such real estate relative to any environmental law;

•	changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (other than those that have had a materially disproportionate adverse effect relative to other industry participants on us and our subsidiaries taken as a whole); and

•	any failure by us to meet any of our publicly issued guidance regarding estimates of revenues, earnings or other financial measures for any period ending on or after June 1, 2005 and before the closing of the merger; provided, however, that this clause shall not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to our failure to meet such guidance for any such period.

Conditions to Our Obligations

Our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	Stride Rite’s and the Merger Subsidiary’s representations and warranties in the merger agreement shall be true and correct on and as of the closing date of the merger, except (1) if a representation or warranty is specifically made of a particular date, it must be true and correct as of that date, (2) for changes contemplated by the merger agreement, and (3) where the failure to be true and correct (ignoring materiality or material adverse effect qualifications) individually or in the aggregate has not had a material adverse effect with respect to Stride Rite;

•	Stride Rite and the Merger Subsidiary shall have performed in all material respects all of their obligations under the merger agreement required to be performed by them on or before the completion of the merger; and

•	we shall have received a certificate signed by Stride Rite’s chief executive officer or chief financial officer to the effect of the preceding two bullets.

A material adverse effect with respect to Stride Rite means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (1) the business, financial condition or results of operations of Stride Rite and its subsidiaries, taken as a whole, or (2) the ability of Stride Rite or the Merger Subsidiary to consummate the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our shareholders):

•	by mutual written agreement of us, Stride Rite and the Merger Subsidiary;

by either us or Stride Rite if:

•	the merger has not been consummated by November 30, 2005, unless the terminating party’s failure to fulfill any obligation under the merger agreement was a principal cause of or resulted in the failure of the merger to occur on or before such date;

•	a governmental entity has issued a nonappealable final order or ruling or taken any other nonappealable final action that has the effect of permanently restraining or otherwise prohibiting the merger; or

•	our shareholders fail to approve the merger agreement at the special meeting, or any adjournment of the special meeting, unless the terminating party is in material breach of or has materially failed to fulfill its obligations under the merger agreement and such breach or failure is the principal cause of our shareholders not approving the merger agreement.

by Stride Rite if:

•	(1) our board of directors withdraws, modifies or changes or publicly announces an intention to withdraw, modify or change its recommendation that our shareholders approve the merger agreement in a manner adverse to Stride Rite, (2) our board of directors fails to reconfirm its recommendation within 10 business days after Stride Rite requests reconfirmation when we have received an acquisition proposal or material amendment to an acquisition proposal, (3) our board of directors approves, endorses or recommends or publicly announces an intention to approve, endorse or recommend to our shareholders an acquisition proposal (other than the merger), (4) our board of directors recommends that our shareholders tender their shares in a tender offer or exchange offer or within 10 business days after the commencement of a tender offer or exchange offer, fails to recommend against acceptance of such offer or makes no recommendation, or (5) we materially breach our no-solicitation obligation or our obligation to call and hold a shareholders meeting to vote on the merger agreement; or

•	we breach or fail to perform any of our representations, warranties, covenants or agreements, which breach or failure to perform (1) would cause Stride Rite’s conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach or failure to perform.

by us if:

•	in accordance with the no-solicitation provision of the merger agreement, we enter into a definitive agreement to effect a superior proposal, provided, that before terminating the merger agreement:

•	we have provided Stride Rite with three business days prior written notice of our decision to terminate the merger agreement, which notification shall include in reasonable detail the material terms and conditions of the superior proposal, including the amount and form of proposed consideration and any material conditions of the superior proposal,

•	Stride Rite has not, before 5:00 p.m. Massachusetts time on the second business day of the three business day period, made an offer that in our board’s judgment after consultation with outside counsel and its financial advisor is at least as favorable to our shareholders as the superior proposal, and

•	we have paid or pay Stride Rite at the time of termination the termination fee described below; or

•	Stride Rite or the Merger Subsidiary breaches or fails to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform (1) would cause our conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach or failure to perform.

Termination Fee

We are required to pay Stride Rite a termination fee of $6.7 million if:

•	Stride Rite terminates the merger agreement because:

•	our board of directors withdraws, modifies or changes or publicly announces an intention to withdraw, modify or change its recommendation that our shareholders approve the merger agreement in a manner adverse to Stride Rite;

•	our board of directors fails to reconfirm its recommendation within 10 business days after Stride Rite requests reconfirmation when we have received an acquisition proposal or material amendment to an acquisition proposal;

•	our board of directors approves, endorses or recommends or publicly announces an intention to approve, endorse or recommend to our shareholders an acquisition proposal (other than the merger); or

•	our board of directors recommends that our shareholders tender their shares in a tender offer or exchange offer or within 10 business days after the commencement of a tender offer or exchange offer, fails to recommend against acceptance of such offer or makes no recommendation;

•	we terminate the merger agreement upon the entry into a definitive agreement to effect a superior proposal under the circumstances described above under the caption “Termination of the Merger Agreement”; or

•

within 12 months of the termination of the merger agreement by us or Stride Rite due to the failure of our shareholders to approve the merger agreement at the special meeting, or any adjournment of the special meeting, we shall have consummated an acquisition proposal or entered into a definitive agreement providing for an acquisition proposal and prior to our shareholder meeting there shall have been a public announcement of an acquisition proposal that had not been absolutely and unconditionally withdrawn or abandoned, provided that, solely for purposes of this bullet, all references to “20%” in the definition of acquisition proposal mean “50%”.

We are required to reimburse Stride Rite for up to $1 million in expenses it incurs relating the transactions contemplated by the merger agreement if (1) we or Stride Rite terminate the merger agreement because the November 30, 2005 deadline for the closing of the merger is not satisfied due to our failure to satisfy Stride Rite’s conditions to closing with respect to our representations and warranties being true and correct as of the closing date and our performance of our obligations under the merger agreement required to be performed on or before the closing date, or (2) Stride Rite terminates the merger agreement due to our breach of or failure to perform any of our representations, warranties or covenants that causes Stride Rite’s conditions to closing not be satisfied after a 20-day cure period.

Stride Rite is required to reimburse us for up to $1 million in expenses we incur relating the transactions contemplated by the merger agreement if (1) we or Stride Rite terminate the merger agreement because the November 30, 2005 deadline for the closing of the merger is not satisfied due to Stride Rite’s or the Merger Subsidiary’s failure to satisfy our conditions to closing with respect to Stride Rite’s and the Merger Subsidiary’s representations and warranties being true and correct as of the closing date and their performance of their obligations under the merger agreement required to be performed on or before the closing date, or (2) we terminate the merger agreement due to Stride Rite’s or the Merger Subsidiary’s breach of or failure to perform any of its representations, warranties or covenants that causes our conditions to closing not to be satisfied after a 20-day cure period.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time before or after approval of the merger agreement by our shareholders. However, after we have obtained shareholder approval, the parties may not amend the merger agreement in a manner that by law requires further approval by our shareholders without obtaining such further approval. Any amendment must be in a written instrument signed by us, Stride Rite and the Merger Subsidiary.

At any time before the effective time of the merger, the parties may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement and (3) waive compliance with any of the agreements or conditions contained in the merger agreement. Any extension or waiver must be in a written instrument signed on behalf of the party agreeing to the extension or waiver.

Indemnification and Insurance

For six years from the effective time of the merger, Stride Rite agrees to honor, and to cause the surviving corporation to honor, to the fullest extent permitted by law, all of our indemnification obligations to each present and former director and officer of our company arising out of or pertaining to matters existing or occurring at or before the effective time of the Merger, whether asserted or claimed before, at or after the effective time of the merger, to the extent presently provided in our articles of organization and by-laws. In addition, the articles of organization and by-laws of the surviving corporation will contain, and Stride Rite will cause the articles of organization and by-laws of the surviving corporation to contain, provisions no less favorable with respect to indemnification, expense advancement or exculpation of present and former directors and officers of us and our subsidiaries than are presently in our articles of organization and by-laws.

For six years from the effective time of the merger, the surviving corporation will maintain, and Stride Rite will cause the surviving corporation to maintain, at no expense to the beneficiaries, the current policies of directors’ and officers’ liability insurance maintained by us for matters existing or occurring at or before the effective time of the merger, so long as the aggregate annual premium is less than 200% of the current annual premium. In the event such aggregate annual premium amount is insufficient for such coverage, Stride Rite shall, or shall cause the surviving corporation to, maintain the maximum amount of coverage that is available for such amount. We or Stride Rite may satisfy Stride Rite’s obligation to cause the surviving corporation to maintain sufficient directors’ and officers’ liability insurance by purchasing a “tail” policy under our existing directors’ and officers’ insurance policy, so long as the cost of the “tail” policy does not exceed the aggregate amount of the premium limit for the six-year period. In the event such aggregate amount is insufficient for such coverage, Stride Rite shall, or shall cause the surviving corporation to, maintain the maximum amount of coverage that is available for such amount.

The indemnification rights provided in the merger agreement are in addition to the rights otherwise available to our current officers and directors by law, charter, statute, by-law or agreement, and operate for the benefit of, and shall be enforceable by, each of the indemnified parties, their heirs and representatives.

Employee Obligations

Stride Rite has agreed to give each continuing employee full credit for prior service with us or any of our subsidiaries for purposes of eligibility and vesting (but not for purposes of benefit accrual) and determination of severance benefits and vacation and paid time off benefits under any Stride Rite employee plan (which does not include any Stride Rite defined benefit pension plan) for which such continuing employee is otherwise eligible, except where such credit would result in duplicate benefits. Stride Rite also has agreed to waive any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Stride Rite and recognize the deductible and out-of-pocket expenses paid in the calendar year in which the merger occurs.

THE VOTING AGREEMENT

This section of the proxy statement describes the material provisions of the voting agreement but does not purport to describe all the provisions of the voting agreement. The following summary is qualified in its entirety by reference to the complete text of the voting agreement, which is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the voting agreement.

Voting Arrangement

In connection with the execution of the merger agreement, each of John H. Fisher, Charles A. Gottesman and members of their respective families and trusts and other entities through which each of Messrs. Fisher and Gottesman beneficially owns or has sole or shared voting power with respect to the shares of our Class A Common Stock and Class B Common Stock (which we collectively refer to as the signing shareholders) entered into a voting agreement with Stride Rite. The signing shareholders have agreed (1) to appear at any shareholder meeting or otherwise cause their shares to be counted at any shareholder meeting for purposes of calculating a quorum and (2) to vote all of their shares of our Class A Common Stock and Class B Common Stock (a) in favor of approval of the merger agreement and the transactions contemplated in the merger agreement, including the merger, and (b) against any acquisition proposal, letter of intent, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an acquisition proposal.

The signing shareholders together represent approximately 49% of the outstanding shares of our Class A Common Stock on the record date for the special meeting and approximately 25% of the outstanding shares of our Class A Common Stock and Class B Common Stock, taken together as a single class, on such date.

Each signing shareholder has appointed Stride Rite, with full power or substitution and resubstitution, as that shareholder’s attorney and irrevocable proxy, to the full extent of that shareholder’s rights with respect to his, her or its shares, to vote, if that shareholder is unable to perform his, her or its obligations under the voting agreement, each of such shares in the manner described above. The proxy is intended to be irrevocable until the termination of the voting agreement.

In the voting agreement, each signing shareholder also has agreed that, until the conclusion of our shareholder meeting, that shareholder will not (except as contemplated in the voting agreement or merger agreement) directly or indirectly sell, transfer, assign or otherwise dispose of or enter into any arrangement with respect to the sale, transfer, assignment or other disposition of any of his, her or its shares, other than (1) transfers by will or by operation of law, in which case the voting agreement will bind the transferee, (2) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the shareholder under, the voting agreement, and (3) as Stride Rite may otherwise agree in writing in its sole discretion.

No-Solicitation

Each signing shareholder has in the voting agreement agreed, in his, her or its capacity as a shareholder, not to and not to permit any of his, her or its affiliates or any of that shareholder’s or affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives, to:

•	solicit, initiate or knowingly encourage, or take any action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any acquisition proposal (other than the merger);

•	solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an acquisition proposal (other than the merger);

•	initiate a shareholders’ vote or action by consent of our shareholders with respect to an acquisition proposal; or

•	except by reason of the voting agreement become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any of our voting securities that takes any action in support of an acquisition proposal.

The voting agreement provides that each signing shareholder signed the voting agreement solely in his, her or its capacity as a shareholder of our company and not in the shareholder’s capacity as a director, officer or employee of us or any of our subsidiaries or in the shareholder’s capacity as a trustee or fiduciary of any ERISA plan or trust. Nothing in the voting agreement shall in any way restrict a director and/or officer of our company in the exercise of his or her fiduciary duties consistent with the terms of the merger agreement as a director and/or officer of our company or in his or her capacity as a trustee or fiduciary of any ERISA plan or trust, nor shall anything in the voting agreement be construed to create any obligation on a director and/or officer of our company to refrain from taking any action in his or her capacity as such a director or officer or as such a trustee or fiduciary.

Termination

The voting agreement automatically terminates upon the earliest to occur of (1) the effective time of the merger, (2) the termination date of the merger agreement, or (3) mutual written agreement of the parties.

APPRAISAL RIGHTS

Massachusetts law does not entitle the holders of shares of our common stock to seek appraisal of the fair value of their shares in connection with the merger.

MARKET PRICE AND DIVIDEND DATA

Our Class A Common Stock and Class B Common Stock are traded on The Nasdaq National Market under the symbols “SCNYA” and “SCNYB,” respectively. The tables below show, for the periods indicated, the high and low sales prices for shares of our Class A Common Stock and Class B Common Stock as reported by The Nasdaq National Market.

	Class A Common Stock		Class B Common Stock
	High	Low	High	Low
Year Ended January 2, 2004

First quarter	$11.25	$8.50	$11.35	$8.71
Second quarter	12.32	9.80	12.34	10.10
Third quarter	15.46	12.26	15.20	12.27
Fourth quarter	17.40	13.44	17.50	13.41

Year Ended December 31, 2004

First quarter	25.54	16.56	26.00	16.82
Second quarter	21.24	17.70	21.65	18.26
Third quarter	25.10	19.84	24.69	19.80
Fourth quarter	27.96	22.95	27.19	22.75

Year Ending January 6, 2006

First quarter	29.00	20.96	28.75	20.00
Second quarter	23.17	18.53	23.22	18.18
Third quarter through July 8, 2005	23.19	22.53	22.78	22.70

The tables below show the dividends per share of our Class A Common Stock and Class B Common Stock that we paid for the periods indicated.

	Dividends Per Share Of Class A Common Stock	Dividends Per Share of Class B Common Stock
Year Ended January 2, 2004

First quarter	—	—
Second quarter	—	—
Third quarter	$0.040	$0.044
Fourth quarter	$0.040	$0.044

Year Ended December 31, 2004

First quarter	$4.040	$4.044
Second quarter	$0.050	$0.055
Third quarter	$0.050	$0.055
Fourth quarter	$0.050	$0.055

Year Ending January 6, 2006

First quarter	$0.050	$0.055
Second quarter	$0.050	$0.055
Third quarter through July 8, 2005	—	—

The following table sets forth the closing sales prices per share of our Class A Common Stock and Class B Common Stock, as reported on The Nasdaq National Market on June 1, 2005, the last full trading day before the public announcement of the proposed merger, and on                     , 2005, the latest practicable date before the printing of this proxy statement:

	Class A Common Stock	Class B Common Stock
June 1, 2005	$19.35	$19.29
July , 2005

If the merger is consummated, each share of our Class A Common Stock and each share of our Class B Common Stock will be converted into the right to receive $23.00 in cash, without interest and less any applicable withholding taxes, and our common stock will be removed from quotation on The Nasdaq National Market and there will be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below sets forth information concerning beneficial ownership of our Class A Common Stock and Class B Common Stock by:

•	each shareholder we know to own beneficially more than 5% of the outstanding shares of our Class A Common Stock;

•	each shareholder we know to own beneficially more than 5% of the outstanding shares of our Class B Common Stock;

•	each of our directors;

•	each of our named executive officers as of December 31, 2004; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of July 8, 2005.

The number of shares beneficially owned by each shareholder we identify below is determined under rules promulgated by the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after July 8, 2005 through the exercise or conversion of any stock option or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, to our knowledge based upon information provided by the shareholders named in the table, each shareholder has sole investment and voting power, or shares voting and/or investment power with his or her spouse, with respect to all shares listed below as owned by that shareholder.

	Number of Shares Beneficially Owned				Percentage of Class Outstanding Beneficially Owned
	Class A Common Stock		Class B Common Stock		Class A Common Stock	Class B Common Stock
5% Shareholders

John H. Fisher c/o Saucony, Inc. 13 Centennial Drive Peabody, MA 01960	902,236	(1)	355,524	(2)	35.8%	8.3%

Charles A. Gottesman and Merrill F. Gottesman c/o Saucony, Inc. 13 Centennial Drive Peabody, MA 01960	901,736	(3)	372,430	(4)	35.8%	8.7%

	Number of Shares Beneficially Owned				Percentage of Class Outstanding Beneficially Owned
	Class A Common Stock		Class B Common Stock		Class A Common Stock	Class B Common Stock
PooRoo LLC c/o Saucony, Inc. 13 Centennial Drive Peabody, MA 01960	382,472	(5)	—		15.2%	—

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	87,347	(6)	232,691	(6)	3.5%	5.6%

West Coast Asset Management, Inc. 2151 Alessandro Drive, Suite 100 Ventura, CA 93001	70,900	(7)	428,890	(7)	2.8%	10.3%

Entrust Capital, Inc. 717 Fifth Avenue, 25th Floor New York, NY 10022	0		257,374	(8)	0.0%	6.2%

Other Directors and Executive Officers

Jonathan O. Lee	—		75,000	(9)	—	1.8%
Robert J. LeFort, Jr.	—		98,775	(10)	—	2.3%
John J. Neuhauser	—		96,196	(11)	—	2.3%
Michael Umana	—		111,535	(12)	—	2.6%
Samuel S. Ward	—		36,102	(13)	—	*
Brian J. Enge	—		34,041	(14)	—	*
All directors and executive officers as a group (10 persons)	1,233,290		1,194,980	(15)	48.9%	25.4%

*	Less than 1%

(1)

Consists of 382,472 shares held by PooRoo LLC (which are the same 382,472 shares listed as beneficially owned by Charles A. Gottesman and Merrill F. Gottesman, as described in note (3) below), of which each of Mr. Fisher and his sister, Merrill F. Gottesman, has a 50% membership interest and shares investment and voting power; 94,210 shares held in a generation-skipping trust for the benefit of Mr. Fisher (which are the same 94,210 shares listed as beneficially owned by Charles A. Gottesman and Merrill F. Gottesman, as described in note (3) below), for which Mr. Fisher and Mrs. Gottesman are trustees and share voting and investment power; 94,210 shares held in a generation-skipping trust for the benefit of Mrs. Gottesman (which are the same 94,210 shares listed as beneficially owned by Charles A. Gottesman and Merrill F. Gottesman, as described in note (3) below) for which Mr. Fisher and Mrs. Gottesman are trustees and share investment and voting power; 311,629 shares held in the name of Mr. Fisher; 1,333 shares held by Mr. Fisher’s daughter for which Mr. Fisher exercises sole voting and investment power; 4,000 shares held by Mrs. Donna Fisher, Mr. Fisher’s wife; and 14,382 shares held in trust for the benefit of Mr. Fisher’s children, for which Mr. Fisher is the trustee and exercises sole voting power. Mr. Fisher disclaims beneficial ownership of 191,236 of the 382,472 shares held by PooRoo LLC, of which Mr. Fisher and Mrs. Gottesman share investment and voting power, and further disclaims beneficial ownership of 94,210 shares held in a generation-skipping trust for the benefit of Mrs. Gottesman, for which Mr. Fisher and Mrs. Gottesman are trustees and share investment and voting power.

(2)	Consists of 34,210 shares held in a generation-skipping trust for the benefit of Mrs. Gottesman (which are the same 34,210 shares listed as beneficially owned by Charles A. Gottesman and Merrill F. Gottesman, as described in note (4) below) for which Mr. Fisher and Mrs. Gottesman are trustees and share investment and voting power; 34,210 shares held in a generation-skipping trust for the benefit of Mr. Fisher (which are the same 34,210 shares listed as beneficially owned by Charles A. Gottesman and Merrill F. Gottesman, as described in note (4) below), for which Mr. Fisher and Mrs. Gottesman are trustees and share investment and voting power; 1,582 shares held in trust for the benefit of Mr. Fisher’s daughter for which Mr. Fisher is the trustee and exercises sole investment and voting power; 187,033 shares held in the name of Mr. Fisher; and 98,489 shares which Mr. Fisher has the right to acquire pursuant to outstanding options exercisable within 60 days after July 8, 2005. Mr. Fisher disclaims beneficial ownership of 34,210 shares held in a generation-skipping trust for the benefit of Mrs. Gottesman, for which Mrs. Gottesman and Mr. Fisher are trustees and share investment and voting power.

(3)	Consists of 382,472 shares held by PooRoo LLC (which are the same 382,472 shares listed as beneficially owned by John H. Fisher, as described in note (1) above), of which each of Merrill F. Gottesman and John H. Fisher has a 50% membership interest and shares investment and voting power; 94,210 shares held in a generation-skipping trust for the benefit of Mr. Fisher (which are the same 94,210 shares listed as beneficially owned by John H. Fisher, as described in note (1) above) for which Mrs. Gottesman and Mr. Fisher are trustees and share investment and voting power; 94,210 shares held in a generation-skipping trust for the benefit of Mrs. Gottesman (which are the same 94,210 shares listed as beneficially owned by John H. Fisher, as described in note (1) above), for which Mrs. Gottesman and Mr. Fisher are trustees and share investment and voting power; 10,666 shares held by Mr. and Mrs. Gottesman’s daughters for which Mr. and Mrs. Gottesman exercise shared investment and voting power; 7,964 shares held in trust for the benefit of Mr. and Mrs. Gottesman’s daughters for which Mrs. Gottesman is the trustee and exercises sole investment and voting power; 6,700 shares held in the name of Mr. Gottesman; 94,781 shares held by Mr. and Mrs. Gottesman as joint tenants with right of survivorship; and 210,733 shares held in the name of Mrs. Gottesman. Mr. and Mrs. Gottesman disclaim beneficial ownership of 191,236 of the 382,472 shares held by PooRoo LLC, of which Mrs. Gottesman and Mr. Fisher share investment and voting power, and further disclaims beneficial ownership of 94,210 shares held in a generation-skipping trust for the benefit of Mr. Fisher, for which Mr. Fisher and Mrs. Gottesman are trustees and share investment and voting power.

(4)

Consists of 34,210 shares held in a generation-skipping trust, for the benefit of Mrs. Gottesman (which are the same 34,210 shares listed as beneficially owned by John H. Fisher, as described in note (2) above), for which Mrs. Gottesman and Mr. Fisher are trustees and share investment and voting power; 34,210 shares held in a generation skipping trust for the benefit of Mr. Fisher (which are the same 34,210 shares listed as beneficially owned by John H. Fisher, as described in note (2) above), for which Mrs. Gottesman and Mr. Fisher are trustees and share investment and voting power; 3,164 shares held in trust for the benefit of Mr. and Mrs. Gottesman’s daughters for which Mrs. Gottesman is trustee and exercises sole investment and voting power; 117,833 shares held by Mr. and Mrs. Gottesman as joint tenants with right of survivorship; 98,489 shares held by Mr. Gottesman; and 85,923 shares which Mr. Gottesman has the right to acquire pursuant to outstanding options exercisable within 60 days after July 8, 2005. Mr. and Mrs. Gottesman disclaim beneficial ownership of 34,210 shares held in a generation-skipping trusts for the benefit of Mr. Fisher, for which Mrs. Gottesman and Mr. Fisher are trustees and share investment and voting power.

(5)	The information reported is based on a Schedule 13D filed on March 11, 1999 with the Securities and Exchange Commission by PooRoo LLC, PooRoo, Inc., John H. Fisher and Charles A. Gottesman and Merrill F. Gottesman. PooRoo LLC is the direct owner of 382,472 shares. PooRoo, Inc. is the managing member of PooRoo LLC and as a result is deemed to have an indirect interest in and the power to direct the vote and disposition of the 382,472 shares held by PooRoo LLC. John H. Fisher is President and a Director of PooRoo, Inc. and has a 50% membership interest in PooRoo LLC. Merrill F. Gottesman is Treasurer, Clerk and a Director of PooRoo, Inc. and has a 50% membership interest in PooRoo LLC. The 382,472 shares listed as beneficially owned by PooRoo LLC are the same 382,472 shares listed as beneficially owned by John H. Fisher and by Charles A. Gottesman and Merrill F. Gottesman, as described in notes (1) and (3) above.

(6)	The information reported is based on a Schedule 13F-HR filed on May 9, 2005 with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over our securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(7)	The information reported is based on a Schedule 13F-HR filed by West Coast Asset Management, Inc. on April 18, 2005. Subsequently, the Boston Globe reported in an article dated July 5, 2005 that West Coast Asset Management, Inc. sold all of its Saucony common stock.

(8)	The information reported is based on a Schedule 13F-HR filed jointly on May 12, 2005 with the Securities and Exchange Commission by (i) EnTrust Capital Inc., a Delaware corporation (“EnTrust”); (ii) EnTrust Partners LLC, a Delaware limited liability company (“Partners”); (iii) EnTrust Partners Offshore LLC, a Delaware limited liability company (“Offshore”); (iv) EnTrust Capital Waters Fund Ltd., an exempted company organized under the laws of the Cayman Islands (“Waters Fund”); (v) EnTrust Dedicated Fund, LP, a Delaware limited partnership (“Dedicated Fund”); (vi) EnTrust Capital Partners LP, a Delaware limited partnership (“Partners Fund”); (vii) EnTrust Capital Partners II LP, a Delaware limited partnership (“Partners II Fund”); (viii) Mr. Gregg Hymowitz, who serves as a managing member of Partners and Offshore and as a principal owner of EnTrust; (ix) Mr. Mark Fife, who serves as a managing member of Partners and Offshore, and as a principal owner of EnTrust; and (x) Mr. Michael Horowitz, who serves as a managing member of Partners and Offshore and as a principal owner of EnTrust.

(9)	Includes 30,000 shares which Mr. Lee has the right to acquire pursuant to outstanding options exercisable within 60 days after July 8, 2005.

(10)	Consists of 37,036 shares which Mr. LeFort has the right to acquire pursuant to outstanding options exercisable within 60 days after July 8, 2005 and 61,739 shares held by Mr. LeFort and Mrs. Elisabeth A. LeFort.

(11)	Includes 67,696 shares which Mr. Neuhauser has the right to acquire pursuant to outstanding options exercisable within 60 days after July 8, 2005.

(12)	Includes 82,003 shares which Mr. Umana has the right to acquire pursuant to outstanding options exercisable within 60 days after July 8, 2005.

(13)	Includes 33,227 shares which Mr. Ward has the right to acquire pursuant to outstanding options exercisable within 60 days after July 8, 2005.

(14)	Consists of 33,247 shares which Mr. Enge has the right to acquire pursuant to outstanding options exercisable within 60 days after July 8, 2005.

(15)	Includes a total of 517,479 shares which our directors and executive officers have the right to acquire pursuant to outstanding options exercisable within 60 days after July 8, 2005.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we plan to hold our 2006 annual meeting. Any proposal that a shareholder of Saucony wishes to be considered for inclusion in our proxy statement and proxy card for our 2006 annual meeting of shareholders must be submitted to our corporate Clerk at 13 Centennial Drive, Peabody, Massachusetts 01960 no later than December 28, 2005.

If a shareholder of Saucony wishes to present a proposal before the 2006 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, that shareholder must also give written notice to our corporate Clerk at our offices at the above address. If our corporate Clerk does not receive the notice on or before March 13, 2006, the proxies designated by our board of directors will have discretionary authority to vote on any such proposal.

HOUSEHOLDING OF PROXY STATEMENT

In accordance with Rule 14a-3(e)(l) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Saucony, Inc., Attention: Corporate Clerk, 13 Centennial Drive, Peabody, Massachusetts 01960, and our telephone number is (978) 532-9000.

WHERE YOU CAN FIND MORE INFORMATION

Each of Saucony and Stride Rite files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of Saucony and Stride Rite with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.”

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact The Altman Group, Inc., our proxy solicitor, toll free at 1-800-591-8250.

By Order of the Board of Directors,

David E. Redlick, Clerk

                    , 2005

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

THE STRIDE RITE CORPORATION,

OC, INC.

and

SAUCONY, INC.

Dated as of June 1, 2005

i

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Articles of Merger	Section 1.1
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Balance Sheet	Section 4.3(b)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.11
Buyer Material Adverse Effect	Section 4.1
Buyer SEC Reports	Section 4.3(a)
Certificate	Section 2.2(b)
Class A Common	Section 2.1(b)
Class B Common	Section 2.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment Letters	Section 4.6
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company ESPP	Section 2.3(d)
Company Intellectual Property	Section 3.10(b)
Company Leases	Section 3.9(c)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Agreement	Preamble
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.13

Terms	Reference in Agreement
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.11
East Brookfield Property	Section 3.1(j)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(c)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Governmental Regulations	Section 3.9(b)
Hazardous Substance	Section 3.13(d)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(a)
IRS	Section 3.8(b)
Liens	Section 3.4(b)
MBCA	Preamble
Merger	Preamble
Merger Consideration	Section 2.1(c)
Option Consideration	Section 2.3(b)
Ordinary Course of Business	Section 3.2(e)
Outside Date	Section 8.1(b)
Pre-Closing Period	Section 5.1
Premium Limit	Section 6.8(c)
Proxy Statement	Section 3.5(c)
Qualified Bidder	Section 6.1(a)
Real Estate	Section 3.9(a)
Required Cash Amount	Section 4.6
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.10(b)
Transitory Subsidiary	Preamble

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 1, 2005, by and among The Stride Rite Corporation, a Massachusetts corporation (the “Buyer”), OC, Inc., a Massachusetts corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Saucony, Inc., a Massachusetts corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to expand product selection and advance the long-term business interests of the Buyer and the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger of the Transitory Subsidiary with and into the Company (the “Merger”) in accordance with the terms of this Agreement and the Massachusetts Business Corporation Act (the “MBCA”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into a Stockholder Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Stockholder Agreement”), pursuant to which such stockholders have, among other things, agreed to vote all of the shares of voting capital stock of the Company that such stockholders own in favor of the Company Voting Proposal (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger.    Subject to the provisions of this Agreement, prior to the Closing (as defined below), the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of the Commonwealth of Massachusetts, articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Transitory Subsidiary and the Company in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger shall become effective upon the filing of the Articles of Merger, accompanied by payment of the filing fee (as provided in the MBCA), with the Secretary of State of the Commonwealth of Massachusetts, or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.2 Closing.    The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction of or, if permissible under this Agreement, waiver by the party entitled to the benefit of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger.    At the Effective Time the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Effective Time is sometimes referred to herein as the “Surviving Corporation”). The Articles of Organization and By-Laws of the Company, each as amended and in effect on the date of this Agreement, shall be the Articles of Organization and By-Laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 11.07 of the MBCA.

1.4 Directors and Officers.    The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-Laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary.    Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class A Common Stock, $0.33 1/3 par value per share, of the Surviving Corporation.

(b) Excluded Shares.    All shares of Class A Common Stock, $0.33 1/3 par value per share (“Class A Common”), and Class B Common Stock, $0.33 1/3 par value per share, of the Company (“Class B Common” and, together with the Class A Common, “Company Common Stock”) that are owned by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock.    Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $23.00 in cash per share, without interest (the “Merger Consideration”), upon the surrender and exchange of the certificate representing such share of Company Common Stock in accordance with the provisions of Section 2.2. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration.    The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates.    The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent.    At or prior to the Effective Time, the Buyer shall deposit with American Stock Transfer & Trust Company or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures.    Promptly (and in any event within ten Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate, which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto, provided that the Buyer shall assist the Company in developing arrangements for the delivery of such materials at Closing to significant shareholders of the Company to facilitate the payment of Merger Consideration to such shareholders immediately following the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on any Merger Consideration payable to the holders of Certificates. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise in proper form for transfer and delivered to the Exchange Agent with all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock.    All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the payment of the Merger Consideration as provided in this Article II.

(d) Termination of Exchange Fund.    Promptly following the date which is 270 days after the Effective Time, the Exchange Agent shall deliver to the Buyer all cash, Certificates and other documents in its possession relating to the Merger, and the Exchange Agent’s duties shall terminate. Thereafter, any holder of Company Common Stock who has not previously complied with this Section 2.2 may surrender such certificate to the Buyer and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the Merger Consideration relating thereto.

(e) No Liability.    To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights.    Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Buyer, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be.

(g) Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Buyer, the posting by such person of a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund in either of the following, as directed by the Buyer: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States and which mature within three (3) months from the date of acquisition thereof, or (ii) any money market fund that invests primarily in obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, the Buyer. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Buyer shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

2.3 Company Stock Plans.

(a) The Company shall take such action as shall be required:

(i) to cause any unexercisable options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated and become exercisable in full effective immediately prior to the Effective Time;

(ii) to effectuate the termination upon the Effective Time of all Company Stock Options outstanding at such time (without regard to the exercise price of such Company Stock Options); and

(iii) to cause, pursuant to the Company Stock Plans, each outstanding Company Stock Option to represent upon the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.

(b) Each holder of a Company Stock Option shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, the Option Consideration for such Company Stock Option shall be zero and such Company Stock Option shall be cancelled and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3.

(d) The Company shall terminate its 2001 Employee Stock Purchase Plan (the “Company ESPP”) in accordance with its terms as of or prior to the Effective Time and shall take such action as it deems necessary to avoid the commencement of any Offering Period (as such term is defined in the Company ESPP) on or after August 15, 2005.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary (the “Company Disclosure Schedule”).

3.1 Organization, Standing and Power.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a statutory concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) changes that are the result of factors generally affecting the industries or markets in which the Company operates (other than those that have had a materially disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole);

(b) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including without limitation actions of competitors or any delays or cancellations of orders for products or services or losses of employees (other than any such change, effect or circumstance resulting from a material breach by the Company of its obligations under Section 5.1 of this Agreement);

(c) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof (other than those that have had a materially disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole);

(d) any action taken at the written request of the Buyer;

(e) any legal, investment banking or proxy solicitation fees or expenses, or severance, retention, bonus, benefit or other change in control payments under any executive benefits, employment or retention agreements identified on Section 3.14 of the Company Disclosure Schedule (copies of which have been delivered, or made available, to the Buyer), incurred or made in connection with the transactions contemplated by this Agreement;

(f) any failure by the Company to meet any published securities analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, however, that this clause (f) shall not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to the Company’s failure to meet such published securities analyst estimates of revenues or earnings for any such period;

(g) any loss of customers resulting from the announcement of the Merger (other than any such loss resulting from a material breach by the Company of its obligations under Section 5.1 of this Agreement);

(h) any stockholder litigation arising from or relating to this Agreement or the transactions contemplated hereby;

(i) a decline in the price of the Company Common Stock after the date hereof (provided, however, that this clause (i) shall not exclude any underlying change, event, circumstance or development or effect that may have resulted in, or contributed to, the decline in the price of the Company Common Stock);

(j) any matter relating to the presence of any Hazardous Substance on the Company’s East Brookfield Property, including any condition of the East Brookfield Property relative to any Environmental Law. For purposes of this Agreement, the term “East Brookfield Property” means Parcels I-IV as set forth in the Quitclaim Deed dated March 22, 1985 and the real estate located at street addresses 277 East Main Street, 126 Mechanic Street and 0 Mechanic Street, East Brookfield, Massachusetts;

(k) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (other than those that have had a materially disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole); and

(l) any failure by the Company to meet any of its publicly issued guidance regarding estimates of revenues, earnings or other financial measures for any period ending on or after the date of this Agreement and prior to the Closing; provided, however, that this clause (l) shall not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to the Company’s failure to meet such guidance for any such period.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 20,000,000 shares of Class A Common, 20,000,000 shares of Class B Common and 500,000 shares of preferred stock, $1.00 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Articles of Organization. As of May 31, 2005, (i) 2,520,647 shares of Class A Common and 4,177,850 shares of Class B Common were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2 of the Company Disclosure Schedule sets forth a complete and accurate list, as of May 31, 2005, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, subscriptions, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, subscription, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Company Stockholder Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company’s Articles of Organization or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”).

(f) All dividends or distributions on securities of the Company that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends are not yet due or payable).

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized equity securities, calls, subscriptions, rights, commitments or agreements to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such publicly traded company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the MBCA (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors

(i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement and declared its advisability in accordance with the provisions of the MBCA, (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and voted to recommend that the stockholders of the Company vote in favor of the approval of this Agreement, and (iv) to the extent necessary, adopted a vote having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in, any violation or breach of, any provision of the Articles of Organization or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or monetary encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the premerger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other applicable competition, merger control, antitrust, foreign investment or other similar laws, (ii) the filing of the Articles of Merger with the Massachusetts Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws or foreign laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

(d) The only vote of holders of any class or series of capital stock of the Company that may be required to approve this Agreement and to consummate the transactions contemplated by this Agreement is the affirmative vote for approval of the Company Voting Proposal by (i) the holders of at least two-thirds of the outstanding shares of Class A Common on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal and (ii) the holders of at least two-thirds of the outstanding shares of Class A Common and Class B Common on the record date for the Company Meeting, voting together as a single class (items (i) and (ii), the “Required Company Stockholder Vote”). There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference or to be contained or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated, unaudited balance sheet of the Company as of April 1, 2005 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq National Market. The certificates of the Chief Executive Officer and Chief Financial Officer of the Company required by Rules 13a-14 and 15d-14 of the Exchange Act or 18 U.S.C. §1350 (Section 906 of SOX) with respect to the Company SEC Reports, as applicable, were true and correct in all material respects as of their respective dates.

3.6 No Undisclosed Liabilities.    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business between the date of the Company Balance Sheet and the date of this Agreement that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities of any nature (whether accrued, absolute, contingent, or otherwise) required by GAAP to be reflected on a consolidated balance sheet of the Company or in the notes thereto.

3.7 Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Reports filed prior to the date hereof, since the date of the Company Balance Sheet (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been (i) a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement (other than actions or events described in paragraphs (b), (g), (h) and (i) of Section 5.1 which have occurred in the Ordinary Course of Business) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) The Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid on a timely basis all material Taxes required to be paid by it, and has established adequate reserves for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, windfall or other profits, premium, value-added or gains taxes, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, unemployment compensation or net worth taxes and franchise taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority, domestic or foreign, in connection with Taxes.

(b) The Company has made available to the Buyer correct and complete copies of all federal and any material state or local income Tax Returns filed, and all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 5, 2001. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, no examination or audit of any Tax Return of the Company or any of its Subsidiaries or any administrative or judicial Tax proceeding is currently in progress or, to the Company’s Knowledge, threatened or contemplated and which is reasonably likely to have a Company Material Adverse Effect. The most recent audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 reflect, to the Company’s Knowledge, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. To the Company’s Knowledge, no material deficiencies for any Taxes have been proposed, asserted or assessed, in writing, against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Since January 1, 2000, the Company has not received written notice of a claim by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax

Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e) Each of the Company and its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, stockholder, or other third party, and has complied in all material respects with any applicable information reporting, filing or similar requirements with respect to any such payments, except where the failure to timely withhold or pay or where the failure to comply is not reasonably likely to have a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

3.9 Owned and Leased Real Properties.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any Subsidiary (the “Real Estate”) and (ii) all loans secured by mortgages encumbering the Real Estate. The Company or applicable Subsidiary owns fee simple title to the Real Estate. To the Company’s Knowledge, such Real Estate is (A) free and clear of all Liens and (B) not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws affecting building use or occupancy, or reservations of an interest in title, which prohibit or materially adversely restrict the use of such Real Estate as currently used by the Company and its Subsidiaries.

(b) The Real Estate complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”), except where noncompliance, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Except as listed in Section 3.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that it is in material violation of any law affecting any portion of the Real Estate that remains uncured.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Each Company Lease is a valid, binding and enforceable obligation of the Company or a Subsidiary of the Company, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in breach or violation of, or default under, any of the Company Leases, and, to the Company’s Knowledge, no event has occurred, is pending or is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default by the Company or any of its Subsidiaries, or to the Company’s Knowledge, any other party under any such Company Lease, except in any such case where the breach, violation or existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its

Subsidiaries, and neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any Company Lease material to the conduct of the business of the Company and its Subsidiaries, taken as a whole. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) For purposes of this Agreement, the term “Intellectual Property” means (i) patents, registered and unregistered trademarks and service marks, brand names, trade names, domain names, copyrights, designs and trade secrets and (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs. Section 3.10(a) of the Company Disclosure Schedule contains a complete and accurate list of all patents, registered and unregistered trademarks, registered copyrights, domain names and applications for any of the foregoing, in each case owned by the Company and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”).

(c) Except as described in Section 3.10(c) of the Company Disclosure Schedule, the Company is the exclusive owner of the Company Intellectual Property.

(d) All patents and registrations for trademarks, service marks and copyrights, and all applications for any of the foregoing which are or have been held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting and have not lapsed, expired (other than at the end of such Intellectual Property’s statutory term of protection, if any) or been cancelled or abandoned, except as described in Section 3.10(d) of the Company Disclosure Schedule. Except as described in Section 3.10(d) of the Company Disclosure Schedule, to the Company’s Knowledge, no third party is infringing, violating or misappropriating or since June 1, 1999 has infringed, violated or misappropriated any of the Company Intellectual Property or any third party Intellectual Property exclusively licensed by the Company or any Subsidiary.

(e) (i) Neither the conduct of the business of the Company or any Subsidiary nor any activity of the Company or any Subsidiary infringes, violates or constitutes a misappropriation of (or since June 1, 1999 has infringed on, violated or constituted a misappropriation of) any non-patent Intellectual Property of any third party, and (ii) to the Company’s Knowledge, neither the conduct of the business of the Company or any Subsidiary nor any activity of the Company or any Subsidiary infringes or violates (or since June 1, 1999 has infringed or violated) the rights of any third party under any patent. Except as described in Section 3.10(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation.

(f) To the Company’s Knowledge, all Intellectual Property created by employees of the Company or its Subsidiaries in the United States within the scope of their employment and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, is owned by the Company or one of its Subsidiaries to the maximum extent permitted by law.

(g) The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy and confidentiality of all trade secrets material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted that are owned by the Company and/or its Subsidiaries or used or held for use by the Company and/or its Subsidiaries.

3.11 Contracts.

(a) Section 3.11 of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company is a party as of the date of this Agreement that are material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world, (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, and (iv) any employment or consulting agreement with any executive officer or other employee of the Company or member of the Company Board earning an annual salary in excess of $150,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”). The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(b) Each Company Material Contract is valid, binding and enforceable against the Company or a Subsidiary of the Company in accordance with its terms and in full force and effect, subject to the Bankruptcy and Equity Exception and except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

3.12 Litigation.    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i) neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws;

(ii) there is no administrative or judicial enforcement proceeding pending, or to the Company’s Knowledge threatened, against the Company or any Subsidiary of the Company under any Environmental Law;

(iii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law;

(iv) to the Company’s Knowledge, the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with, and are not the source of any release of, Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries, or to the Company’s Knowledge, any legal predecessor of the Company or any Company Subsidiary, has at any time since January 1, 2000 received a written notice that it is subject to liability for any Hazardous Substance release, disposal or contamination on the property of any third party or any written notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location;

(vi) neither the Company nor any Subsidiary of the Company has transported or disposed of, or, to the Company’s Knowledge, allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Substance at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any location proposed for inclusion on that list, or at any location included on any analogous state list of contaminated sites;

(vii) neither the Company nor any of its Subsidiaries has released any Hazardous Substance into the environment except (A) in compliance with applicable Environmental Laws and permits issued pursuant thereto or (B) in an amount or concentration that would not be reasonably expected to give rise to a liability or obligation under any Environmental Law;

(viii) neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(ix) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, consent orders, consent decrees, settlement agreements or injunctions by or with any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law; and

(x) to the Company’s Knowledge, there is no Hazardous Substance treatment, storage or disposal facility, underground storage tank, current or former landfill, waste disposal area, surface impoundment, underground injection well, asbestos, mold or PCB’s, as those terms are defined under the Environmental Laws, located at the Real Estate or any real property owned or leased by any predecessor entity or facilities utilized by the Company or its Subsidiaries.

(b) The Company, its Subsidiaries and the Real Estate are in compliance in all material respects with all Environmental Laws, and have in effect and are in compliance in all material respects with all permits, licenses, and approvals required for its operations pursuant to applicable Environmental Laws.

(c) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, order, decree or permit requirement of any governmental jurisdiction or binding order and any enforceable and binding judicial or administrative interpretation thereof, relating to: (i) the pollution, protection, investigation or restoration of the environment, human health and safety as affected by pollution, the environment and natural resources, or natural resources, (ii) the handling, use, storage, presence, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection, and includes the Occupational Safety and Health Act.

(d) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” or “toxic substance” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(e) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans sponsored, maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or with respect to which any of such entities has any material liability (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any employee benefit plan (within the meaning of ERISA Section 3(3)), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one person, including executive compensation agreements, employment agreements, insurance coverage (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation right, profit-sharing, equity, restricted stock, employee stock purchase program or other forms of incentive compensation or post-retirement compensation (including, without limitation, pension, retirement, supplemental retirement, employment related change in control, salary continuation or layoff) and all unexpired severance agreements, vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, and whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, for the benefit of, or relating to, any current or former employee or director of the Company or any of its Subsidiaries or an ERISA Affiliate maintained by, sponsored by or contributed to by the Company or any ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Buyer.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, (ii) the annual reports (Form 5500) filed with the IRS for the last three (3) years, (iii) the most recent IRS determination letter with respect to such Employee Program under Code Section 401(a), (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all material modifications thereto, (v) any insurance policy related to such Employee Program, (vi) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (vii) the results of all nondiscrimination tests for the last three (3) plan years, (viii) the most recent financial report for any self-funded welfare benefit plan and (ix) all material correspondence to or from any state or federal agency within the last three (3) years with respect to such Company Employee Plan.

(c) Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. No material events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in payment or assessment by or against the Company or any Subsidiary of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made on a timely basis or properly accrued to the extent required by GAAP except as would not result in a material liability to the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan. Each asset held under any Company Employee Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable liability.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and the Company is not aware of any reason why any such determination would reasonably be expected to be revoked or not be reissued. Each Company Employee Plan intended to qualify under Section 401(a) or 401(k) of the Code has adopted all amendments necessary to comply with the Code on or before the remedial amendment period deadline specified for each such amendment pursuant to Section 401(b) of the Code or IRS promulgations. No such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each material Company Employee Plan may be amended, terminated or otherwise modified by the Company to the extent permitted by applicable law, including the elimination of any and all future benefit accruals.

(f) None of the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except with respect to the agreements disclosed in Section 3.14(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(i) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Company’s Knowledge, threatened against or involving, any Company Employee Plan before any court or arbitrator or any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(j) No Company Employee Plan maintained in the United States or other contract which provides for the performance of services within the United States between the Company or any Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder) provides for the deferral of compensation subject to Section 409A.

3.15 Compliance With Laws.    The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2002, has not received any written notice alleging any violation with respect to, any order of any court, governmental authority or arbitration board or tribunal specifically naming the Company or any of its Subsidiaries, or any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.16 Permits.    The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17 Labor Matters.

(a) Section 3.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $150,000 per year, along with the position and the annual rate of base compensation of each such person.

(b) Except as set forth in Section 3.17 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably likely have a Company Material Adverse Effect: (i) any person engaged by Company as an independent contractor or consultant, rather than an employee, has been properly classified as such in accordance with all applicable federal, foreign, state or local laws; (ii) hours worked by and payments made to employees of the Company in respect of wages have been in accordance with the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters; (iii) the Company has not since January 1, 2000 been and, to the Company’s Knowledge, is not now subject to a union organizing effort; (iv) the Company does not have an obligation to bargain with any labor organization with respect to the terms and conditions of employment of any of its employees; (v) the Company has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women; (vi) there are no claims pending, or, to the Company’s Knowledge, threatened to be brought, in any court or administrative agency by any former or current Company employee for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency from any current or former employee or any other person arising out of the Company’s status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

3.18 Insurance.    Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. There is no material claim by the Company or any of its Subsidiaries pending under any such policies which (a) has been denied or disputed by the insurer and (b) would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. All insurance policies which are material to the Company and its Subsidiaries taken as a whole are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

3.19 Opinion of Financial Advisor.    The financial advisor of the Company, Chestnut Securities, Inc., has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

3.20 Chapter 110F Not Applicable.    The Company Board has taken all actions necessary so that the restrictions contained in Section 1 of Chapter 110F of the Massachusetts General Laws applicable to a “business combination” (as defined in Section 3 of Chapter 110F of the Massachusetts General Laws) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement.

3.21 Brokers.    No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Chestnut Securities, Inc., whose fees and expense shall, subject to Section 8.3(d) of this Agreement, be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Chestnut Securities, Inc. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power.    Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a statutory concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of the Buyer’s common stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution, delivery and performance of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the premerger notification requirements under the HSR Act and other applicable competition, merger control, antitrust, foreign investment or other similar laws, (ii) the filing of the Articles of Merger with the Massachusetts Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of such reports, schedules or materials under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws or foreign laws.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 SEC Filings; Financial Statements; Information Provided.

(a) The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 2002. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the “Buyer SEC Reports.” The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Buyer is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference or to be contained or incorporated by reference in the Buyer SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Buyer and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated, unaudited balance sheet of the Buyer as of March 4, 2005 is referred to herein as the “Buyer Balance Sheet.”

(c) The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

(d) The certificates of the Chief Executive Officer and Chief Financial Officer of the Buyer required by Rules 13a-14 and 15d-14 of the Exchange Act or 18 U.S.C. §1350 (Section 906 of SOX) with respect to the Buyer SEC Reports, as applicable, were true and correct in all material respects as of their respective dates.

4.4 Absence of Certain Changes or Events.    Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been a Buyer Material Adverse Effect.

4.5 Operations of the Transitory Subsidiary.    The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6 Financing.    The Buyer and the Transitory Subsidiary have executed financing commitment letters in place from Bank of America, N.A., pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide financing in an amount of $275 million in connection with the transactions contemplated by this Agreement (the “Commitment Letters”). The Commitment Letters are in full force and effect; all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full if and when due; and the Commitment Letters have not been amended or terminated. The Buyer and the Transitory Subsidiary have no reason to believe that any condition to the Commitment Letters which is within their control will not be satisfied or waived prior to the Effective Time. As of the Closing, the Buyer will have received cash in an aggregate amount sufficient to pay all amounts required to be paid by it, the Surviving Corporation and the Transitory Subsidiary in connection with the Merger, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the Merger (the “Required Cash Amount”). The Buyer has provided to the Company true, complete and correct copies of the Commitment Letters.

4.7 Solvency.    Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company.    Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (a) act and carry on its business in the Ordinary Course of Business, (b) maintain and preserve its and each of its Subsidiary’s business organization, assets and properties, (c) preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it, and (d) continue to perform in all material respects under existing material contracts in effect on the date hereof (for the respective terms provided in such contracts). Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than (A) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (B) regular quarterly cash dividends in amounts consistent with past practice on the Class A Common and Class B Common), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options; or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) authorize, issue, deliver, sell, agree to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the Company ESPP, each in accordance with their present terms, except with respect to the Company ESPP as provided in Section 2.3(d));

(c) amend its articles of organization, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets outside the Ordinary Course of Business;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;

(f) adopt or implement any stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, continue to invest in debt securities maturing not more than 365 days after the date of investment, (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Lien thereupon, except, in each case, in the Ordinary Course of Business pursuant to credit facilities in existence on the date hereof (or any extensions or renewals thereof), or (v) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h) except for mandatory payments under any credit facilities in existence on the date hereof (or any extensions or renewals thereof), pay, discharge or satisfy any obligations for borrowed money;

(i) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $250,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 3.7 of the Company Disclosure Schedule;

(j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(k) make or change any material Tax election, adopt or change any material method of accounting for Tax purposes, amend any material Tax Return, settle any material Tax claim, assessment or other proceeding, enter into any material closing agreement, surrender any material right to claim a refund or credit in respect of any Taxes, or consent to any waiver or extension of the statute of limitations for the assessment of any Tax;

(l) except (i) to the extent subject to reserves reflected on the Company Balance Sheet in accordance with GAAP or (ii) for contracts or agreements for the purchase or sale of inventory in the Ordinary Course of Business, enter into, materially modify, materially amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or material claims (including any material write-off or other material compromise of any accounts receivable of the Company or any of its Subsidiaries);

(m) enter into any material contract or agreement relating to the distribution, sale or marketing by third parties of the products of the Company or any of its Subsidiaries;

(n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and except for the payment of annual bonuses to employees for the Company’s 2004 fiscal year, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except (A) in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment and (B) for the adoption, entering into, termination or amendment of benefit plans that, individually or in the aggregate, are immaterial in amount and significance), (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business not to exceed $450,000 in the aggregate), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(o) open or close any facility or office greater than 5,000 square feet; or

(p) except as permitted by Section 6.1 or Article VIII, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of any inactive Subsidiary of the Company);

(q) settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed $200,000, individually or $500,000 in the aggregate, for all such litigation or other disputes;

(r) settle any shareholder derivative, class action or other litigation arising out of or in connection with any of the transactions contemplated by this Agreement;

(s) amend any term of any outstanding security of the Company or any of its Subsidiaries;

(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its or its Subsidiaries’ operations.

5.2 Confidentiality.    The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of August 30, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.3 Financing Commitments.

(a) The Buyer will use its reasonable best efforts to arrange and close the financing set forth in the Commitment Letters and to satisfy the conditions set forth in the Commitment Letters. The Buyer shall keep the Company informed with respect to all material developments concerning the status of the financings contemplated by the Commitment Letters. Without limiting the foregoing, the Buyer agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to provide financing to the Buyer on the terms set forth therein, or (iii) for any reason the Buyer no longer believes in good faith that it will be able to obtain the Required Cash Amount from cash on hand and the Commitment Letters.

The Buyer shall not amend or alter, or agree to amend or alter, any Commitment Letter in any manner that would impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(b) If any Commitment Letter shall be terminated or modified in a manner materially adverse to the Buyer for any reason, the Buyer shall use its reasonable best efforts to obtain alternative financing as promptly as practical in an amount that, together with existing cash resources, will equal the Required Cash Amount. If obtained, the Buyer will provide the Company with a copy of the new financing commitment letters.

(c) From the date of this Agreement until the Effective Time, the Company agrees to provide, and shall cause its Subsidiaries to provide, and will use its reasonable best efforts to cause their respective Representatives to provide, such cooperation as may be reasonably requested by Buyer in connection with the arrangement of, and the negotiation of agreements with respect to, its financing (and any substitutions, replacements or refinancing thereof), including using reasonable best efforts to (i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective lenders and due diligence sessions each conducted at the expense of Buyer, and (ii) assist with the preparation of disclosure documents in connection therewith.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation.    Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall not permit or authorize its directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate or knowingly encourage, or take any action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to receipt of the Company Stockholder Approval, in response to a bona fide Acquisition Proposal that did not result from a breach of this Section 6.1, and subject to compliance with Section 6.1(c), the Company may, to the extent the failure to do so would be inconsistent with the fiduciary obligations of the Company Board, as determined in good faith after consultation with outside counsel, (A) furnish information with respect to the Company to any person (and the

Representatives of such person) making an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is reasonably likely to lead to a Superior Proposal (a “Qualified Bidder”), pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (but which need not have standstill provisions), and (B) engage in discussions or negotiations with a Qualified Bidder and its Representatives regarding any such Acquisition Proposal (including solicitation of revised Acquisition Proposals).

(b) No Change in Recommendation or Alternative Acquisition Agreement.    Prior to the Specified Time, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw or modify, or publicly propose to withdraw or modify in a manner adverse to the Buyer or the Transitory Subsidiary, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to receipt of the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal or approve or recommend any Acquisition Proposal if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law, but only on or after the third (3rd) Business Day following the Buyer’s receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including any material changes) and identifying the person making such Superior Proposal. Such three (3) Business Day period shall be required for each and every Superior Proposal or material modification thereto, as applicable.

(c) Notices to the Buyer.    The Company, as promptly as practicable, shall notify the Buyer orally, with written confirmation to follow (but in any event within 24 hours of knowledge of the actual receipt of any Acquisition Proposal by any of the individuals listed on Section 6.1(c) of the Company Disclosure Schedule), of the Company’s receipt of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal. The Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until after the Company has first notified the Buyer of such Acquisition Proposal as required by the preceding sentence. The Company shall (i) promptly notify the Buyer if it has begun to furnish non-public information to, or to participate in negotiations or substantive discussions with, a Person making any such Acquisition Proposal and shall promptly advise the Buyer orally, with written confirmation to follow promptly (and in any event within 24 hours of knowledge of the actual receipt of any material change in the terms of any such Acquisition Proposal by any of the individuals listed on Section 6.1(c) of the Company Disclosure Schedule), of any material change in the terms of any such Acquisition Proposal and (ii) if the Buyer shall make a counterproposal (including without limitation following delivery of a written notice to the Buyer pursuant to Section 6.1(b)), consider and cause its financial and legal advisors to consider the terms of such counterproposal.

(d) Certain Permitted Disclosure.    Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(e) Cessation of Ongoing Discussions.    The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(f) Definitions.    For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, share exchange or other business combination involving the Company and its Subsidiaries, taken as a whole, (ii) any proposal for the issuance by the Company of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire all of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which proposal the Company Board determines in its good faith judgment (after consultation with its financial advisor and taking into account all the terms and conditions of such proposal and the Merger (including any proposal by the Buyer to amend the terms of this Agreement), including any conditions to consummation and the likelihood of such transaction being consummated) to be more favorable to the holders of Company Common Stock from a financial point of view than the Merger; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not then committed unless in the good faith judgment of the Company Board such financing is reasonably likely to be committed.

6.2 Proxy Statement.    As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. Prior to filing, the Company shall give the Buyer and its counsel the opportunity to review one or more drafts thereof (including the version proposed to be filed) and will consider in good faith all reasonable comments of the Buyer thereon. The Company shall respond to any comments of the SEC or its staff, after consultation with the Buyer, and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Nasdaq Quotation.    The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4 Access to Information.    During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, (b) such financial, operating and other data and information as the Buyer may reasonably request to the extent such data or information is reasonably available, including, but not limited to, information regarding the Company’s internal control over financial reporting and disclosure controls and procedures, and (c) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting.    The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Articles of Organization and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend approval of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the MBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6.

6.7 Public Disclosure.    Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

6.8 Indemnification.

(a) For a period of six years commencing at the Effective Time, the Buyer shall, and shall cause the Surviving Corporation to, jointly and severally, to the fullest extent permitted by law, honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent provided in the Company’s current Articles of Organization and By-laws or as otherwise provided in those agreements listed in Section 6.8 of the Company Disclosure Schedule.

(b) The Articles of Organization and By-laws of the Surviving Corporation shall contain, and the Buyer shall cause the Articles of Organization and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Articles of Organization and By-laws of the Company.

(c) Subject to the next sentence, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the aggregate annual premium is less than 200%

of the current annual premium (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Buyer shall, or shall cause the Surviving Corporation to, maintain the maximum amount of coverage that is available for such amount. The Buyer shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder. The Company or the Buyer may, prior to the Effective Time, satisfy the obligations of the Buyer under this Section 6.8(c) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy that (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those applicable to the Indemnified Parties; provided that the cost of such “tail” policy shall not exceed the aggregate amount of the Premium Limit for the six-year period set forth in this Section 6.8(c), and in the event that such aggregate amount is insufficient for such coverage, the Buyer shall, or shall cause the Surviving Corporation to, maintain the maximum amount of coverage that is available for such amount.

(d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their successful enforcement of their rights provided in this Section 6.8.

(e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.9 Notification of Certain Matters.    During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Consultation in Respect of Certain Actions and Proceedings.    Unless and until this Agreement is terminated in accordance with Article VIII, the Company shall promptly notify the Buyer of the receipt of any written communication from the Massachusetts Department of Environmental Protection or any other Governmental Entity regarding the presence of mercury at the Company’s East Brookfield Property, and shall consult in good faith with the Buyer in connection with the response to any such written communication and with respect to the settlement or defense of any action, suit or proceeding instituted, or threatened, against the Company by the Massachusetts Department of Environmental Protection or any other Governmental Entity in connection therewith.

6.11 Service Credit.    Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting (but not for purposes of benefit accrual) under any Buyer Employee Plans (as defined below), and (b) determination of severance benefits and vacation and paid time off benefits under any Buyer Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, vacation and paid time off benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer. Notwithstanding the foregoing, the term “Buyer Employee Plan” shall not include any defined benefit pension plan maintained by Buyer.

6.12 Agreement Assumption.    The Surviving Corporation hereby agrees to assume, and hereby does assume, effective as of the Effective Time, all obligations of the Company under (i) that certain Sublease between Mills Hardware Corp. and Hyde Athletic Industries, Inc. dated May 10, 1995, as amended, and (ii) that certain Administrative and Service Agreement between Fort Dearborn Life Insurance Company and the Company effective June 1, 2005.

6.13 Title to Property.    The Company shall use reasonable efforts to obtain and record a Certificate of Completion with respect to improvements constructed on the real property located at 13 Centennial Drive, City of Peabody, Commonwealth of Massachusetts, as required by the terms and provisions of the Statutory Quitclaim Deed from the City of Peabody to Hyde Athletic Industries, Inc., dated May 8, 1984 and recorded with the Essex South Registry of Deeds in Book 7401, Page 284 and filed with the Essex South Registry District of the Land Court as Document No. 194446; provided, however, that the receipt and/or recording of such Certificate of Completion on or prior to the Closing Date shall not be a condition to the obligations of the Buyer and the Transitory Subsidiary to effect the Merger.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.    The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act.    The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals.    Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Proxy Statement.    No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.    The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints.    There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

(d) Consents, Etc.    Any consent, authorization, order or approval of (or filing or registration with) any third party set forth in Section 7.2(d) of the Company Disclosure Schedule shall have been obtained.

(e) No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have been, individually or in the aggregate, any Company Material Adverse Effect, and no effect, event or change shall have occurred that, individually or in the aggregate, would reasonably be likely to have any Company Material Adverse Effect.

7.3 Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.    The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary.    The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by November 30, 2005 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has materially failed to fulfill its obligations under this Agreement, and such breach or failure is the principal cause of the Required Company Stockholder Vote not being obtained); or

(e) by the Buyer, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn, modified or changed, or publicly announced an intention to withdraw, modify or change, its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten (10) Business Days after the Buyer requests in writing that the Company Board do so (or if later, within three (3) Business Days after the Company’s receipt of the latest offer, or amendment thereto, submitted by the Buyer to the Company following receipt of an Acquisition Proposal or amendment thereto), provided such request may only be made in the event the Company has received an Acquisition Proposal or material amendment to an Acquisition Proposal; (iii) the Company Board shall have approved, endorsed or recommended, or publicly announced an intention to approve, endorse or recommend, to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation; or (v) the Company shall have materially breached its obligations under Section 6.1 or Section 6.5; or

(f) by the Company, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.1; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(f), the Company shall have (i) provided the Buyer with three (3) Business Days prior written notice of the Company’s decision to so terminate (which notification shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions), (ii) prior to 5:00 pm Massachusetts time on the second Business Day of such three (3) Business Day period the Buyer has not made an offer that in the judgment of the Company Board after consultation with outside counsel and its financial advisor is at least as favorable to the Company’s stockholders as such Superior Proposal; and (iii) the Company prior to or concurrently with such termination pays to the Buyer in immediately available funds all amounts required to be paid pursuant to Section 8.3(c); or

(g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

8.2 Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality), 6.7 (Public Disclosure) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) The Company shall pay the Buyer up to $1,000,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a) or (b) by the Outside Date shall have resulted in the Closing not occurring; or

(ii) by the Buyer pursuant to Section 8.1(g).

The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within two (2) Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

(c) The Company shall pay the Buyer a termination fee of $6,700,000 in the event of the termination of this Agreement pursuant to:

(i) Section 8.1(e) (other than clause (v) thereof) or Section 8.1(f); or

(ii) Section 8.1(d) if, at or prior to the time of such failure, there shall have been publicly announced an Acquisition Proposal relating to the Company that shall not have been absolutely and unconditionally withdrawn or abandoned prior to the Company Meeting, and within twelve (12) months after such termination there shall have been consummated, or a definitive agreement shall have been entered into providing for, an Acquisition Proposal (provided that, for purposes of this Section 8.3(c), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”).

Any fee due under this Section 8.3(c) shall be paid to the Buyer by wire transfer of same-day funds within two (2) Business Days after (A) the date of termination of this Agreement, in the case of a termination described in clause (i) of this paragraph (c), or (B) the date on which the definitive agreement for an Acquisition Proposal is executed, in the case of a termination described in clause (ii) of this paragraph (c).

(d) The Buyer shall pay the Company up to $1,000,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Company or the Buyer pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.3(a) or (b) by the Outside Date shall have resulted in the Closing not occurring; or

(ii) by the Company pursuant to Section 8.1(h).

The expenses payable pursuant to this Section 8.3(d) shall be paid by wire transfer of same-day funds within two (2) Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(d).

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.11 and Article IX.

9.2 Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to

The Stride Rite Corporation
191 Spring Street
Lexington, Massachusetts 02421
Attn: David M. Chamberlain
Facsimile: (617) 824-6969

with a copy to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attn: Joseph L. Johnson III
Ettore A. Santucci
Facsimile: (617) 523-1231

(b)	if to the Company, to

Saucony, Inc.
13 Centennial Drive
Peabody, Massachusetts 01960
Attn: John H. Fisher
Facsimile: (978) 532-4956

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: David E. Redlick, Esq.
Facsimile: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement.    This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries.    Except as provided in Sections 2.1 and 2.2 (with respect to which holders of Company Common Stock shall be third party beneficiaries) and Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation.    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

9.10 Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction.    Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 Disclosure Schedules.    The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.13 Company’s Knowledge.    For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge of the individuals identified in Section 9.13 of the Company Disclosure Schedule.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE STRIDE RITE CORPORATION

By:	/s/ DAVID M. CHAMBERLAIN
Name:	David M. Chamberlain
Title:	Chairman and Chief Executive Officer

OC, INC.

By:	/s/ DAVID M. CHAMBERLAIN
Name:	David M. Chamberlain
Title:	President

SAUCONY, INC.

By:	/s/ JOHN H. FISHER
Name:	John H. Fisher
Title:	Chief Executive Officer

SCHEDULE A—PARTIES TO COMPANY STOCKHOLDER AGREEMENT

Stockholder
John H. Fisher
Lauren G. Fisher
PooRoo LLC
Lauren Gabrielle Fisher Trust 1992 Dated 6/1/92
Robert Maxwell Fisher Trust 1992 Dated 5/18/95
Charles A. Gottesman
Shares held by Charles and Merrill Gottesman, JTWROS
Merrill F. Gottesman
Caroline H. Gottesman
Merrill F Gottesman GST Trust dated 1/31/91
John H. Fisher GST Trust dated 1/31/91
Melinda Ann Gottesman Trust dated 6/1/92
Caroline Hyde Gottesman Trust 1992 dated 6/1/92
Melinda Ann Gottesman

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT (“Agreement”), dated as of June 1, 2005, by and between The Stride Rite Corporation, a Massachusetts corporation (the “Buyer”), and the undersigned stockholder (a “Stockholder”) of Saucony, Inc., a Massachusetts corporation (the “Company”).

WHEREAS, the Buyer, OC, Inc., a Massachusetts corporation and wholly owned subsidiary of the Buyer (“Transitory Subsidiary”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the “Agreement and Plan of Merger”), providing for the merger of Transitory Subsidiary with and into the Company (the “Merger”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of common stock, par value $0.33 1/3, of the Company (the “Shares”), and holds stock options or other rights to acquire the number of Shares indicated opposite the Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, it is a condition to the execution of the Agreement and Plan of Merger that the Stockholder execute and deliver this Agreement on a date even herewith; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.

NOW, THEREFORE, in consideration of, and as a condition to, the Buyer entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Buyer in connection therewith, the Stockholder and the Buyer agree as follows:

1. Agreement to Vote Shares.    The Stockholder agrees that, prior to the Expiration Date (as defined below), at any meeting of the stockholders of the Company, or in connection with any written consent of the stockholders of the Company, with respect to the Merger, the Agreement and Plan of Merger or any Acquisition Proposal or any adjournment thereof, Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this Agreement or are subsequently acquired, (i) in favor of adoption and approval of the Agreement and Plan of Merger and the transactions contemplated thereby, including the Merger; and (ii) against any Acquisition Proposal, or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal.

2. Expiration Date.    As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (i) the Effective Time; (ii) such date as the Agreement and Plan of Merger is terminated pursuant to Article VIII thereof; or (iii) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

3. Agreement to Retain Shares.    From and after the date hereof until the conclusion of the Company Meeting (taking into account any postponements or adjournments thereof), the Stockholder shall not, except as contemplated by this Agreement or the Agreement and Plan of Merger, directly or indirectly, sell, transfer, assign, or otherwise dispose of (including, without limitation, by the creation of a Lien), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares owned by the Stockholder, whether such Shares are held by the Stockholder on the date of this Agreement or are subsequently acquired prior to any meeting of Stockholders prior to the Expiration Date, whether by the exercise of any stock options to acquire Shares or otherwise. Notwithstanding the foregoing, the Stockholder may make (a) transfers by will, or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Stockholder under, this Agreement, and (c) as the Buyer may otherwise agree in writing in its sole discretion

4. Representations and Warranties of Stockholder.    The Stockholder hereby represents and warrants to the Buyer as follows:

(a) the Stockholder has the power and the right to enter into and perform the terms of this Agreement;

(b) this Agreement (assuming this Agreement constitutes a valid and binding agreement of the Buyer) is a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);

(c) except as set forth on Schedule 1, the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares; and

(d) the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder. Except as expressly contemplated hereby or as set forth on Schedule 1 hereto, the Stockholder is not a party to any voting agreement or voting trust relating to the Shares.

5. Irrevocable Proxy.    Subject to the last sentence of this Section 5, by execution of this Agreement, Stockholder does hereby appoint the Buyer with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the full extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable to perform his or her obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

6. No Solicitation.    From and after the date hereof until the Expiration Date, Stockholder, in his or her capacity as a stockholder of the Company, shall not, nor, to the extent applicable to Stockholder, shall he or she permit any of his or her affiliates to, nor shall he or she authorize any director, officer, employee, investment banker, attorney, accountant or other advisor or representative of, Stockholder or any of his or her affiliates to, (a) solicit, initiate or knowingly encourage, or take any action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal (other than the Agreement and Plan of Merger), (c) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Agreement and Plan of Merger), (d) initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to an Acquisition Proposal, or (e) except by reason of this Agreement become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.

7. Specific Enforcement.    The Stockholder has signed this Agreement intending to be legally bound thereby. The Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder.

8. Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

9. No waivers.    No waivers of any breach of this Agreement extended by the Buyer to the Stockholder shall be construed as a waiver of any rights or remedies of the Buyer with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10. Miscellaneous.    This Agreement to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

11. Capacity as Stockholder.    Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in the Stockholder’s capacity as a director, officer or employee of the

Company or any of its subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any ERISA plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Agreement and Plan of Merger as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any ERISA plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any ERISA plan or trust from taking any action in his or her capacity as a director or officer of the Company.

12. No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Articles of Organization, the possible acquisition of the Shares by the Buyer pursuant to the Agreement and Plan of Merger, (b) the Agreement and Plan of Merger is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

13. Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

14. Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date of such receipt is not a business day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(i) if to the Stockholder to the address set forth on the respective signature page of this Agreement;

(ii) if to the Buyer to:

The Stride Rite Corporation

191 Spring Street

Lexington, Massachusetts 02421

Attn: David M. Chamberlain

Facsimile: (617) 824-6969

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attn:    Joseph L. Johnson III

    Ettore A. Santucci

Facsimile: (617) 523-1231

(iii) if to the Company to:

Saucony, Inc.

13 Centennial Drive

Peabody, Massachusetts 01960

Attn: John H. Fisher

Facsimile: (978) 532-4956

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: David E. Redlick, Esq.

Facsimile: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice of other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

15. No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

16. Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer without the consent of the Company or the Stockholder (provided that the Buyer shall remain liable for all of its obligations under this Agreement) and the Stockholder may assign this Agreement in connection with any permitted transfer of shares hereunder (provided that the transferee agrees in writing to be bound by the terms of this Agreement). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, heirs, executors, administrators and other legal representatives, as the case may be.

17. Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

18. Submission to Jurisdiction.    Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 14. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

STOCKHOLDER

Name:

THE STRIDE RITE CORPORATION

By:
Name:
Title:

SCHEDULE 11

Stockholder	Class A Shares	Class B Shares	Options

Notwithstanding anything in this Agreement to the contrary, the Stockholder does not represent that the Stockholder has any voting or other power with respect to any of the Shares set forth above which are Shares allocable to such Stockholder’s account under any employee stock ownership, deferred investment or other similar plan of the Company (other than for Shares allocable to the Stockholder’s account under an employee stock ownership plan for which the Stockholder does have voting power).

[1]	Shares include shares allocable to a stockholder’s account under the Company’s employee stock ownership, deferred investment or other similar plans of the Company.

ANNEX C

CHESTNUT SECURITIES, INC.

June 1, 2005

Board of Directors

Saucony, Inc.

13 Centennial Drive

Centennial Industrial Park

Peabody, MA 01960

Dear Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid to the stockholders of Saucony, Inc. (the “Company”), in the proposed transaction (“Transaction”) whereby each share of the Company’s Class A Common Stock (“A Share”), $0.33 1/3 par value per share, and each share of the Company’s Class B Common Stock (“B Share”), $0.33 1/3 par value per share, would be converted into the right to receive $23.00 per A Share and $23.00 per B Share in connection with the Merger of OC, Inc., a wholly-owned subsidiary of The Stride Rite Corporation, with and into the Company, substantially on the terms and conditions set forth in the draft Agreement and Plan of Merger, dated June 1, 2005.

Chestnut Securities, Inc. (“Chestnut”) has acted as the financial advisor to the Company in connection with, and has participated in certain negotiations leading to, the Transaction delineated in the Agreement and Plan of Merger dated June 1, 2005 (the “Agreement”), for which we will receive fees, the principal portion of which are contingent upon the successful completion of the Transaction, and the Company has agreed to reimburse our expenses in connection with the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services. Chestnut is regularly involved in the rendering of fairness opinions and in the valuation of businesses and their securities in relation to mergers, acquisitions and private placements.

In arriving at our opinion, we have, among other things, reviewed:

•	Certain documents provided to us with respect to the Transaction including the financial terms set forth in the Agreement;

•	publicly available audited and unaudited annual and quarterly reports dating five years prior to the date hereof;

•	communications between the Company and its stockholders;

•	other publicly available information deemed pertinent to the Transaction and business of the Company;

•	the capitalization of the Company including shares outstanding and options outstanding;

•	internal financial projections prepared by the management of the Company;

•	the past and current marketing initiatives, business operations, financial condition and future prospects as perceived by the management of the Company;

•	publicly available information pertaining to the financial performance of publicly traded companies deemed comparable to the Company;

•	publicly available information relating to transactions that, based on our discussions with Company management, we believe to be similar to the Transaction;

C-1

Board of Directors

Saucony, Inc.

June 1, 2005

•	historical trading activity and market prices for the Company’s common stock; and

•	other information and additional financial studies and analyses deemed appropriate in determining our opinion.

With your consent, in arriving at our opinion, we have assumed that the final version of the Agreement will not differ materially from the May 27, 2005 draft of the Agreement which we reviewed. We have relied on the accuracy and completeness of the aforementioned financial and other information and have not assumed responsibility or liability for independent verification of such information nor have we assumed responsibility or liability for independent verification and appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such appraisals. We have assumed that all financial projections prepared by the management of the Company have been reasonably prepared based on management’s estimates available as to the future prospects of the business on the date hereof. We express no view as to the reasonableness of the aforementioned projections or the estimates upon which they are based. We have assumed that the Transaction will be successfully completed under the terms set forth in the Agreement, without amendment, waiver or delay of any material terms or conditions, and that the representations and warranties of each party contained therein are true and correct. Our opinion is necessarily based on the foregoing financial and other information subject to the market and economic conditions existing as of the date hereof. Subsequent changes in the foregoing financial and other information and the market and economic conditions after the date hereof may change our opinion, but do not require us to update, revise or reaffirm our opinion.

Our advisory services and the opinion expressed herein are provided to the Board of Directors of the Company for the purposes of its evaluation of the Transaction, and our opinion is not intended to be a recommendation as to whether or not to proceed with the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Transaction.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration of $23.00 per A Share and $23.00 per B Share to be received by the stockholders in the Transaction is fair, from a financial point of view, to the stockholders of Saucony, Inc.

Very truly yours,

/s/ Chestnut Securities, Inc.

Chestnut Securities, Inc.

C-2

PROXY

SAUCONY, INC.

THIS PROXY IS SOLICITED

BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON              , 2005, AT THE OFFICES OF

WILMER CUTLER PICKERING HALE AND DORR LLP, 60 STATE STREET, BOSTON, MASSACHUSETTS,

ON                 ,                  , 2005 AT             , LOCAL TIME

By signing on the reverse side, the undersigned hereby appoints John H. Fisher, Charles A. Gottesman and David E. Redlick, and each of them acting individually, as proxies for the undersigned, with full power of substitution, to represent and vote as designated hereon all shares of Class A Common Stock, par value $0.33 1/3 per share, and all shares of Class B Common Stock, par value $0.33 1/3 per share, of Saucony, Inc. (the “Company”) which the undersigned shareholder would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on             , 2005, at     , local time, and at any adjournment or postponement thereof, with respect to the matters set forth on the reverse side hereof.

You can revoke your proxy at any time before it is voted at the Special Meeting. You can do this in three ways. First, you can send a written, dated notice to the corporate Clerk of the Company at 13 Centennial Drive, Peabody, Massachusetts 01960, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card with a later date. Third, you can attend the Special Meeting and vote in person.

If the undersigned holds any of the shares of Class A Common Stock or Class B Common Stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

The undersigned acknowledges receipt from Saucony, Inc. prior to the execution of this proxy of a Notice of Special Meeting of Shareholders and a proxy statement dated                  , 2005.

PLEASE ACT PROMPTLY

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION IN THE ENVELOPE PROVIDED.

DO YOU HAVE ANY COMMENTS?

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SAUCONY, INC.

13 Centennial Drive

Peabody, Massachusetts 01960

YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

Please detach along perforated line and mail in the envelope provided.

☒ Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

FOR

AGAINST

ABSTAIN

1. To approve the Agreement and Plan of Merger dated as of June 1, 2005, among Saucony, Inc., The Stride Rite Corporation and OC, Inc., a wholly owned subsidiary of Stride Rite.

2. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

WHEN THIS PROXY CARD IS PROPERLY EXECUTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ABOVE AND, IN THE DISCRETION OF ANY OF THE PERSONS APPOINTED AS PROXIES, AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

Mark box at right if you plan to attend the Special Meeting.

Mark box at right if an address change or comment has been noted on the reverse side of this card.

NOTE: Please date and sign this proxy exactly as name appears hereon. When shares are held as joint-tenants, both should sign. When signing as attorney, administrator, trustee, guardian, or other fiduciary, please give full title as such. When signing on behalf of a corporation, please sign in the full corporate name by an authorized officer. When signing on behalf of a partnership, please sign in the full partnership name by an authorized person.

Signature of Shareholder

Signature of Shareholder

Date:

Date: